                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                              Collagen Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        Common Stock, par value $0.001 per share, of Cohesion Technologies, Inc.

    (2) Aggregate number of securities to which transaction applies:

          8,951,227
        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          1/50th of 1% of the book value as of December 31, 1997 of the assets of Cohesion Technologies, Inc., all shares of which are to be distributed to the stockholders of Collagen Corporation pursuant to the transactions defined in the Preliminary Proxy Statement.
        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

          $55,306,000
        ------------------------------------------------------------------------

    (5) Total fee paid:

          $11,100
        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

                           [COLLAGEN LETTERHEAD LOGO]

                                           , 1998

Dear Stockholder:

     As you know, we are proposing a spinoff transaction to divide Collagen Corporation (the "Company") into two separate publicly traded companies, Collagen Aesthetics, Inc. ("Aesthetics") and Cohesion Technologies, Inc. ("Cohesion") by distributing the outstanding shares of Cohesion common stock ("Cohesion Common Stock") to the Company's stockholders (the "Spinoff"). The Company plans to continue operations under the name Collagen Aesthetics, Inc. These operations will include the Company's long-time medical franchises in plastic surgery, dermatology and aesthetic medicine and focus on cosmetic and reconstructive medical technology products. References to the Company following the Spinoff mean the operations of Aesthetics. The spun-out entity, Cohesion, will primarily focus on the development of proprietary surgical biomaterial products designed to address clinical requirements in the field of tissue repair and regeneration. Prior public reports filed by the Company have referred to these two entities as the Aesthetic Technologies Group and the Collagen Technologies Group, respectively. Before completing the Spinoff, we are seeking your approval as a stockholder of several matters at a special meeting of
stockholders to be held on             , 1998 at Cohesion's principal offices
located at 2500 Faber Place, Palo Alto, California 94303 (the "Special Meeting"). The meeting will start at 10:00 a.m. Pacific Time. If the Spinoff is completed, you will receive one share of Cohesion Common Stock for each share of common stock of the Company ("Company Common Stock") that you own on the record date for the Spinoff.

     Although the proposed Spinoff has been reported in the media and the operations of Aesthetics and Cohesion have been explained in our 1996 and 1997 annual reports, it bears repeating that the Boards of Directors of the Company (the "Company's Board") and Cohesion (the "Cohesion Board") believe this Spinoff will be beneficial to both the Aesthetics and Cohesion enterprises. The Company believes these are distinct businesses with differences in their markets, products, research needs, investment needs, employee retention and compensation plans and plans for growth. We believe that the potential and valuation of both companies can best be optimized by operating them independently.

     At the Special Meeting, we will ask you to vote on (1) the Spinoff and its principal elements, (2) the change of the Company's name to Collagen Aesthetics, Inc., (3) the amendment of the Company's 1994 Stock Option Plan, (4) the adoption of the 1998 Employee Stock Purchase Plan for the Company and (5) the adoption of the 1998 Directors' Stock Option Plan for the Company.

     The Spinoff is subject to certain governmental approvals, including the receipt of a ruling from the Internal Revenue Service ("IRS") that the Spinoff will not result in recognition of taxable income or loss by the Company or stockholders for United States ("U.S.") federal income tax purposes.

     Details of these proposals and other important information, including a description of the business and management of the Company and Cohesion following the Spinoff are included in the accompanying proxy statement.

     We hope you will give serious consideration to these matters. THE COMPANY'S BOARD HAS UNANIMOUSLY APPROVED THE ABOVE PROPOSALS AND RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

     Whether or not you plan to attend the Special Meeting and regardless of the number of shares that you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely,

                                          --------------------------------------
                                          Gary S. Petersmeyer
                                          President and Chief Executive Officer

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS
                                            , 1998

To Our Stockholders:

     A Special Meeting of Stockholders of Collagen Corporation (the "Company")
will be held on             , 1998, at 2500 Faber Place, Palo Alto, California
94303, at 10:00 a.m. Pacific Time (the "Special Meeting"), to consider and vote on the following proposals:

          (1) The approval of the spinoff of Cohesion Technologies, Inc. ("Cohesion") into a separate company, including the following principal elements:

             (a) the distribution, on a one-for-one basis, of all of the outstanding shares of Cohesion Common Stock to the Company's stockholders (the "Distribution");

             (b) the ratification of the Cohesion 1998 Stock Option Plan;

             (c) the ratification of the Cohesion 1998 Employee Stock Purchase Plan; and

             (d) the ratification of the Cohesion 1998 Directors' Stock Option Plan;

          (2) The amendment of the Company's Certificate of Incorporation as described in the accompanying Proxy Statement to change the Company's name to Collagen Aesthetics, Inc.;

          (3) The amendment of the Company's 1994 Stock Option Plan to increase the number of shares of Company Common Stock reserved for issuance thereunder by 70,000 shares from 1,150,000 to 1,220,000 shares;

          (4) The adoption of the Company's 1998 Employee Stock Purchase Plan and the reservation of 125,000 shares of Company Common Stock for issuance thereunder; and

          (5) The adoption of the Company's 1998 Directors' Stock Option Plan and the reservation of 250,000 shares of Company Common Stock for issuance thereunder.

     The record date for determining stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof is
            , 1998 (the "Special Meeting Record Date"). No business other than the proposals described in this notice will be considered at the Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE FIVE PROPOSALS LISTED ABOVE, WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED STAMPED ENVELOPE. This proxy statement is being mailed to our stockholders
beginning on or about             , 1998.

                                          --------------------------------------
                                          Craig W. Johnson
                                          Secretary
Palo Alto, California
            , 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1
TRADEMARKS..................................................    1
SUMMARY OF CERTAIN INFORMATION..............................    2
  The Special Meeting.......................................    2
  The Proposals.............................................    2
  What Company Stockholders Will Receive in the Spinoff.....    2
  Cohesion Capitalization...................................    3
  Businesses of the Company and Cohesion After the
     Spinoff................................................    3
  Conditions to the Spinoff.................................    5
  U.S. Federal Income Tax Consequences......................    5
  No Appraisal Rights.......................................    5
  Accounting Treatment......................................    5
  Management of Cohesion Following the Spinoff..............    5
  Market for the Company Common Stock.......................    6
  Dividends After the Spinoff...............................    6
  Listing of Cohesion Common Stock..........................    6
  Vote Required to Approve the Proposals....................    7
THE SPECIAL MEETING.........................................    8
  Purpose of the Special Meeting............................    8
  Record Date, Voting Rights and Proxy Information..........    8
  No Appraisal Rights.......................................    9
  Solicitation of Proxies...................................    9
RISK FACTORS................................................   10
  Lack of Operating History as Separate Companies...........   10
  Division of Financial Resources of the Company Following
     the Spinoff; No Assurance of Additional Funding........   10
  Dependence of Cohesion on Boston Scientific Stock to
     Finance Operations.....................................   11
  No Current Public Market for Cohesion Common Stock;
     Changes in Trading Prices of Company Common Stock......   11
  Risk that the Company or Cohesion Will be Unable to
     Satisfy Indemnification Obligations....................   12
  History of Operating Losses; Uncertainty Of Future
     Profitability..........................................   12
  Uncertainties Related To Early Stage Of Commercialization
     And Development........................................   12
  Lack Of Marketing And Sales Capabilities..................   13
  Relationship Between the Company and Cohesion.............   13
  Certain Federal Income Tax Risks of the Spinoff...........   13
  Possible Antitakeover Effects of the Cohesion Amended and
     Restated Certificate of Incorporation..................   14
  Dividend Policies.........................................   14
  The Company's Lack of Research and Development Resources
     Following the Spinoff..................................   14

                                                              PAGE
                                                              ----
PROPOSAL NO. 1: THE SPINOFF.................................   15
  Background and Reasons for the Spinoff....................   15
  Required Vote.............................................   16
  Recommendation of the Company's Board.....................   16
  Fairness Opinion..........................................   16
  Manner of Effecting the Spinoff...........................   18
  Allocation of Assets and Liabilities......................   19
  Treatment of Stock Options Outstanding as of the
     Distribution Date......................................   20
  Employee Stock Purchase Plan..............................   21
  Ratification of Cohesion Plans............................   22
  Certain Federal Income Tax Consequences of the Spinoff....   22
  Description of Cohesion Common Stock......................   24
  Description of Cohesion Preferred Stock...................
  Certain Anti-Takeover Effects of Cohesion Certificate of
     Incorporation and Bylaw Provisions.....................   24
  Liability and Indemnification of Officers and Directors...   24
  Listing and Trading of Company Common Stock and Cohesion
     Common Stock...........................................   26
  Regulatory Approvals......................................   26
  Accounting Treatment......................................   26
  Conditions; Termination...................................   26
  Interests of Certain Persons..............................   27
BUSINESS AND PROPERTIES OF THE COMPANY AFTER THE SPINOFF....   28
  Overview..................................................   28
  Industry Background.......................................   28
  Strategy..................................................   29
  Products..................................................   30
  Recent Developments.......................................   32
  Sales and Marketing.......................................   33
  Competition...............................................   34
  Manufacturing.............................................   35
  Product Development.......................................   36
  Patents and Proprietary Technology........................   36
  Government Regulation.....................................   37
  Employees.................................................   40
  Executive Officers and Directors..........................   40
  Director Compensation.....................................   43
  Board Committees..........................................   43
  Human Resources Committee Interlocks and Insider
     Participation..........................................   43
  Executive Compensation....................................   44
  Certain Relationships and Related Transactions............   46
  Security Ownership of Certain Beneficial Owners of Company
     Common Stock...........................................   50
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL DATA............................................   52
  Cohesion Selected Historical Consolidated Financial
     Data...................................................   52
  Collagen Corporation Selected Historical Consolidated
     Financial Data.........................................   54
  Cohesion Selected Unaudited Pro Forma Consolidated
     Financial Data.........................................   56
  Collagen Corporation Selected Unaudited Pro Forma
     Consolidated Financial Data............................   58

                                                              PAGE
                                                              ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF COHESION.....................   59
  Overview..................................................   59
  Results of Operations.....................................   60
  Liquidity and Capital Resources...........................   62
  Investments, Acquisitions and Licensing Agreements........   63
  Year 2000.................................................   64
BUSINESS AND PROPERTIES OF COHESION AFTER THE SPINOFF.......   65
  Overview..................................................   65
  Products and Development Programs.........................   65
  Objectives and Strategy...................................   66
DESCRIPTION OF COHESION CAPITAL STOCK.......................   67
  Cohesion Common Stock.....................................   67
  Cohesion Preferred Stock..................................   68
  Delaware Law and Certain Provisions of the Certificate of
     Incorporation..........................................   68
RELATIONSHIP BETWEEN THE COMPANY AND COHESION AFTER THE
  SPINOFF...................................................   68
  Separation and Distribution Agreement.....................   69
  Supply Agreements.........................................   69
  Assignment and License Agreement..........................   69
  Research and Development Agreement........................   70
  Benefits Agreement........................................   70
  Tax Allocation and Indemnity Agreement....................   70
  Services Agreement........................................   71
PROPOSAL NO. 2: THE COMPANY NAME CHANGE.....................   72
  Required Vote.............................................   72
  Recommendation of the Company's Board.....................   72
PROPOSAL NO. 3: AMENDMENT OF THE COMPANY 1994 STOCK OPTION
  PLAN......................................................   73
  General...................................................   73
  Purpose...................................................   73
  Administration............................................   74
  Eligibility...............................................   74
  Terms of Options..........................................   75
  Restricted Stock Purchase Rights..........................   76
  Adjustments Upon Changes in Capitalization................   76
  Amendment and Termination of the Plan.....................   76
  Tax Information...........................................   76
  Required Vote.............................................   77
  Recommendation of the Company's Board.....................   77

                                                              PAGE
                                                              ----
PROPOSAL NO. 4: ADOPTION OF THE COMPANY 1998 EMPLOYEE STOCK
  PURCHASE PLAN.............................................   78
  General...................................................   78
  Purpose...................................................   78
  Administration............................................   78
  Eligibility and Participation.............................   78
  Grant and Exercise of Option..............................   79
  Purchase Price............................................   79
  Payroll Deductions........................................   79
  Termination of Employment.................................   80
  Adjustments Upon Changes in Capitalization................   80
  Amendment and Termination of the Plan.....................   80
  Tax Information...........................................   80
  Required Vote.............................................   81
  Recommendation of the Company's Board.....................   81
PROPOSAL NO. 5: ADOPTION OF THE COMPANY 1998 DIRECTORS'
  STOCK OPTION PLAN.........................................   82
  General and Purpose.......................................   82
  Grant and Exercise of Options.............................   82
  Exercise Price and Term of Options........................   83
  Plan Benefits.............................................   83
  Merger or Sale of Assets..................................   83
  Amendment and Termination of the Plan.....................   83
  Tax Information...........................................   84
  Required Vote.............................................   84
  Recommendation of the Company's Board.....................   84
APPENDIX A: Lehman Brothers' Fairness Opinion...............  A-1
APPENDIX B: Proxy Card......................................  B-1
INDEX TO CONSOLIDATED FINANCIAL INFORMATION.................  F-1

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the New York Regional Office, 75 Park Place, New York, New York 10007, and the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. These reports and other information may also be inspected without charge at a Website maintained by the Commission. The address of such site is http://www.sec.gov. The Company will provide without charge to each person to whom the Proxy Statement is delivered, upon written or oral request of any such person, additional copies of the 1997 Annual Report to Stockholders on Form 10-K and the Quarterly Reports on Form 10-Q. Requests for such copies should be addressed to: Assistant Secretary, Collagen Corporation, 1850 Embarcadero Road, Palo Alto, CA 94303. For additional information about the Company, please visit the Company's Website at http://www.collagen.com. For additional information about Cohesion, please see the Cohesion Registration Statement on Form 10, containing an Information Statement to stockholders enclosed with this Proxy Statement. The Cohesion Form 10 is subject to completion or amendment following filing with the Commission.

                                   TRADEMARKS

     Zyderm(R), Zyplast(R), Contigen(R), Collagen Replacement Therapy(R), SoftForm(R) and Trilucent(R) are registered trademarks of the Company and Refinity(TM) is a trademark of the Company.

     This Proxy Statement also includes trade names and trademarks of companies other than the Company. Their use in this Proxy Statement is an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.

                         SUMMARY OF CERTAIN INFORMATION

     This proxy statement (the "Proxy Statement") is being furnished to stockholders of the Company, in connection with the solicitation of proxies by the Company's Board of Directors (the "Company's Board") for use at the Special
Meeting of Stockholders of the Company to be held on             , 1998, at
10:00 a.m. Pacific Time, at Cohesion's principal offices located at 2500 Faber Place, Palo Alto, California 94303, and at any adjournment or postponement thereof (the "Special Meeting").

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the Spinoff and for a more complete understanding of the legal terms of the Spinoff and the other proposals to be presented at the Special Meeting, you should read this entire document carefully, as well as those additional documents referred to in this summary and elsewhere. See "Additional Information."

THE SPECIAL MEETING

     We will hold the Special Meeting at Cohesion's principal offices located at 2500 Faber Place, Palo Alto, California 94303 at 10:00 a.m. Pacific Time, on
            , 1998.

THE PROPOSALS

     At the Special Meeting, stockholders will consider and vote on the following proposals (collectively, the "Proposals"):

          (1) The Spinoff of Cohesion into a separate company, including the following principal elements (the "Spinoff Proposal"):

             (a) the distribution, on a one-for-one basis, of all of the outstanding shares of Cohesion Common Stock to the Company's stockholders;

             (b) the ratification of the Cohesion 1998 Stock Option Plan;

             (c) the ratification of the Cohesion 1998 Employee Stock Purchase Plan; and

             (d) the ratification of the Cohesion 1998 Directors' Stock Option Plan;

          (2) The amendment of the Company's Certificate of Incorporation as described in this Proxy Statement to change the Company's name to Collagen Aesthetics, Inc. (the "Company Name Change Proposal");

          (3) The amendment of the Company's 1994 Stock Option Plan to increase the number of shares of Company Common Stock reserved for issuance thereunder by 70,000 shares from 1,150,000 to 1,220,000 shares (the "Stock Option Plan Proposal");

          (4) The adoption of the Company's 1998 Employee Stock Purchase Plan and the reservation of 125,000 shares of Company Common Stock for issuance thereunder (the "Employee Stock Purchase Plan Proposal"); and

          (5) The adoption of the Company's 1998 Directors' Stock Option Plan and the reservation of 250,000 shares of Company Common Stock for issuance thereunder (the "Directors' Stock Option Plan Proposal").

WHAT COMPANY STOCKHOLDERS WILL RECEIVE IN THE SPINOFF

     In the Spinoff, Company stockholders will receive one share of Cohesion Common Stock for each share of Company Common Stock that they own on the record date for the Spinoff. The shares of Cohesion Common Stock distributed in the Spinoff represent a continuing interest in Cohesion.

     The Company currently intends to use a book entry system to distribute shares in the Spinoff. In a book entry system, ownership of stock is recorded in the records maintained by Cohesion's transfer agent (The

Bank of New York), but physical certificates are not issued unless the stockholder requests a physical certificate. Following the Spinoff, each stockholder of record on the Spinoff record date will receive a statement of the Cohesion shares credited to the stockholder's account. Stockholders may request physical certificates instead of participating in the book entry system.

COHESION CAPITALIZATION(1)

                                                       PRE-SPINOFF                 POST-SPINOFF
                                                 ------------------------   ---------------------------
                                                 AUTHORIZED   OUTSTANDING   AUTHORIZED   OUTSTANDING(2)
                                                 ----------   -----------   ----------   --------------
SECURITY
Common Stock...................................  10,000,000        0        15,000,000      8,951,227
Preferred Stock................................   5,000,000       10         5,000,000              0
                                                 ----------       --        ----------     ----------
          Total:...............................  15,000,000       10        20,000,000      8,951,227
                                                 ----------       --        ----------     ----------

---------------

(1) Information is as of March 31, 1998, assumes a 1:1 distribution ratio and assumes the conversion of all Cohesion Preferred Stock into Cohesion Common Stock prior to the Spinoff.

(2) Excludes, as of March 31, 1998, a total of approximately 2,477,000 shares of Cohesion Common Stock issuable upon exercise of options which Cohesion may issue under Cohesion's stock option plans on or shortly after the Spinoff, as a result of (i) new option grants to employees (including officers) and directors of Cohesion, (ii) the restructure and exchange of options to purchase Company Common Stock held by former employees (including officers) and directors of the Company and (iii) offers Cohesion may make to exchange options held by former employees and directors of Cohesion Corporation (as defined hereafter) for options to purchase Cohesion Common Stock. See "Treatment of Stock Options Outstanding as of the Distribution Date".

BUSINESSES OF THE COMPANY AND COHESION AFTER THE SPINOFF

     Following the Spinoff, the Company will be divided into two separate publicly traded entities. The Company will continue to operate its long-time medical franchises in plastic surgery, dermatology and aesthetic medicine and will focus primarily on cosmetic and reconstructive medical technology products. Cohesion will focus on the development of a distinct, but complementary platform of proprietary technologies designed to address clinical requirements in the field of tissue repair and regeneration.

     The Separation and Distribution Agreement (the "Distribution Agreement"), effective as of January 1, 1998, entered into by and between the Company and Cohesion provides, among other things, for the allocation of assets and liabilities between the Company and Cohesion. The allocation of the principal assets and liabilities of the Company is summarized below.

                 THE COMPANY                                      COHESION
                 -----------                                      --------
- Fixed assets (including the principal         - Fixed assets**
  manufacturing facility)*
- Inventories as of January 1, 1998 allocated   - Finished goods inventories of Collagraft,
  to the Company                                  Vitrogen, Cell Prime and Zygen as of
                                                  January 1, 1998
- Accounts receivable as of January 1, 1998     - Accounts receivable as of January 1, 1998
  for the Company's product lines               for Cohesion's product lines
- $10.9 million of cash, cash equivalents and   - All cash, cash equivalents and short-term
  short-term investments(1)                       investments excluding the $10.9 million
                                                  allocated to the Company
- Equity investments and all associated         - Equity investments and all associated
  rights in LipoMatrix, Incorporated,           rights in Boston Scientific Corporation,
  Cosmetic Therapeutics, Inc., Cosmederm          Innovasive Devices, Inc., Pharming B.V.,
  Technologies, Inc. and Collagen                 Cemax-Icon, Inc., Medarex, Inc., Cohesion
  International, Inc.                             Corporation and CollOptics, Inc.
- Trilucent breast implant technology           - All technology (with the exception of
                                                breast implant technology)(2)
- All CE marks existing as of January 1, 1998   - All regulatory approvals and filings with
  and all regulatory approvals and filings      respect to Collagraft
  with respect to Zyderm, Zyplast, Contigen,
  Trilucent and human placental collagen
- Accounts payable as of January 1, 1998*       - Accounts payable as of January 1, 1998**
- Existing contracts, licenses and other        - Existing contracts, licenses and other
  agreements*                                     agreements**
- Product liability litigation related to the   - Product liability litigation related to
  Company                                         Cohesion
- Employment-related claims and lawsuits        - Employment-related claims and lawsuits
  related to employees of the Company(3)        related to employees of Cohesion(3)
- All future environmental claims related to    - All future environmental claims related to
  the buildings located at 1850 Embarcadero     the buildings located at 2500 Faber Place and
  Road and the Fremont manufacturing facility     2455 Faber Place, Palo Alto, California

---------------
  * Based on the businesses of the Company

 ** Based on the businesses of Cohesion

(1) Calculated after intercompany eliminations for cash as of January 1, 1998 in subsidiaries retained by the Company.

(2) All technology has been licensed back, on an exclusive, worldwide basis, to the Company for use in the fields of (i) Company products and treatments including, without limitation, soft tissue augmentation products and treatments and non-surgical aesthetic treatments, (ii) urinary incontinence products and treatments and (iii) ostomy products; but excluding all other fields, including without limitation products for fecal incontinence, dental and ophthalmic applications, or drug or cell delivery.

(3) Employment-related claims and lawsuits not involving employees of either entity will be jointly assumed by the Company and Cohesion as set forth in the Distribution Agreement, effective as of January 1, 1998.

CONDITIONS TO THE SPINOFF

     The Spinoff is subject to several conditions, including the following:

          (1) Approval by the Company's stockholders of the Spinoff;

          (2) Receipt by the Company of an Internal Revenue Service ("IRS") ruling that, for United States ("U.S.") federal income tax purposes, the Spinoff will not result in recognition of taxable income or loss by the Company or stockholders of the Company;

          (3) Receipt of any necessary government approvals or third party consents;

          (4) The absence of any pending order, injunction or decree preventing the consummation of the distribution; and

          (5) The absence of any event that, in the judgment of the Company's Board, would result in the Spinoff having a material adverse effect on the Company, its affiliates or its stockholders.

     The Company's Board does not intend to waive any of these conditions. If the Company does not receive the requested ruling from the IRS and the Board of Directors decides to waive the condition requiring such a ruling, the Company will circulate a revised proxy statement and resolicit proxies. The Company's Board also has the right to cancel or defer the Spinoff even if the stockholders approve the Spinoff and the other conditions to the Spinoff are met.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The Company has applied to the IRS for a ruling that the Spinoff will not result in recognition of taxable income or loss to the Company and the Company's stockholders for U.S. federal income tax purposes.

NO APPRAISAL RIGHTS

     Under Delaware law, Company stockholders have no right to an appraisal of the value of their shares in connection with the Spinoff.

ACCOUNTING TREATMENT

     The Company will record the Spinoff as a distribution to stockholders based on the historical book value of the assets distributed. The Company's consolidated financial statements will not include the assets, liabilities or results of operations of Cohesion subsequent to the date of the Spinoff. The historical financial statements of the Company prior to the date of the Spinoff will not be restated for the Distribution. The Company has prepared unaudited pro forma financial data as of December 31, 1997 and for the year ended June 30, 1997 and the six months ended December 31, 1997 assuming the Spinoff occurred prior to July 1, 1996 for purposes of the statement of operations data, and on December 31, 1997 for purposes of the balance sheet data. (See "Selected Historical and Unaudited Pro Forma Consolidated Financial Data -- Collagen Corporation Selected Unaudited Pro Forma Consolidated Financial Data" and "Collagen Corporation Unaudited Pro Forma Consolidated Financial Information"). In the separate financial statements of Cohesion, the assets and liabilities contributed to Cohesion are recorded at the Company's historical basis, and Cohesion's results of operations prior to the date of the Spinoff reflect the historical operations of the Cohesion businesses contributed by the Company.

MANAGEMENT OF COHESION FOLLOWING THE SPINOFF

     Prior to completing the Spinoff, the Company, as the sole stockholder of Cohesion, elected the following persons to the Board of Directors of Cohesion (the "Cohesion Board"): John R. Daniels, M.D., Frank DeLustro, Ph.D., Reid W. Dennis, David J. Foster and Craig W. Johnson. Dr. Daniels and Messrs. Dennis and Johnson are currently directors of the Company. These individuals or their successors will stand for re-election at the first annual meeting of the Cohesion stockholders following the Spinoff. Following the Spinoff, Cohesion plans to seek additional independent directors for the Cohesion Board.

     Dr. Daniels and Messrs. Dennis and Johnson will resign as directors of the Company as of the Spinoff.

     Those individuals who were elected as executive officers of Cohesion in December 1997 plan to remain in management positions following the Spinoff. Mr. Foster will serve as Chief Executive Officer of Cohesion. Prior to his promotion to Chief Executive Officer of Cohesion in December 1997, Mr. Foster was Senior Vice President, General Manager, Collagen Technologies Group. Mr. Foster will continue to serve as Senior Vice President, General Manager, Collagen Technologies Group until the Spinoff. Dr. DeLustro will serve as President and Chief Operating Officer of Cohesion. Dr. DeLustro was appointed as President and Chief Operating Officer of Cohesion in December 1997. See "Business and Properties of Cohesion After the Spinoff."

MARKET FOR THE COMPANY COMMON STOCK

     The shares of the Company Common Stock are listed on the Nasdaq National Market ("Nasdaq"). The following table sets forth the high and low sales prices of the Company Common Stock for each quarter of fiscal 1996 and 1997 and through March 31, 1998:

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              --------------
                                                              HIGH      LOW
                                                              ----      ----
1996
  First Quarter.............................................  $21 1/4   $15 13/16
  Second Quarter............................................   21 1/8    17 1/2
  Third Quarter.............................................   23 1/4    19 1/2
  Fourth Quarter............................................   22 3/8    19
1997
  First Quarter.............................................   20        16 9/16
  Second Quarter............................................   20 3/4    18 1/4
  Third Quarter.............................................   23 3/4    18 1/2
  Fourth Quarter............................................   19 1/4    14 1/8
1998
  First Quarter.............................................   19 7/8    16 5/8
  Second Quarter............................................   20 7/8    18
  Third Quarter.............................................   22 1/8    16 3/4

DIVIDENDS AFTER THE SPINOFF

     Neither the Company nor Cohesion anticipate paying dividends after the Spinoff.

LISTING OF COHESION COMMON STOCK

     The shares of Cohesion Common Stock to be issued in the Spinoff are expected to be listed on the Nasdaq under the symbol CSON. However, there is currently no public trading market for these shares.

VOTE REQUIRED TO APPROVE THE PROPOSALS

                  PROPOSAL                                        VOTE REQUIRED
                  --------                                        -------------
1. Spinoff                                         While the Company's Board is seeking a
                                                   stockholder vote on the proposal, the
                                                   Company does not believe that such a vote is
                                                   required under Delaware law.
2. Amendment to Company's Certificate of           Affirmative vote of majority of shares
   Incorporation                                   outstanding on             , 1998.
3. Amendment of the Company's 1994 Stock           Affirmative vote of majority of shares
   Option Plan                                     entitled to vote on the subject matter that
                                                   are present in person or represented by
                                                   proxy and voting on this proposal.
4. Adoption of the Company's 1998 Employee         Affirmative vote of majority of shares
   Stock Purchase Plan                             entitled to vote on the subject matter that
                                                   are present in person or represented by
                                                   proxy and voting on this proposal.
5. Adoption of the Company's 1998 Directors'       Affirmative vote of majority of shares
   Stock Option Plan                               entitled to vote on the subject matter that
                                                   are present in person or represented by
                                                   proxy and voting on this proposal.

                              THE SPECIAL MEETING

     This Proxy Statement is being furnished to stockholders of the Company, in connection with the solicitation of proxies by the Company's Board for use at
the Special Meeting to be held on             , 1998, at 10:00 a.m. Pacific
Time, at Cohesion's principal offices located at 2500 Faber Place, Palo Alto, California 94303, and at any adjournment or postponement thereof. Following the Spinoff, the Company's principal executive offices will be located at 1850 Embarcadero Road, Palo Alto, California 94303. The Company's telephone number at such address will continue to be (650) 856-0200. Following the Spinoff, the principal executive offices of Cohesion, which is currently a wholly owned subsidiary of the Company, will be located at 2455 Faber Place and 2500 Faber Place, Palo Alto, California 94303. Cohesion's telephone number will be
(650)354-4300.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of shares of Company Common Stock, will be asked to consider and vote upon the following Proposals:

          (1) The Spinoff Proposal, including the following principal elements:

             (a) the distribution, on a one-for-one basis, of all of the outstanding shares of Cohesion Common Stock to the Company's stockholders;

             (b) the ratification of the Cohesion 1998 Stock Option Plan;

             (c) the ratification of the Cohesion 1998 Employee Stock Purchase Plan; and

             (d) the ratification of the Cohesion 1998 Directors' Stock Option Plan;

          (2) The Company Name Change Proposal;

          (3) The Stock Option Plan Proposal;

          (4) The Employee Stock Purchase Plan Proposal; and

          (5) The Directors' Stock Option Plan Proposal.

     Completion of the Spinoff is conditioned upon, among other things, stockholder approval of the Spinoff Proposal. The Company's Board has retained discretion, even if stockholders approve the Spinoff Proposal and the other conditions to the Spinoff are satisfied, to cancel or defer the Spinoff.

RECORD DATE, VOTING RIGHTS AND PROXY INFORMATION

     Only holders of record of shares of Company Common Stock as of the close of
business on             , 1998 (the "Special Meeting Record Date") will be
entitled to receive notice of and to vote at the Special Meeting. Except for shares owned by the Company or its subsidiaries, each share of Company Common Stock outstanding on such Special Meeting Record Date will be entitled to one vote. The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Company Common Stock outstanding on the Special Meeting Record Date is necessary to constitute a quorum at the Special Meeting.

     As of the Special Meeting Record Date, there were                shares of
Company Common Stock outstanding and entitled to vote at the Special Meeting.

     For purposes of the voting, votes cast against a proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares of Company Common Stock present in person or represented by proxy at the Special Meeting and "entitled to vote on the subject matter," with respect to a proposal ("Votes Cast"). While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the adoption of the 1998 Employee Stock Purchase Plan or the 1998 Directors' Stock Option Plan, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes

Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes with respect to a proposal will not be counted as Votes Cast.

     All shares of Company Common Stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted for approval of the Spinoff Proposal, the Company Name Change Proposal, the Stock Option Plan Proposal, the Employee Stock Purchase Plan Proposal and the Directors' Stock Option Plan Proposal. No business other than the above Proposals will be considered at the Special Meeting.

     In the event that a quorum is not present at the time the Special Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Special Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Special Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

     A stockholder who wishes to give a proxy to someone other than the proxy solicitor may strike out the names appearing on the enclosed form of proxy, write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.

NO APPRAISAL RIGHTS

     Stockholders of the Company will not be entitled to appraisal rights under Delaware law in connection with any of the Proposals.

SOLICITATION OF PROXIES

     The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. The Company has engaged Corporate Investor Communications, Inc., a proxy solicitation firm, to assist by mail or telephone, in person or otherwise in the solicitation of proxies. The fee is expected to be approximately $6,000 plus expenses. A few regular employees of the Company may also participate in the solicitation, without additional compensation. In addition, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company Common Stock and obtaining their proxies.

                                  RISK FACTORS

     Stockholders should consider the following factors, as well as the other information set forth in the Proxy Statement, before voting on the Proposals. Additionally, for a full discussion of the risk factors associated with Cohesion as a separate company following the Spinoff, stockholders should refer to the Cohesion Registration Statement on Form 10.

     We also caution you that this Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. All statements regarding the Company's or Cohesion's expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management for future operations, and markets for stock are forward-looking statements. Although the Company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include, among others, those set forth below as well as general economic and business and market conditions, customer acceptance of new products, efficacy of new technology, changes in U.S. and non-U.S. laws and regulations, costs or difficulties relating to the establishment of Cohesion as an independent entity and increased competitive and/or customer pressure.

LACK OF OPERATING HISTORY AS SEPARATE COMPANIES

     Upon completion of the Spinoff, the Company will own and operate the business of Aesthetics Technologies Group and Cohesion will own and operate the business of the Collagen Technologies Group. Neither of these businesses has an operating history as a separate company, and each has historically been able to rely on the earnings, assets and cash flows of the other. In addition, Cohesion has not operated as an independent public company. As is the case with many spinoffs, the preparation for and completion of the Spinoff may result in some temporary dislocation of, and inefficiencies in the business, operations, organization and personnel structure of the Company and Cohesion. The Company is not required to provide assistance or services to Cohesion, except as described in certain agreements entered into between the Company and Cohesion, collectively, (the "Intercompany Agreements"), effective January 1, 1998, and it is incumbent upon Cohesion to establish an identity separate from the Company. Although Cohesion intends to invest substantial resources in the future to increase capital market and industry awareness of its activities, there can be no assurance that such investment will actually increase such awareness, and failure to achieve such awareness could have a material adverse effect on Cohesion. Cohesion has not operated as a public company, and following the Spinoff it will continue to incur increasing costs and expenses associated with being a public company. See "-- No Current Public Market for Cohesion Common Stock; Changes in Trading Prices of Company Common Stock;" "-- Risk that the Company or Cohesion will be Unable to Satisfy Indemnification Obligations;" "Business and Properties of Cohesion After the Spinoff;" "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohesions" and "Relationship Between the Company and Cohesion After the Spinoff."

DIVISION OF FINANCIAL RESOURCES OF THE COMPANY FOLLOWING THE SPINOFF; NO ASSURANCE OF ADDITIONAL FUNDING

     The Spinoff will result in a division of the Company's financial resources. Pursuant to the Intercompany Agreements, Cohesion received $1.8 million and 1,207,860 shares of Boston Scientific Corporation ("Boston Scientific") stock, and the Company received $10.9 million of cash, cash equivalents and short-term investments. Cohesion will require substantial funds to conduct the necessary research and development and clinical trials of its bioresorbable hemostatic devices and biosealants for tissue repair and regeneration. In the event that Cohesion is unable to raise additional funds, it may be required to delay, scale back or severely curtail its development efforts or clinical trials, which could have a material adverse effect on its business, financial condition and results of operations. Also, growth, if any, of the Company's operations may require additional funds. There can be no assurance that that either the Company or Cohesion could obtain additional financing or that the terms of any financing, if obtained, would be advantageous to such company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohesion."

DEPENDENCE OF COHESION ON BOSTON SCIENTIFIC STOCK TO FINANCE OPERATIONS

     Historically, the Company has used sales of Boston Scientific stock to fund operations and investments, and, pursuant to the terms of the Distribution Agreement, the Company transferred to Cohesion, effective January 1, 1998, its equity interest in Boston Scientific. As of March 31, 1998, the Company owned approximately 1.1 million shares of Boston Scientific common stock, valued at $75.5 million, based on a market price of $67.50 per share on such date as reported on the New York Stock Exchange. Cohesion has implemented a "protect" strategy based on purchases of put options and sales of call options in combination, commonly known as an "equity collar," covering 650,000 shares of its Boston Scientific holdings. While the strategy is designed to minimize downside risk of loss should the stock price decline below approximately $63.00 and allow for limited upside participation should the stock price rise above approximately $98.00, there can be no assurance that Cohesion will be able to sell the remaining unhedged shares of Boston Scientific common stock at attractive prices if, when and as needed. Failure to achieve such sales could jeopardize Cohesion's ability to fund its operations and require it to engage in additional financing alternatives, some of which might be dilutive. The market price of Boston Scientific common stock is highly volatile and, as a medical device manufacturer, Cohesion believes that Boston Scientific is subject to a number of the same factors affecting its operations as Cohesion. Readers are encouraged to review the Boston Scientific reports filed by Boston Scientific with the Commission for a detailed description of the nature of Boston Scientific's business and the risks and uncertainties associated with it. Any significant downward fluctuation in the market price for Boston Scientific common stock could adversely impact Cohesion's earnings due to lower amounts realized on any sales by Cohesion of such stock and would decrease the value of Cohesion's total assets as stated on its balance sheet resulting from a lower carrying value for the Boston Scientific investment, which as of March 31, 1998, represented approximately 79% of the value of Cohesion's total assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohesion."

NO CURRENT PUBLIC MARKET FOR COHESION COMMON STOCK; CHANGES IN TRADING PRICES OF COMPANY COMMON STOCK

     Prior to the Spinoff, there has been no public market for the Cohesion Common Stock. There can be no assurance that an active trading market will develop or be sustained after the Spinoff, that sufficient market support will be obtained or sustained or that the market price of the Cohesion Common Stock will not decline below the price on the Distribution Date or shortly thereafter.

     It is expected that Company Common Stock will continue to be listed and traded on Nasdaq after the Spinoff. As a result of the Spinoff, Company Common Stock is expected to trade at prices lower than the trading prices of Company Common Stock immediately prior to the Spinoff, although the receipt of the shares of Cohesion Common Stock should mitigate this effect. The combined trading prices of Company Common Stock and Cohesion Common Stock held by stockholders after the Spinoff may be less than, equal to or greater than the trading price of Company Common Stock prior to the Spinoff. See "Proposal No. 1:
The Spinoff -- Listing and Trading of Company Common Stock and Cohesion Common Stock."

     In recent years, the stock market in general, and the stock prices of life sciences companies in particular, have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as quarterly clinical trial results, market acceptance of the Company's or Cohesion's products, fluctuations of actual or anticipated operating results, announcements of technological innovations or new products by the Company or Cohesion or its competitors, U.S. Federal Drug Administration (the "FDA") and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or Cohesion or others, changes in health care policy in the U.S. and internationally, changes in earnings estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions or approvals and general economic conditions may have a significant effect on the market price of either the Company Common Stock or the Cohesion Common Stock. Following a fluctuation in the market price of a corporation's securities, securities class action litigation has often resulted. There can be no assurance that such litigation will not occur in the future with respect to either the Company or Cohesion. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse impact on the Company's or Cohesion's business, financial condition and results of operations, respectively. See "Proposal No. 1: The Spinoff -- Listing and Trading of Company Common Stock and Cohesion Common Stock."

RISK THAT THE COMPANY OR COHESION WILL BE UNABLE TO SATISFY INDEMNIFICATION OBLIGATIONS

     The Distribution Agreement and various other agreements entered into by the Company and Cohesion allocate responsibility between them for various liabilities and obligations. The Distribution Agreement provides that Cohesion will indemnify the Company for the liabilities assumed by Cohesion pursuant to these agreements and the Company will indemnify Cohesion for the liabilities retained by the Company. However, the availability of such indemnities will depend upon the future financial strength of Cohesion and the Company. No assurance can be given that the relevant company will be in a position to fund such indemnities. See "Relationship Between the Company and Cohesion After the Spinoff."

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     Cohesion's historical results of operations discussed in this Proxy Statement and contained in Cohesion's financial statements and related notes, included in this Proxy Statement, reflect the historical operations of the businesses contributed by the Company to Cohesion. The financial statements of Cohesion included herein may not necessarily reflect the results of operations, financial position and cash flows of the businesses transferred from the Company to Cohesion had Cohesion been operated as an independent entity during the periods presented. Cohesion has incurred operating losses in each of the past five years, including operating losses of $4.6 million, $9.2 million, $16.4 million and $20.0 million in fiscal 1995, 1996, 1997 and for the six-month period ended December 31, 1997, respectively. Cohesion's operating losses have resulted primarily from expenses incurred in connection with Cohesion's research and development activities, including preclinical and clinical trials, development of manufacturing processes and general and administrative expenses. Cohesion expects that such expenses will continue to increase for the foreseeable future. Cohesion's ability to achieve and sustain operating profitability is highly dependent upon obtaining regulatory approval for its products, in a timely and efficient fashion, successfully commercializing its products in development, particularly the CoStasis atraumatic hemostatic device ("CoStasis") and the CoSeal surgical sealant ("CoSeal"), and developing sales and marketing capabilities for its products, in Europe, the United States and other markets. There can be no assurance that Cohesion will obtain required regulatory approvals in a timely fashion, if at all, or successfully develop, manufacture, commercialize and market products or that Cohesion will ever record significant product revenues or achieve operating profitability. Operating profitability, if achieved, may not be sustained. See "-- Lack of Operating History as Separate Companies;" "Lack of Marketing Sales Capabilities;" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohesion."

UNCERTAINTIES RELATED TO EARLY STAGE OF COMMERCIALIZATION AND DEVELOPMENT

     Except for Collagraft, Cohesion's orthopedic implant product, ("Collagraft") which is currently being marketed by Zimmer Inc., a division of Bristol-Myers-Squibb Company ("Zimmer") and Cohesion's Vitrogen, Cell Prime, Zygen, Angiostat and other bulk collagen products (the "Intermediate Products"), all of Cohesion's products are in research or preclinical or clinical development. Cohesion has not received marketing approval for any of its products from the FDA or any other international regulatory body, other than for Collagraft. The development and commercialization of new products are highly uncertain as is the timing associated with these activities. Among other things, potential products that appear to Cohesion to be promising may not reach the market for a number of reasons, including the possibilities that such products will be found ineffective, cause harmful side effects during preclinical testing or clinical trials, will fail to receive necessary regulatory approvals, will be difficult to manufacture on a commercial scale, will be uneconomical, will fail to achieve market acceptance or will be precluded from commercialization by the proprietary rights of third parties. No assurance can be given that any of Cohesion's development programs will be successfully completed, that clinical trials will generate anticipated results or that such trials will commence or be completed as planned. Additionally, there can be no assurance that Cohesion will be able to obtain CE Mark in Europe on a timely basis, if at all, or that any premarket approval ("PMA") application will be accepted or ultimately approved by the FDA on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. If any of Cohesion's development programs are not successfully completed in a timely fashion required regulatory approvals are not obtained in a timely fashion or products for which approvals are obtained are not commercially successful, Cohesion's business, financial condition and results of operations would be materially and adversely affected.

LACK OF MARKETING AND SALES CAPABILITIES

     Cohesion currently has no experience in marketing or selling its products under development and does not have a significant marketing and sales staff. In order to achieve commercial success for any product approved by the FDA, Cohesion must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. If Cohesion develops its own marketing and sales capabilities, it will compete with other companies that currently have experienced and well-funded marketing and sales operations. To the extent that Cohesion enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by Cohesion will be dependent on the efforts of others, and there can be no assurance that such efforts will be successful. Additional factors in achieving market acceptance may include Cohesion's ability to address competition from domestic and foreign medical device, pharmaceutical and biopharmaceutical companies, develop a marketing and sales force, form strategic partnerships and manufacture price- and cost-effective products.

RELATIONSHIP BETWEEN THE COMPANY AND COHESION

     Conflicts of interest may arise between the Company and Cohesion in a number of areas relating to their past and ongoing relationships, including tax and employee benefit matters and indemnity arrangements.

     The Company and Cohesion have entered into a number of agreements for the purpose of defining certain relationships between them, including the Distribution Agreement, certain supply agreements (the "Supply Agreements"), an assignment and license agreement (the "Assignment and License Agreement") and a research and development agreement (the "Research and Development Agreement"), each effective as of January 1, 1998. The terms of such agreements may limit the Company's operating flexibility. The Company and Cohesion may also enter into material transactions and agreements in the future. There can be no assurance that any such arrangements and transactions will be at least as favorable as could be obtained from third parties. See "Relationship Between the Company and Cohesion After the Spinoff."

CERTAIN FEDERAL INCOME TAX RISKS OF THE SPINOFF

     The Spinoff is conditioned upon the Company's receipt of a ruling from the IRS to the effect, among other things, that the Spinoff will qualify as a reorganization under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and, consequently, will not result in recognition of taxable income or loss by the Company or its stockholders for federal income tax purposes. See "Proposal No. 1: The Spinoff -- Certain Federal Income Tax Consequences of the Spinoff." Such a ruling, while normally binding upon the IRS, is subject to the accuracy of certain factual representations and other information provided by the Company. If these factual representations and other information were incorrect in any material respect, the ruling could be jeopardized. The Company is not aware of any facts or circumstances which would cause such representations and other information to be untrue. In addition, Cohesion has agreed to indemnify the Company in the event that it takes certain specified actions in the future that cause the Spinoff to fail to be tax-free to the Company. However, such tax liability would be substantial, and there is no assurance that Cohesion would be able to satisfy its indemnification obligation. If the Company does not receive the ruling from the IRS, and the Company's Board decides to waive the tax-ruling condition to the Spinoff, the Company will distribute revised proxy materials and resolicit proxies. See "Risk
Factors -- Risk that the Company or Cohesion will be Unable to Satisfy Indemnification Obligations" and "Relationship Between the Company and Cohesion After the Spinoff -- Tax Allocation and Indemnity Agreement."

     If the Spinoff were to fail to qualify as a recognization under Sections 355 and 368 of the Code, then, in general, the Company would recognize taxable gain equal to the excess of (1) the aggregate fair market value of Cohesion Common Stock distributed in the Spinoff, over (2) the adjusted basis of such Cohesion Common Stock. Under certain limited circumstances, Cohesion has agreed to indemnify the Company for any tax liabilities attributable to the Spinoff failing to qualify as a tax-free reorganization due to certain future actions by Cohesion. See "Relationship Between the Company and Cohesion After the
Spinoff -- Tax Allocation and Indemnity Agreement." In addition, under the federal consolidated return regulations, each member of the federal consolidated group (including Cohesion) is severally liable for such tax liability.

     Furthermore, if the Spinoff were not to qualify as a reorganization under Sections 355 and 368 of the Code, then each holder of Company Common Stock who receives shares of Cohesion Common Stock in the Spinoff would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of Cohesion Common Stock received by such stockholder. Such distribution would be treated as a dividend to the extent paid out of the Company's current or accumulated earnings and profits, including earnings and profits from the Spinoff itself as described in the preceding paragraph.

POSSIBLE ANTITAKEOVER EFFECTS OF THE COHESION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     Cohesion's Amended and Restated Certificate of Incorporation (the "Cohesion Certificate of Incorporation") does not provide for cumulative voting in the election of directors. In addition, the Cohesion Board may issue shares of Cohesion preferred stock ("Cohesion Preferred Stock") without stockholder approval on such terms as the Cohesion Board may determine. Cohesion's Bylaws require advance notice of matters of business to be brought before meetings of Cohesion stockholders. The Cohesion Certificate of Incorporation prohibits stockholders from acting by written consent. The rights of the holders of Cohesion Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Cohesion Preferred Stock that may be issued in the future. Further, Cohesion is subject to Section 203 of the Delaware General Corporation Law ("DGCL") which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. See "Proposal No. 1: The Spinoff -- Certain Antitakeover Effects of Cohesion Certificate of Incorporation and Bylaws Provisions" and "Description of Cohesion Capital Stock."

DIVIDEND POLICIES

     Neither the Company nor Cohesion anticipate paying dividends after the Spinoff.

THE COMPANY'S LACK OF RESEARCH AND DEVELOPMENT RESOURCES FOLLOWING THE SPINOFF

     Historically, the Company has primarily depended upon the research and development support provided by Cohesion for its continued product development and extension efforts. As a result of the Spinoff, the majority of the Company's existing research and development resources will be allocated to Cohesion. Under the terms of the Research and Development Agreement, Cohesion will continue to collaborate with the Company on certain projects including the joint development of human recombinant collagen technology and as such will continue to benefit to a limited extent from Cohesion's research and development resources. The Company will, however, be required over time to sustain independent research and development operations to stay competitive in its field. There can be no assurance that the loss of research and development support previously provided to the Company by Cohesion will not have a material adverse affect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to build the independent research and development effort which will be required to sustain the Company's growth.

                          PROPOSAL NO. 1: THE SPINOFF
                               (PROXY ITEM NO. 1)

BACKGROUND AND REASONS FOR THE SPINOFF

     The Spinoff is designed to separate the aesthetic and reconstructive cosmetic products business of the Company from the surgical tissue repair and regeneration business of Cohesion. The Spinoff will result in the formation of two publicly traded companies, each of which will be able to pursue an independent strategic path. The Company's Board believes the separation will offer both new entities the opportunity to pursue strategic objectives appropriate to different business objectives and to create targeted incentives for their management and key employees. In addition, the Spinoff is expected to offer each entity the financial flexibility to raise capital on a more cost effective basis. The Company's Board considered the following in making its decision to approve the Spinoff:

  Business and Market Rationale

     The Spinoff will enable two companies with distinct strategic, financial, and operating goals to adopt strategies and pursue objectives appropriate to their respective core businesses. The Spinoff will allow each entity to pursue its corporate objectives independent of the operations and policies of the other. Following the Spinoff, the Company will continue to focus on its aesthetic and reconstructive cosmetic business. This business is expected to be cash flow positive and focused on further product development and commercialization. The Company plans to implement a strategy which will maintain its leadership in the intensely competitive aesthetic and reconstructive product market. This strategy will focus on extending the Company's market penetration, building a development platform and continuing to develop the innovative products which have been a historical source of the Company's growth. Cohesion, in turn, will focus on the development, clinical testing and market launch of bioresorbable hemostatic devices and biosealants for tissue repair and regeneration in surgical markets, as well as activities relating to the marketing of Collagraft and the Intermediate Products.

  Cost of Equity Capital

     Following the Spinoff, both Cohesion and the Company may elect to raise additional capital to facilitate growth. As independent publicly traded entities, the Company and Cohesion will each have greater flexibility in their equity capital raising efforts and will be able to more efficiently pursue their respective capital raising strategies in both the private and public markets. Moreover, the Spinoff will enable both Cohesion and the Company to lower the effective cost of equity capital borne by current Company stockholders.

  Management Focus and Employee Incentives

     The Spinoff will enable both companies to own and focus on their respective businesses. The Company's aesthetic and reconstructive products business and Cohesion's biocompatible materials business are sufficiently distinct in terms of technology, stage of product development and commercialization, market focus and other factors such that it is more advantageous for both to operate and be managed as separate entities. The Spinoff is expected to allow management and employees of each company to focus on their respective paths of innovation in product development and marketing, thereby enhancing the ability of each to optimize productivity and growth. In addition, the Spinoff is intended to allow each company to provide both management and employees with targeted equity compensation arrangements thereby optimizing the economic incentives each entity will be able to provide its respective employees.

REQUIRED VOTE

     While the Board of Directors is seeking stockholder approval of the Spinoff at the Special Meeting, the Company does not believe that a stockholder vote is required under Delaware law for approval of the Spinoff Proposal.

RECOMMENDATION OF THE COMPANY'S BOARD

     THE COMPANY'S BOARD HAS APPROVED THE SPINOFF PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE SPINOFF PROPOSAL.

FAIRNESS OPINION

  Opinion of the Company's Financial Advisor

     Lehman Brothers has served as financial advisor to the Company in connection with the Spinoff and delivered a written opinion (the "Lehman Opinion") to the Company's Board dated April 16, 1998, to the effect that, as of the date of the Lehman Opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the Distribution is fair to the stockholders of the Company.

     THE FULL TEXT OF THE LEHMAN OPINION IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY STOCKHOLDERS MAY READ THE LEHMAN OPINION FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED BY LEHMAN BROTHERS. THE SUMMARY OF THE LEHMAN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN OPINION.

     No limitations were imposed by the Company on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or part of the Company's or Cohesion's business. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to the Company, but rather made its determination as to the fairness of the Distribution to the Company stockholders, from a financial point of view, on the basis of the financial and comparative analyses described below. The Lehman Opinion is for the use and benefit of the Company's Board and was rendered to the Company's Board in connection with its consideration of the Spinoff. The Lehman Opinion is not intended to be and does not constitute a recommendation to any holder of the Company Common Stock as to how such stockholder should vote with respect to the Spinoff. Lehman Brothers was not requested to opine as to, and its opinion does not address, the Company's underlying business decision to proceed with or effect the Distribution.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the specific terms of the Company's Distribution, (2) the Proxy Statement, the Company's annual report on Form 10-K for the year ended June 30, 1997 and such other publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company and Cohesion furnished to Lehman Brothers by the Company, (4) a trading history of the Company Common Stock and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant, and (6) a comparison of the historical financial results and present financial condition of Cohesion with those of other companies that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the management of the Company concerning the businesses, operations, assets, financial conditions and prospects of the Company and Cohesion (including on a pro forma basis) and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Cohesion following the Distribution, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and Cohesion and that the Company and Cohesion will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct physical inspection of the properties and facilities of the Company or Cohesion and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company or Cohesion. Lehman Brothers has assumed that the Distribution will be a tax-free transaction to the stockholders of the Company. The Lehman Opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of the Lehman Opinion.

     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes of, among other factors, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of Cohesion will likely be characterized by a period of redistribution among stockholders of the Company who receive such shares in the Distribution, which may temporarily depress the market price of such shares during such period. Accordingly, Lehman Brothers expresses no opinion as to the prices at which shares of Cohesion Common Stock or Company Common Stock actually will trade following the consummation of the Distribution. The Lehman Opinion should not be viewed as providing any assurances that the combined market value of the shares of Company Common Stock after consummation of the Distribution and the shares of the Cohesion Common Stock to be received by a stockholder of the Company pursuant to the Distribution will be in excess of the market value of the shares of Company Common Stock owned by such stockholder at any time prior to announcement of consummation of the Distribution.

     The following is a summary of certain financial and comparative analyses performed by Lehman Brothers and presented to the Company's Board.

     Lehman Brothers compiled financial and stock market statistics for a number of comparable medical technology and healthcare companies for both the Company and Cohesion. For the Company, these companies were divided into: (i) medical technology companies: Biomatrix, Inc., EMPI, Inc., Lifecore Biomedical, Inc., ReSound Corporation, UroMed Corporation, VISX, Inc. and Vivus, Inc.; (ii) cosmetic laser companies: Coherent, Inc. and Palomar Medical Technologies, Inc.; and (iii) medical collagen technology companies: Integra Lifesciences Corporation, Kensey Nash Corporation and Perclose, Inc. No single company or group of companies is directly comparable to the Company's business. Based on publicly available information and various assumptions and estimates as published by IBES, Lehman Brothers calculated various arithmetic and statistical comparisons, including market values, price earnings ratios and price earning ratios divided by each company's respective 5-year median growth rate.

     A separate comparable company analysis was developed for Cohesion. These comparable companies were divided into: (i) tissue repair and wound healing companies: Advanced Tissue Sciences, Inc., Creative Biomolecules, Inc., Genzyme Corporation (Tissue Repair), Integra Lifescience Corporation, Lifecore Biomedical, Inc. and Organogenesis, Inc.; (ii) orthopedic related companies:
Innovasive Devices, Inc. ("Innovasive"), Orthologic Corporation and Osteotech, Inc.; and (iii) surgical wound healing and tissue repair companies: Anika Corporation, Closure Medical Corporation, Cryolife, Inc., Focal, Inc., Fusion Medical Technologies, Inc., Gliatech, Inc. and ThermoGenesis Corporation. Based on publicly available information and various assumptions and estimates as published by IBES, Lehman Brothers calculated various arithmetic and statistical comparisons, including market values, technology values and a comparison of technology platforms.

     Lehman Brothers also analyzed the Company's historical stock price performance on an absolute basis and compared to its comparable companies and the Standard & Poor's 400 index. The analysis indicated that the market price of the Company's Common Stock has underperformed the comparable companies relative to most of the ratios and comparisons analyzed.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each factor and analysis. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which businesses actually may be sold.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company's Board selected Lehman Brothers because of its expertise, reputation and familiarity with the Company in particular and the medical technology industry and overall heathcare industry in general and because its investment banking professionals have substantial experience in transactions similar to the Spinoff.

     As compensation for its services in connection with the Spinoff, Lehman Brothers has a signed engagement letter from the Company which includes a fee of $350,000 upon the delivery of its fairness opinion, which will be credited against a success fee of $500,000 based upon the consummation of the Spinoff. In addition, the Company has agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with its engagement and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement by the Company and the rendering of the Lehman Opinion.

     In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of the Company for its own account and for the accounts of Lehman Brothers' customers and, accordingly, may at any time hold a long or short position in such securities.

MANNER OF EFFECTING THE SPINOFF

     In the event that the Company's stockholders approve the Spinoff Proposal and all other conditions to the Spinoff are satisfied, it is expected that the distribution of shares of Cohesion Common Stock will be made on or shortly after
            , 1998 (the "Distribution Date") on a pro rata basis to holders of record of issued and outstanding Company Common Stock on the date selected by the Company's Board (the "Distribution Record Date"). The Company currently intends to use a direct registration system to implement the distribution of shares of Cohesion Common Stock in the Spinoff. On the Distribution Date, a certificate representing all issued and outstanding shares of Cohesion Common Stock will be delivered by the Company to Bank of New York, as the distribution agent (the "Distribution Agent"). As soon as practicable thereafter, an account statement will be mailed to each stockholder stating the number of shares of Cohesion Common Stock received by such stockholder in the Spinoff. Following the Spinoff, stockholders may request physical certificates for their shares of Cohesion Common Stock. No fractional shares will be issued, and stockholders who would be entitled to receive a fractional share will instead receive a whole share. Holders of record of Company Common Stock as of the Distribution Record Date will receive shares of Cohesion Common Stock on the basis of the distribution ratio of one share of Cohesion Common Stock for every one share of Company Common Stock held on the Distribution Record Date (the "Distribution Ratio"). All shares of Cohesion Common Stock issued in the Spinoff will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Proposal No. 1: The Spinoff -- Description of Cohesion Common Stock."

     No holder of Company Common Stock will be required to pay any cash or other consideration for shares of Cohesion Common Stock received in the Spinoff or to surrender or exchange shares of Company Common Stock in order to receive shares of Cohesion Common Stock.

     Certificates representing outstanding shares of Company Common Stock will continue to represent rights to purchase shares of the Company's Series A Preferred Stock pursuant to the Rights Agreement dated as of November 28, 1994 between the Company and The Bank of New York as Rights Agent.

ALLOCATION OF ASSETS AND LIABILITIES

     Following the Spinoff, the Company will be divided into two separate publicly traded entities. The Company will continue to operate its long-time medical franchises in plastic surgery, dermatology and aesthetic medicine and will focus on cosmetic and reconstructive medical technology products. Cohesion will focus primarily on the development of a distinct, but complementary platform of proprietary technologies designed to address clinical requirements in the field of tissue repair and regeneration.

     The Distribution Agreement provides, among other things, for the allocation of assets and liabilities between the Company and Cohesion. The allocation of the principal assets and liabilities of the Company is summarized below.

                 THE COMPANY                                     COHESION
                 -----------                                     --------
- Fixed assets (including the principal        - Fixed assets**
  manufacturing facility)*
- Inventories as of January 1, 1998 allocated  - Finished goods inventories of Collagraft,
  to the Company                               Vitrogen, Cell Prime and Zygen as of January
                                                 1, 1998
- Accounts receivable as of January 1, 1998    - Accounts receivable as of January 1, 1998
  based upon the product lines that generated  for Cohesion's product lines the receivable
- $10.9 million of cash, cash equivalents and  - All cash, cash equivalents and short-term
  short-term investments(1)                      investments excluding the $10.9 million
                                                 allocated to the Company
- Equity investments and all associated        - Equity investments and all associated
  rights in LipoMatrix, Incorporated,          rights in Boston Scientific Corporation,
  Cosmetic Therapeutics, Inc., Cosmederm         Innovasive Devices, Inc., Pharming B.V.,
  Technologies, Inc. and Collagen                Cemax-Icon, Inc., Medarex, Inc., Cohesion
  International, Inc.                            Corporation and CollOptics, Inc.
- Trilucent breast implant technology          - All technology (with the exception of
                                               breast implant technology)(2)
- All CE marks existing as of January 1, 1998  - All regulatory approvals and filings with
  and all regulatory approvals and filings     respect to Collagraft
  with respect to Zyderm, Zyplast, Contigen,
  Trilucent and human placental collagen
- Accounts payable as of January 1, 1998*      - Accounts payable as of January 1, 1998**
- Existing contracts, licenses and other       - Existing contracts, licenses and other
  agreements*                                    agreements**
- Product liability litigation related to the  - Product liability litigation related to
  Company                                        Cohesion
- Employment-related claims and lawsuits       - Employment-related claims and lawsuits
  related to employees of the Company(3)       related to employees of Cohesion(3)
- All future environmental claims related to   - All future environmental claims related to
  the buildings located at 1850 Embarcadero    the buildings located at 2500 Faber Place and
  Road and the Fremont manufacturing facility    2455 Faber Place, Palo Alto, California

---------------
  * Based on the businesses of the Company

 ** Based on the businesses of Cohesion

 (1) Calculated after intercompany eliminations for cash as of January 1, 1998 in subsidiaries retained by the Company.

 (2) All technology has been licensed back, on an exclusive, worldwide basis, to the Company for use in the fields of (i) Company products and treatments including, without limitation, soft tissue augmentation products and treatments and non-surgical aesthetic treatments, (ii) urinary incontinence products and treatments and (iii) ostomy products; but excluding all other fields including without limitation products for fecal incontinence, dental and ophthalmic applications, or drug or cell delivery.

 (3) Employment-related claims and lawsuits not involving employees of either entity will be jointly assumed by the Company and Cohesion as set forth in the Distribution Agreement, effective as of January 1, 1998.

TREATMENT OF STOCK OPTIONS OUTSTANDING AS OF THE DISTRIBUTION DATE

  Options held by Employees and Consultants

     Each employee (including officers) and consultant of the Company or any subsidiary of the Company who, immediately prior to the Distribution Date, holds a vested stock option to purchase shares of Company Common Stock will, in connection with the Distribution, receive two new options in replacement of the original option, one to acquire shares of Company Common Stock and the other to acquire shares of Cohesion Common Stock. Each new option will give the holder the right to purchase a number of shares equal to the number of shares in the original option.

     Each employee (including officers) and consultant of the Company or any subsidiary of the Company who, immediately prior to the Distribution Date, holds an unvested stock option to purchase shares of Company Common Stock will, in connection with the Distribution, receive a new option in replacement of the original option to acquire the same number of shares of Common Stock of the entity (the Company or Cohesion) for which such optionee shall be employed or retained as a consultant following the Distribution.

     The exercise price of each new option will be determined in accordance with Emerging Issues Task Force Issue 90-9 as to be agreed upon by the Company's Board and the Cohesion Board (or any committee thereof), after consultation with legal and accounting advisors. The exercise price of each new option received by employees and consultants is expected to generally preserve any spread between the exercise price of the replaced option and the fair market value of the Company's stock on the Distribution Date. The exercise price, as adjusted in light of the above considerations, is not intended to result in any compensation expense to the Company or Cohesion. All other terms of the new options other than the exercise price will be the same as those of the original options; provided, however, that service as an employee or consultant of Cohesion Corp. or Cohesion shall be equivalent to providing service as an employee or consultant of the Company. At the option of the Company's Board or the Cohesion Board, out-of-the-money options may be treated differently.

     Following the Distribution, the Company's Board and the Cohesion Board may, at their discretion, grant additional options to their respective employees (including officers) and consultants at such time or times and having such terms as are determined by the respective Board.

  Cohesion Corporation Options

     Following the Distribution and approval by the Cohesion Board, Cohesion anticipates offering to exchange or substitute the outstanding options of its subsidiary Cohesion Corporation ("Cohesion Corp."), for options to acquire Cohesion Common Stock. The new options are expected to have an exercise price substantially less than the fair market value of Cohesion's shares at the time of such exchange, based on an anticipated exchange ratio of 1.67 to 1, which ratio will be determined by the Cohesion Board. Assuming such offers are accepted by the Cohesion Corp. option holders and assuming an expected fair value of $10.00 per share at the date of the exchange, Cohesion expects to record compensation expense of approximately $1.5 million at the date of the exchange in connection with vested options and an additional $4.5 million of deferred compensation to be amortized during the next three fiscal years.

  Options for Non-Employee Directors

     Each non-employee director of the Company who, immediately prior to the Distribution Date, holds a vested but not exercised option to purchase shares of Company Common Stock will, in connection with the

Distribution, receive two new options in replacement of the original option, one to acquire shares of Company Common Stock and the other to acquire shares of Cohesion Common Stock. Each new option will give the holder the right to purchase a number of shares equal to the number of shares in the original option. Each non-employee director of the Company who, immediately prior to the Distribution Date, holds an unvested stock option to purchase shares of Company Common Stock, will, in connection with the Distribution, receive a new option in replacement of the original option to acquire the same number of shares of Common Stock of the entity (the Company or Cohesion) for which such optionee will serve as a director following the Distribution.

     The exercise price of each new option will be determined in accordance with Emerging Issues Task Force Issue 90-9 as to be agreed upon by the Company's Board and the Cohesion Board (or any committee thereof), after consultation with legal and accounting advisors. The exercise price of each new option received by non-employee directors is expected to generally preserve any spread between the exercise price of the replaced option and the fair market value of the Company's stock on the Distribution Date. The exercise price, as adjusted in light of the above considerations, is not intended to result in any compensation expense to the Company or Cohesion. All other terms of the new options will be the same as those of the original options; provided, however, that service as a director of Cohesion Corp. or Cohesion shall be equivalent to providing service as a director of the Company. At the option of the Company's Board or the Cohesion Board, out-of-the-money options may be treated differently.

     Following the Distribution, each non-employee director of the Company and Cohesion will be eligible to participate in the 1998 directors' stock option plan adopted by the company for which he or she serves as a director and to receive automatic annual option grants pursuant to such plan. The exercise price of all other options granted under either directors' plan shall be equal to the fair market value of the underlying stock on the date of grant of the option. Options granted under either directors' plan will have a term of ten years.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's Board has named Cohesion as a "designated subsidiary" under the Company's 1985 Employee Stock Purchase Plan (the "1985 Purchase Plan"). Accordingly, Cohesion employees will be eligible to continue to participate in the 1985 Purchase Plan until the Distribution. The 1985 Purchase Plan and the offering period that commenced on January 1, 1998 under such plan will terminate one week prior to the Distribution Record Date and all employee contributions through such date will be used to purchase shares of Company Common Stock. Each of the Company and Cohesion have adopted new employee stock purchase plans and the initial offering periods under each such plan shall commence on the later of July 1, 1998 or the Distribution Date. See "Proposal No. 1: The
Spinoff -- Ratification of Cohesion Plans -- 1998 Cohesion Employee Stock Purchase Plan" and "Proposal No. 4: Adoption of the Company 1998 Employee Stock Purchase Plan."

RATIFICATION OF COHESION PLANS

     In order to attract and retain employees, consultants and non-employee directors, the Cohesion Board has adopted, and the Company as the sole stockholder of Cohesion in April 1998, approved the 1998 Cohesion Stock Option Plan, the 1998 Cohesion Employee Stock Purchase Plan and the 1998 Cohesion Directors' Stock Option Plan (collectively, the "Cohesion Plans"). Approval of the Spinoff Proposal will also include ratification of the adoption of the Cohesion Plans and the reservation of 2,607,000 shares, 250,000 shares and 268,000 shares of Cohesion Common Stock for issuance on or after the Distribution, under the 1998 Cohesion Stock Option Plan, the 1998 Cohesion Employee Stock Purchase Plan and the 1998 Cohesion Directors' Stock Option Plan, respectively.

  1998 Cohesion Stock Option Plan

     Options granted under the 1998 Cohesion Stock Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code, or nonstatutory stock options at the discretion of the Company's Board and as reflected in the written terms of the option agreement.

  1998 Cohesion Employee Stock Purchase Plan

     The 1998 Cohesion Employee Stock Purchase Plan will be implemented by a series of offering periods of twenty-four months duration commencing on January 1 and July 1 of each year, or at such other time or times as may be determined by the Cohesion Board, with the first day of each offering period being designated an offering date. Each offering period consists of four six-month purchase periods, with the last day of each period being designated a purchase date. The 1998 Cohesion Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code.

  1998 Cohesion Directors' Stock Option Plan

     The 1998 Cohesion Directors' Stock Option Plan provides for the grant of nonstatutory stock options to nonemployee directors to continue to serve on the Cohesion Board. It is designed to work automatically and not require administration; however, to the extent administration is necessary, it will be provided by the Cohesion Board.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SPINOFF

     The following discussion summarizes the U.S. federal income tax consequences resulting from the Spinoff that materially affect the Company and its stockholders. This discussion is based on current provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. This discussion does not deal with all federal income tax considerations that may be relevant to particular Company stockholders in light of their particular circumstances, such as Company stockholders who are dealers in securities, tax-exempt entities, foreign persons, or who acquired their shares upon exercise of stock options or in other compensatory transactions. Furthermore, no foreign, state or local tax considerations are addressed herein nor are federal tax consequences other than income tax consequences addressed. ACCORDINGLY, ALL COMPANY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE SPINOFF.

     In November 1997, the Company filed with the IRS a request for a ruling to the effect that the Spinoff will qualify as a reorganization under Sections 355 and 368 of the Code. Under Sections 355 and 368 of the Code, in general:

          (1) Holders of shares of Company Common Stock will not recognize any income, gain or loss as a result of the receipt of Cohesion Common Stock in the Spinoff.

          (2) Holders of Company Common Stock will apportion the tax basis of their Company Common Stock among such Company Common Stock and any Cohesion Common Stock received or deemed received by such holder in the Spinoff in proportion to the relative fair market values of such stock on the Distribution Date. Such allocation must be calculated separately for each block of shares of Company Common Stock (i.e., shares of the Company Common Stock purchased at different times or at different costs) with respect to which Cohesion Common Stock is received.

          (3) The holding period for the Cohesion Common Stock received in the Spinoff by a holder of Company Common Stock will include the period during which such holder held Company Common Stock with respect to which such Cohesion Common Stock was distributed, provided that such Company Common Stock is held as a capital asset by such holder on the Distribution Date.

          (4) No gain or loss will be recognized by the Company or Cohesion upon the Spinoff, including upon the transfer of the Cohesion business to Cohesion in exchange for stock of Cohesion prior to and in connection with the Spinoff.

     The receipt of a ruling from the IRS confirming the foregoing consequences is a condition to the Spinoff. As of the date hereof, the IRS has not yet issued the ruling requested and there can be no assurance that the IRS will issue a favorable ruling. If the Company does not receive the IRS ruling, and the Company's Board decides to waive the condition, the Company will distribute revised proxy materials and resolicit proxies.

     Such a ruling, while normally binding upon the IRS, is subject to the accuracy of certain factual representations and other information provided by the Company in its ruling request. If such factual representations and other information were incorrect in a material respect, such ruling could become invalid. The Company is not aware of any facts or circumstances which would cause such representations and other information to be untrue. In addition, Cohesion has agreed to indemnify the Company in the event that it takes certain specified actions in the future that cause the Spinoff to fail to be tax-free to the Company. However, such tax liability would be substantial, and there is no assurance that Cohesion would be able to satisfy its indemnification obligation. See "Risk Factors -- Risk That the Company or Cohesion Will Be Unable to Satisfy Indemnification Obligations" and "Relationship Between the Company and Cohesion After the Spinoff -- Tax Allocation and Indemnity Agreement."

     If the Spinoff were to fail to qualify as a reorganization under Sections 355 and 368 of the Code, then the fair market value of the shares of Cohesion Common Stock received by the Company's stockholders would be taxable as a dividend to the extent paid out of the Company's current or accumulated earnings and profits (including earnings and profits of the Company attributable to the Spinoff). In that event, the tax basis of the shares of Company Common Stock held by the Company's stockholders after the Spinoff would not change, the tax basis of the shares of Cohesion Common Stock received in the Spinoff would equal their fair market value on the Distribution Date and the holding period of Company stockholders in the Cohesion Common Stock would not include the period for which the Company Common Stock was held. In addition, the Company would recognize gain equal to the difference between the fair market value of the shares of Cohesion Common Stock distributed to its stockholders and the Company's adjusted basis in such shares.

     For a description of the Tax Allocation and Indemnity Agreement (as defined hereafter) which the Company and Cohesion have entered into in contemplation of the Spinoff and pursuant to which the Company and Cohesion will provide for various tax matters, see "Relationship Between the Company and Cohesion After the Spinoff -- Tax Allocation and Indemnity Agreement."

DESCRIPTION OF COHESION COMMON STOCK

     As of December 31, 1997, there were 10 million authorized shares of Cohesion Common Stock, $0.001 par value, of which no shares were issued and outstanding. The holders of Cohesion Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. In the event of liquidation, dissolution or winding up of Cohesion, the holders of Cohesion Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Cohesion Common Stock has no preemptive or other subscription rights.

DESCRIPTION OF COHESION PREFERRED STOCK

     As of December 31, 1997 there were 5 million authorized shares of Cohesion Preferred Stock, $0.001 par value, of which 10 shares were issued and outstanding. The Cohesion Board is authorized to issue Cohesion Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Cohesion stockholders. There are currently 10 shares of Cohesion Preferred Stock outstanding, all of which will be converted into Cohesion Common Stock prior to the Spinoff.

CERTAIN ANTI-TAKEOVER EFFECTS OF COHESION CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Cohesion's Certificate of Incorporation and its Bylaws after the Spinoff will provide, among other things, that any action required or permitted to be taken by the stockholders of Cohesion may be taken only at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of Cohesion may be called only by the Cohesion Board, the Chairman of the Board, the President of Cohesion or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Cohesion Board, of candidates for election as directors.

     Cohesion is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from effecting a "business combination" with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Cohesion Board. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Cohesion. See "Risk Factors -- Possible Antitakeover Effects of the Cohesion Amended and Restated Certificate of Incorporation."

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Limitation of Liability of Cohesion Directors

     The Cohesion Certificate of Incorporation provides that a director of Cohesion will not be personally liable to Cohesion or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Cohesion or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

     While the Cohesion Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Cohesion Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Cohesion Certificate of Incorporation described above apply to an officer of Cohesion only if he or she is a director of Cohesion and is acting in his or her capacity as director, and do not apply to officers of Cohesion who are not directors.

  Indemnification of Directors and Officers

     The Cohesion Certificate of Incorporation provides that each person who is or was or has agreed to become a director or officer of Cohesion, or each such person who is or was serving or has agreed to serve at the request of Cohesion as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by Cohesion, in accordance with the Cohesion Bylaws, to the fullest extent permitted from time to time by the DGCL, as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Cohesion may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Cohesion Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Cohesion Certificate of Incorporation or otherwise by Cohesion. In addition, Cohesion may enter into one or more agreements with any person providing for indemnification greater than or different from that provided in the Cohesion Certificate of Incorporation.

     The Cohesion Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of Cohesion or any such person who is or was serving at the request of

Cohesion as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by Cohesion to the fullest extent authorized by the DGCL as the same exists or may in the future be amended against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, except as described in the next paragraph with respect to Proceedings to enforce rights to indemnification, Cohesion will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Cohesion Board.

     Pursuant to the Cohesion Bylaws, if a claim is not paid in full by Cohesion within 30 days after a written claim has been received by Cohesion, the claimant may at any time thereafter bring suit against Cohesion to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Cohesion Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Cohesion) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for Cohesion to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on Cohesion.

     The Cohesion Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by Cohesion the expenses incurred in defending any Proceeding in advance of its final disposition, subject to certain exceptions and conditions.

     The Cohesion Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Cohesion Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Cohesion Certificate of Incorporation, the Cohesion Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

LISTING AND TRADING OF COMPANY COMMON STOCK AND COHESION COMMON STOCK

     It is expected that Company Common Stock will continue to be listed and traded on Nasdaq after the Spinoff. There is currently no public market for Cohesion Common Stock. Prices at which Cohesion Common Stock may trade prior to the Spinoff on a "when-issued" basis or after the Spinoff cannot be predicted. Until the Cohesion Common Stock is fully distributed and an orderly market develops, Cohesion Common Stock prices may fluctuate significantly. Cohesion Common Stock prices will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Cohesion Common Stock, investor perception of Cohesion and its industry, and general economic and market conditions. In addition, the combined trading prices of Company Common Stock and Cohesion Common Stock held by stockholders after the Spinoff may be less than, equal to or greater than the trading price of Company Common Stock prior to the Spinoff.

     Cohesion will file an application to list Cohesion Common Stock and Cohesion Rights on Nasdaq. Cohesion initially will have approximately 826 stockholders of record based upon the number of stockholders of record of the Company as of March 31, 1998. For certain information regarding options to purchase Cohesion Common Stock that will be outstanding after the Spinoff, see "Proposal No. 1: The Spinoff -- Treatment of Stock Options Outstanding as of the Distribution Date;" "-- Ratification of Cohesion Plans" and "Relationship Between the Company and Cohesion After the Spinoff -- Benefits Agreement."

     Shares of Cohesion Common Stock distributed to the Company's stockholders in the Spinoff will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Cohesion pursuant to the Securities Act. Persons who may be deemed to be "affiliates" of Cohesion after the Spinoff generally include individuals or entities that control, are controlled by, or are under common control with

Cohesion and may include certain officers and directors of Cohesion as well as principal stockholders of Cohesion, if any. Persons who are affiliates of Cohesion will be permitted to sell their shares of Cohesion Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

REGULATORY APPROVALS

     The Company does not believe that any material U.S. federal or state or foreign regulatory approvals will be required by law in connection with the Spinoff.

ACCOUNTING TREATMENT

     The Company will record the Spinoff as a distribution to stockholders based on the historical book value of the assets distributed. The Company's consolidated financial statements will not include the assets, liabilities or results of operations of Cohesion subsequent to the date of the Spinoff. The historical financial statements of the Company prior to the date of the Spinoff will not be restated for the Distribution. The Company has prepared unaudited pro forma financial data as of December 31, 1997 and for the year ended June 30, 1997 and the six months ended December 31, 1997 assuming the Spinoff occurred prior to July 1, 1996 for purposes of the statement of operations data, and on December 31, 1997 for purposes of the balance sheet data. (See "Selected Historical and Unaudited Pro Forma Consolidated Financial Data -- Collagen Corporation Selected Unaudited Pro Forma Consolidated Financial Data" and "Collagen Corporation Unaudited Pro Forma Consolidated Financial Information"). In the separate financial statements of Cohesion, the assets and liabilities contributed to Cohesion are recorded at the Company's historical basis, and Cohesion's results of operations prior to the date of the Spinoff reflect the historical operations of the Cohesion businesses contributed by the Company.

CONDITIONS; TERMINATION

     The Spinoff is conditioned upon the satisfaction of the following conditions: (1) approval by the Company's stockholders of the Spinoff; (2) receipt by the Company of an IRS ruling that, for U.S. federal income tax purposes, the Spinoff will not result in recognition of taxable income or loss by the Company or stockholders of the Company; (3) receipt of any necessary material government approvals or third party consents; (4) no pending order, injunction or decree preventing the consummation of the distribution; and (5) no event shall have occurred that, in the judgment of the Company's Board, would result in the Spinoff having a material adverse effect on the Company, its affiliates or its stockholders.

     The Company's Board does not intend to waive any of the conditions. If the Company does not receive the ruling from the IRS, and the Company's Board decides to waive the tax-ruling condition to the Spinoff, the Company will distribute revised proxy materials and resolicit proxies. Even if all the above conditions are satisfied, the Company and Cohesion may cancel or defer the Spinoff and the related transactions described in this Proxy Statement at any time prior to the Distribution Date. See "Relationship Between the Company and Cohesion After the Spinoff -- Separation and Distribution Agreement."

INTERESTS OF CERTAIN PERSONS

     As of March 31, 1998, six of the members of the Company's Board and eight executive officers of the Company beneficially held outstanding shares of Company Common Stock. Each such member will therefor benefit from and have a direct or indirect interest in the approval of the transactions described in this Proxy Statement.

            BUSINESS AND PROPERTIES OF THE COMPANY AFTER THE SPINOFF

     The following description of the Company's business should be read in conjunction with the information included elsewhere in this Proxy Statement. References to the Company following the Spinoff mean the operations of Aesthetics. Certain statements contained in this Proxy Statement are forward-looking statements, which statements involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of factors set forth below and elsewhere in this Proxy Statement.

OVERVIEW

     The Company designs, develops, manufactures and markets on a worldwide basis high quality biocompatible products for the treatment of defective, diseased, traumatized or aging human tissues with the goal of superior physician and patient satisfaction for its products. The Company has grown by identifying medical applications for its technology, developing innovative products and building markets with respected healthcare professionals, either directly or with marketing and technology partners. The Company's core products are principally used in aesthetic and reconstructive applications.

INDUSTRY BACKGROUND

     The market for aesthetic and reconstructive products and treatments includes surgical and non-surgical therapies to remedy aging and defective soft tissues of the face. These products are used by healthcare professionals, including plastic surgeons and dermatologists, in an office environment and by consumers in the home. Many of these treatments are elective and are pursued by patients for cosmetic effects rather than due to medical necessity.

     The worldwide market for aesthetic and reconstructive products has experienced significant growth over the past several years. The Company believes this growth is primarily attributable to the following factors:

         (i) rapid growth in the consumer population demanding aesthetic and reconstructive products and treatments;

         (ii) an affluent consumer base that is more able to afford elective cosmetic and reconstructive products and treatments than previous generations;

        (iii) growing consumer desire to challenge the natural aging process;
              and

         (iv) increasingly innovative aesthetic and reconstructive products which have broadened the range of alternatives available to the consumer.

     The above factors driving the growth of the market for aesthetic and reconstructive products and treatments in the U.S. are primarily attributable to the aging "baby boomer" population. Every eight seconds, a member of the "baby boom" generation, comprising seventy-five million individuals born in the U.S. between 1946 and 1964, turns 50 years of age. The Company believes that growth of the market, both within the U.S. and internationally, can be attributed to changing social conventions which encourage consumers to explore products and treatments to make them look and feel younger. As demand has grown for aesthetic and reconstructive products and treatments, cost containment pressures imposed by managed care have induced many healthcare providers to offer additional services that are less dependent on reimbursement and are paid for by the consumer. The Company believes that the needs of physicians and patients have created a demand for more innovative aesthetic products, a wider selection of alternatives, and products that are safer, more affordable and longer lasting than existing products and treatments.

  Facial Enhancement

     There is a wide range of products available in the aesthetic and reconstructive product market that are designed to resurface skin, repair fine lines, deep folds and scars, enhance the vermilion (lip) border and surgically contour the face. Demand for products that address aesthetic and reconstructive facial enhancement has increased significantly over the past several years. Given the growing demand for facial enhancement products, there is a significant market opportunity for products that are safer, more cost-effective, and that cause less discomfort and trauma as compared to traditional products.

  Urinary Incontinence

     Urinary incontinence, the involuntary loss of urine from the bladder, affects a large population of individuals. The Company believes that the incidence of incontinence is significantly underreported, due to patient embarrassment and the social stigma attached to incontinence, as well as the shortage of effective treatments for the condition. Effective, emerging therapies that treat incontinence in a less invasive manner may increase the number of patients seeking treatment, expanding the potential market size. The incidence of incontinence generally increases with age, and the Company believes that as the population grows older, the market for incontinence treatments will increase.

STRATEGY

     The Company's strategy consists of the following principal elements:

  Continued Innovation and Expansion of Existing Product Lines

    O Develop and market novel aesthetic and reconstructive products which will meet the changing needs and desires of current customers and offer an even broader range of products which will appeal to a diverse population of new patients and users.

    O Acquire and in-license products, new technologies and product distribution rights, allowing the Company to market additional complimentary products and technologies that can provide effective, safe and innovative solutions to meet the needs of patients.

  Strengthened Business Relationships

    O Connect with physician customers by introducing new means of using aesthetic products to meet the needs of patients.

    O Utilize physician feedback to develop new products, enhance existing products and design training programs which will improve physician's practice economics and increase patient satisfaction.

  Scientific Leadership

    O Establish collaborations with leading experts in aesthetic and cosmetic therapies who will advise the Company about scientific development and clinical needs for new products, provide counsel for the design of clinical trials and evaluate potential new products.

    O Continue to market and distribute aesthetic and reconstructive products supported by scientific research and cutting edge clinical data.

  Improved Operating Margins

    O Leverage existing worldwide distribution network to market and sell through multiple channels allowing the rapid effective launch of new products and creating increased operating efficiencies.

    O Implement strategic alliances with selected distributors where such alliances may complement and expand the Company's sales and marketing capabilities.

    O Develop infrastructure that has the additional capacity to effectively increase operating profits.

PRODUCTS

Zyderm/Zyplast...........  Soft tissue augmentation Gold Standard
Hylaform.................  Immediacy, minimal sensitivity concerns
SoftForm.................  Permanent but removable material
Refinity.................  Efficacy with comfort
Contigen.................  Out-patient procedure

     The Company offers products for soft tissue reconstruction and augmentation, skin care and stress urinary incontinence. In the U.S., the Company markets a line of collagen-based injectable products, Zyderm I implant and Zyderm II implant (collectively, "Zyderm implants") and Zyplast implant ("Zyplast implant"), for soft tissue augmentation of the face. The Company has launched, in the U.S., a new product for subdermal soft tissue reconstruction and augmentation, the SoftForm implant, made of ePTFE, expanded polytetrafluoroethylene, a non-resorbable material, and is currently launching the SoftForm implant in certain international markets. Internationally, the Company markets its Zyderm and Zyplast injectable implants for the face and Hylaform gel, an injectable gel for facial wrinkles and scars that does not require a skin sensitivity test. The Company currently plans to introduce Refinity skin solutions, a line of alpha hydroxy acid ("AHA") based skin care products, in the U.S. in 1998 and in international markets at a later date. In addition, the Company's product for stress urinary incontinence, Contigen Bard collagen implant ("Contigen implant"), is currently marketed on a worldwide basis through the Company's marketing partner, C.R. Bard ("Bard").

  Facial Enhancement Products

     Zyderm and Zyplast Implants

     The Company's collagen-based injectable product line for the treatment of skin contour defects includes Zyderm implants and Zyplast implant. The Company markets its Zyderm and Zyplast implant products worldwide to dermatologists, plastic surgeons, and other physicians. The Company estimates that over one million patients worldwide have been treated with a collagen-based injectable product of the Company, of which approximately 920,000 patients are in the U.S. and Canada and approximately 575,000 are in international markets.

     Zyplast implant is a collagen product molecularly cross-linked with glutaraldehyde. Zyderm and Zyplast implant treatments replenish the skin's natural collagen support layer, smooth facial lines and many types of scars, and can produce an immediate visible difference in the appearance of a patient's skin. The implants are dispersed in a saline solution containing a small amount of lidocaine, a local anesthetic, and injected with a fine gauge needle into depressed layers of skin to elevate the area to the level of the surrounding skin surface. As a result, Zyderm and Zyplast implants can minimize lines and scars. Depending on the need and the product (or product combination) used, many patients can achieve correction of wrinkles or scars in one treatment session. The implants take on the texture and appearance of human tissue and are subject to similar stresses and aging processes. Consequently, supplemental treatments are necessary after initial treatment, depending on the location and original cause of the skin deformity. On average, patients require two to four treatments per year to maintain the desired result.

     Zyderm implants were formulated especially for people with small or superficial contour defects. These implants are particularly effective in smoothing delicate frown and smile lines and fine creases that develop at the corners of the eyes and above and below the lips, and can also help correct certain kinds of shallow scars. Zyplast implants, which are the most persistent of the collagen-based implants, are cross-linked with glutaraldehyde, are designed to treat depressions requiring a stronger material and can be used for more pronounced contour problems (such as deeper scars, lines and furrows) and for areas upon which more force is exerted (such as the corners of the mouth). Zyderm and Zyplast implants may be used alone or in conjunction with one another.

     Hylaform Gel

     The Company has extended its injectable product line with Hylaform gel, a product which can be used without a skin sensitivity test. The Company has acquired exclusive distribution rights in certain international markets from Biomatrix, Inc. ("Biomatrix") to sell Hylaform gel for facial wrinkles and scars. Hylaform is a viscoelastic product made from hylan B, a biopolymer created by cross linking hyaluronan molecules. Hyaluronan is the elastoviscous polysaccharide present in the intercellular matrix of nearly all human tissues. Hyaluronan plays an important role in the skin's hydration and viscoelasticity. Over time, the hyaluronan content in skin decreases, contributing to the aging appearance of skin. Due to its unique cross-linking to hylan B, Hylaform gel has a higher water content and greater elastic properties than other hyaluronan-derived products.

     Since hyaluronan is neither tissue-specific nor species-specific, Hylaform gel can be used without a skin test. In addition, Hylaform gel has a chemical structure that is completely different from bovine collagen and does not contain any bovine protein. Hylaform gel allows same day treatment of facial wrinkles and scars, giving patients and doctors an additional treatment option.

     Biomatrix received CE Mark for Hylaform gel in December 1995, allowing this product to be marketed throughout Europe. The Company began marketing Hylaform gel in several European countries in fiscal 1997. The Company holds exclusive marketing and distribution rights to Hylaform gel in certain markets outside the U.S. and has the option to acquire the U.S. distribution rights in the future. The exclusivity of the license will terminate if the Company fails to meet certain sales goals. The Company plans to introduce Hylaform gel in additional international markets following receipt of required regulatory approvals or clearances. Hylaform gel is not currently marketed in the U.S. There can be no assurance that Hylaform gel will be marketed in the U.S. in the near future, or at all.

     SoftForm Implant

     The Company has acquired exclusive worldwide distribution rights from Tissue Technologies, Inc. ("Tissue Technologies") to market SoftForm implant, for subdermal soft tissue reconstruction and augmentation. SoftForm implant is a non-resorbable yet removable facial implant for the treatment of deep facial furrow and creases such as nasolabial folds (creases between the nose and corners of the mouth), deep frown lines and definition of the vermilion border. SoftForm implant comes preloaded in a self-contained delivery system enabling precise placement without requiring physicians to handle the implant prior to placement. Treatment with SoftForm implant consists of a simple in-office procedure performed under a local anesthetic. The implant is inserted below the surface of the skin through two small incisions. The procedure generally takes less than 30 minutes, but treatment times will vary depending on the number of implants used. Microporous material limits tissue ingrowth through the surface of the implant, allowing easy removal of SoftForm implant. The removability of SoftForm implant provides physicians with the option of adjusting or removing the implant as desired. The Company believes that SoftForm implant is more easily removable than other non-resorbable facial implants.

     SoftForm implant is a soft, tube-shaped implant made of the biocompatible polymer ePTFE. SoftForm implant has a hollow configuration designed to provide stability by promoting fibrous tissue ingrowth through the inside of the tube. The Company believes that SoftForm implant demonstrates greater stability and less likelihood of extrusion through the skin's surface with the hollow configuration of SoftForm implant as compared to competitive products. The ePTFE polymer used in the SoftForm implant has been used for more than 20 years in a variety of medical applications, including replacement of deteriorated blood vessels, hernia repair, abdominal wall reinforcement and soft tissue augmentation of the face.

     SoftForm implant received marketing clearance from the FDA in April 1996 under a 510(k) application and the Company introduced SoftForm implant to a panel of six physician advisors in December 1996. The Company launched SoftForm in the U.S. in 1997. The product is currently approved for usage in Canada and has received CE Mark in the European Community ("EC"). SoftForm implant is currently being launched in certain international markets.

     The Company's facial enhancement products have been designed to provide a full complement of corrective products to the Company's customers. SoftForm implant is designed to complement Zyderm and Zyplast implants as well as Hylaform gel by offering a sub-dermal (under the skin), persistent treatment to patients with deep furrows.

     Refinity Skin Solutions

     The Company has acquired exclusive worldwide rights from Cosmederm Technologies, Inc. ("Cosmederm") to distribute Refinity skin solutions, a line of AHA skin care products being developed by the Company and Cosmederm. Refinity skin solutions products contain a patented anti-irritant developed by Cosmederm. The Company believes that these cosmetic products diminish the appearance of fine lines and wrinkles and give the skin a smoother texture while minimizing or eliminating the itching, burning and stinging traditionally associated with AHA products. The Company plans to introduce Refinity skin solutions in the U.S. in 1998 and in certain international markets in the future.

     The Company plans to distribute its Refinity skin care products through physicians' offices to leverage the Company's existing distribution network. In order to develop a higher level AHA product which produces minimal adverse effects, Cosmederm is developing the Refinity skin solutions product line exclusively for the Company utilizing Cosmederm's patented anti-irritant, COSMEDERM-7. Because Refinity skin solutions products contain significantly higher levels of active ingredients than currently available alternative products, the Company believes that they can achieve more effective results. The Refinity skin solutions product line will include home use products with an AHA concentration of 15% (compared with other physician dispensed products with concentrations generally ranging from 8-12%), as well as a physician in-office peel product with a higher concentration of AHA.

     Contigen Implant

     Contigen implant injections are designed to treat incontinence due to intrinsic sphincter deficiency ("ISD"). Contigen implant is a sterile, highly purified bovine dermal collagen that is crosslinked and dispersed in a saline solution. Contigen implant is injected into the submucosal tissues of the urethra and/or bladder neck, and into the tissues adjacent to the urethra. The injection of Contigen implant creates increased tissue bulk and subsequent joining of the urethral lumen. After injection, the suspended collagen forms a soft cohesive network of fibers and over time, the implant takes on the appearance of human tissue. The treatment cycle of Contigen implant may require multiple injections at the start of treatment and may require supplementary injections over time.

     The Company obtained PMA to market Contigen implant in September 1993 for the treatment of ISD. Under the terms of a distribution agreement with Bard, the Company sells Contigen implant to Bard and the Company receives a royalty on end market sales of Contigen implant. Bard has exclusive worldwide marketing and distribution rights to Contigen implant. Bard has received reimbursement codes for Contigen implant and is expected to commence marketing in the United Kingdom, France and Japan.

RECENT DEVELOPMENTS

     On April 8, 1998, the Company announced plans to divest its LipoMatrix, Incorporated ("LipoMatrix") subsidiary, manufacturer of the Trilucent breast implant, thereby allowing the Company to dedicate further resources to its aesthetic operations which include products for soft tissue reconstruction and augmentation, skin care and stress urinary incontinence.

     As announced, the significant on-going expenses associated with the Trilucent implant coupled with the distant prospect of U.S. marketing clearance have caused the Company to seek to divest this business.

     As previously reported, the Company's Aesthetic Technologies Group unaudited historical income from operations for the first half of fiscal 1998 was $5.3 million. It is estimated that the Trilucent breast implant business contributed losses of approximately $2.5 million during this six-month period. While the Company pursues the divestiture, all Trilucent implant-related operations and service to the Company's physician customers will continue as usual. The timing of the divestiture of the LipoMatrix business is dependent upon identifying interested parties in the medical device industry business.

SALES AND MARKETING

     The Company has developed a worldwide distribution network, comprised of a direct sales force in the United States and certain international markets. The Company's sales force consists of over 100 sales representatives and agents worldwide, distributors in certain international markets and a marketing partner, Bard for Contigen implant. This distribution network is experienced in selling technologically advanced products for aesthetic and reconstructive applications, thereby enabling the Company to introduce more rapidly and effectively newly developed, acquired and in-licensed products. The Company believes that the increased utilization of the existing distribution network will lead to increased operating efficiencies.

     The Company markets its Zyderm and Zyplast implants directly to dermatologists, plastic surgeons and other physicians in the U.S. and several European countries, Canada, Australia and New Zealand and through distributors in certain other international markets. The Company has historically distributed Zyderm and Zyplast implants in Japan through Lederle Japan but anticipates that in 1998 it will begin using its own subsidiary to market these products directly. The Company has launched SoftForm implant and is marketing the SoftForm product through its direct sales force. When introduced internationally, the Company expects to market SoftForm implants both directly with its established sales force and through its international distributors. The Company expects to launch Refinity skin solutions in the U.S. in 1998. Hylaform gel is currently sold in several European countries through the Company's direct sales force and its international distributors, but is not approved for marketing in the U.S. Contigen implant is marketed worldwide through Bard, the Company's marketing partner.

     The Company utilizes a variety of methods to promote its aesthetic and reconstructive products to patients and physicians. To stimulate demand at the patient level, the Company conducts consumer marketing awareness programs, including public relations events, health and beauty magazine advertising, direct mailing campaigns and patient seminars. The Company's marketing efforts to physicians consist of on-going training, education and promotional activities. Examples of physician marketing activities include in-office training and education, presence at medical meetings, and direct mail campaigns. The Company has emphasized physician education to ensure proper training in the use of its products and timely communication of clinical and product use information.

     The Company is committed to optimizing patient satisfaction through various initiatives aimed at meeting the patient's cosmetic needs while making the Company's products more affordable. Market research sponsored by the Company and conducted during fiscal 1996 revealed that many patients were not receiving enough collagen material per treatment to provide for full correction of soft tissue defects and that existing prices for the product discouraged patients from purchasing more collagen. As a result, the Company introduced syringes with larger fill volumes, offering more collagen material with a minimal increase in cost and injection time and an opportunity for more complete correction. The Company benefits from this strategy due to increased patient satisfaction. In addition to larger syringes, the Company has also introduced programs to further encourage more complete correction at the initial treatment and on an ongoing basis.

     The Company has instituted a new patient program in an effort to attract new patients and increase existing patient satisfaction. The Company's program offers all patients special pricing options that make full and ongoing correction more affordable. In addition, the Company has initiated the Collagen Specialist Program to train nurses to administer collagen proficiently, which the Company believes may increase collagen-based injectable revenues of both the Company and its physician customers while maintaining patient satisfaction. The Company believes this program may improve physicians' practice economics while providing for continued high quality patient care.

     For the uncertainties or risk factors that exist surrounding the marketing and distribution of the Company's cosmetic and reconstructive products and its stress urinary incontinence product.

COMPETITION

     The Company believes that the primary competitive factors in the market for aesthetic and reconstructive medical products are safety, efficacy, reliability, cost-effectiveness, patient recovery time, absence of significant side effects, availability of third-party reimbursement, and physician and public awareness of the existence and efficacy of products. The medical device industry is characterized by rapid and significant technological change. The length of time required for product development and regulatory approval plays an important role in a company's competitive position. Consequently, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development, acquisition or in-licensing and commercialization of new products. The Company believes that it competes favorably with respect to these factors, although there can be no assurance that it will continue to do so.

     Several companies and institutions are engaged in the development of collagen-based and other materials, techniques, procedures and products for use in aesthetic and reconstructive applications anticipated to be addressed by the Company's products. Some of these companies and institutions may have substantially greater capital resources, research and development staffs and facilities, experience in conducting clinical trials and obtaining regulatory approvals, and manufacturing and marketing products than the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any products that have been or may be developed by the Company or that would render the Company's technology and products obsolete or noncompetitive, or that the Company will be able to compete effectively against such competitors based on its abilities to manufacture, market and sell its products. There can be no assurance that such potential competition will not have a material adverse effect on the business, operating results or financial condition of the Company.

     The market for aesthetic and reconstructive products and treatments is characterized by rapidly evolving technology and increasing competition resulting from recent changes in the health care environment. The Company faces competition in each of its target product markets.

  Facial Enhancement

     The Company faces direct and indirect competition for its Zyderm and Zyplast implant products. At the present time, the Company is aware of a commercial product marketed in the U.S. and Canada that competes directly with Zyderm and Zyplast implants. This product is a gelatin-based (denatured collagen) product for soft tissue augmentation. The Company also competes with products derived from human tissue. Collagenesis, Inc. produces a product requiring a biopsy of the patient's tissue, which tissue is then used to generate an injectable material. Fat injections require surgical removal of the patient's fatty tissue. Implantable cadaver tissue obtained through tissue banks is sold under the brand name Alloderm and competes directly with SoftForm implant. Internationally, the direct competitors in the injectable product segment are primarily derived from collagen, hyaluronic acid and silicone. The Company is aware of one foreign company that is marketing internationally a collagen-based material for soft tissue augmentation. The Company is aware of a hyaluronic acid-based product called Restylane that is competitive with Hylaform gel. In addition, W.L. Gore, Inc. markets an ePTFE product that is directly competitive with SoftForm implant. The Company's injectable products also compete in the dermatology and plastic surgery markets with substantially different treatments, such as laser treatments, chemical peels, fat injections, dermabrasion, botulinum toxin injections and face lifts. In addition, several companies are engaged in research and development activities examining the use of collagen and other biomaterials for the correction of soft tissue defects. Although the Company believes it has a leadership position in the injectable product segment of the soft tissue augmentation market, there can be no assurance that the Company will not face increased direct and indirect competition in such a market.

     Refinity skin solutions, once introduced, will compete in the competitive segment of the AHA product market which includes products distributed through physicians' offices. Physician dispensed AHA products represent approximately 6% to 7% of the $1.6 billion per year AHA market. Physicians dispense a significant number of private label in-office peel and take-home AHA products to their patients, making the in-office distribution channel increasingly profitable for companies which offer their physician customers highly efficacious AHA products. During the last two years, several large pharmaceutical companies with high product profiles within the dermatology market have purchased or agreed to distribute AHA skin care lines. Should such pharmaceutical companies begin dispensing AHA products through physicians' offices, there can be no assurance that the Company will be able to compete effectively in this market.

  Contigen Implant

     At the present time, autologous fat, silicone micro-implants and polytetrafluoroethylene (Teflon paste, or PTFE) are directly competing or will compete with the Contigen implant for the treatment of stress incontinence due to ISD. Neither silicone micro-implants nor PTFE have been approved by the FDA for use in the U.S. Contigen implant also competes with other methods of treatment or amelioration of ISD including absorbent products (diapers, pads and other drip and collection devices), drugs and estrogen therapy, behavior modification (kegel exercises, electrical stimulation, and biofeedback), surgery (artificial urinary sphincter, sling procedures, bladder neck suspension and bone anchors), and bulking agents (Urethrin, Macroplastique, inert materials and fat).

MANUFACTURING

     The Company manufactures its collagen-based injectable products utilizing readily available chemicals and enzymes. The source of its collagen is bovine dermis. The Company uses a patented viral inactivation process for its collagen-based products to promote both their safety and quality. Since 1987, the hides have been sourced from a closed herd, in an effort to prevent diseases such as Bovine Spongiform Encephalopathy ("BSE"), from contaminating its collagen-based products. Maintaining a closed herd requires the physical separation of the herd from other herds, the tracking of the lineage of each animal and the maintenance of each animal under a veterinary program. The Company believes that the supply of raw materials and processing materials for its manufacturing operations is and will continue to be adequate for the foreseeable future and that such materials can be available from other sources.

     The Company's principal collagen-based products have refrigerated shelf lives of 36 months. The Company typically ships products to physicians as orders are received on an express delivery basis, and has no material backlog. It is the Company's policy to maintain levels of finished goods inventory adequate to allow for the expeditious handling of orders received. The Company believes its physician customers typically purchase products on an as-needed basis, while distributor customers purchase products based on inventory stocking levels.

     The Company manufactures Zyderm and Zyplast implant products and Contigen implant products, as well as Collagraft bone graft products for Cohesion, in its Fremont, California facility. This facility is used primarily for bulk processing, aseptic filling and packaging of finished goods. While the Company has not experienced any disruptions in its manufacturing schedule during the last two fiscal years, there can be no assurance that the Company will not experience disruptions in its manufacturing schedule in the event that it attempts to manufacture products in larger quantities and with new process improvements. In addition to the Company's in-house inspection teams which work to promote the quality and consistency of the Company's products, the Company's manufacturing facilities are subject to regulatory requirements and periodic inspection by regulatory authorities, such as the FDA in the U.S. In June 1995, the Company's quality system was audited by TUV Product Services, Munich ("TUV") to ensure that the Company's products conform to the provisions of the European Medical Devices Directive. After the completion of the audit and review of the technical documentation, the Company was granted permission to affix CE Mark on its Zyderm and Zyplast implant product packages and to sell these products in the EC. An annual surveillance audit of the Company's quality system was performed by TUV in June 1997 and March 1998.

     Hylaform gel, SoftForm implant and Refinity skin solutions products, distributed or expected to be distributed by the Company, are manufactured by third parties. The Company is dependent on these third parties to manufacture and supply products to the Company as required. While the Company has supply agreements with these third parties, there can be no assurances that these third parties will manufacture and supply high quality products on a timely basis or in adequate quantities. Inventory shortages or quality issues could adversely affect the Company's sales of these products and as a result, could adversely affect the Company's business, financial condition and results of operations.

PRODUCT DEVELOPMENT

     Most of the research and development efforts previously conducted by the Company have been assumed by Cohesion. In connection with the Spinoff, the Company has entered into a Research and Development Agreement with Cohesion, effective as of January 1, 1998. The Company's research and development efforts will also focus on those products that are in-licensed or acquired and require additional development. In addition, the Company will continue independent research and development activities, primarily focused on enhancement of its manufacturing processes. Pro forma research and development expenses for the Company (giving effect to the Spinoff and the Research and Development Agreement with Cohesion) totaled $10.5 million in fiscal 1997 and $5.1 million in the six months ended December 31, 1997 representing approximately 14.9% and 12.0% respectively, of product sales in those periods.

     Under the terms of the Research and Development Agreement, the Company is collaborating with Cohesion to develop an alternative to bovine sourced collagen. Research efforts are focused on the development of recombinant human collagen through transgenic animals and yeast. Cohesion has made an equity investment in and is actively collaborating with Pharming for the purpose of developing recombinant human collagen through transgenic animals. In addition, Cohesion has a collaborative agreement with Genotypes, Inc. of South San Francisco, California, to develop recombinant human collagen through yeast. See "Relationship Between the Company and Cohesion After the Spinoff -- Research and Development Agreement."

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company has historically depended substantially upon its proprietary technological expertise in the extraction, purification, and formulation of collagen-based materials and other biomaterials into biomedical products. The Company has sought patents on inventions concerning novel manufacturing processes, composition of matter, and applications for its proprietary biomaterials. In connection with the Spinoff, the Company and Cohesion have entered into an Assignment and License Agreement pursuant to which a large portion of the Company's technology and intellectual property (including patents and trade secrets), other than technology relating to the breast implant technology, has been assigned to Cohesion. Cohesion has granted back to the Company an exclusive, worldwide, perpetual, fully paid-up license to such assigned technology and intellectual property for use in the Company's field of business. See "Relationship Between the Company and Cohesion After the
Spinoff -- Assignment and License Agreement."

     Patent-related litigation is a risk in the medical device industry. There can be no assurance the Company will be successful in the future in obtaining patents or license rights, that patents will be issued for the Company's current patent applications, that the Company will develop additional proprietary technology that is patentable, that any issued patents will provide the Company with any competitive advantages or will not be challenged by third parties, or that patents of others will not have an adverse effect on the Company. No assurance can be given that the processes or products of the Company or its licensors, including Cohesion, will not infringe patents or proprietary rights of others or that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or it could find that the manufacture, sale or use of products requiring such licenses could be enjoined. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on such patents or in bringing suits to protect the Company's patents against infringement.

     The Company relies upon trade secret protection for certain unpatented aspects of its proprietary technology. There can be no assurance that others will not independently develop or otherwise acquire substantially equivalent proprietary information or techniques, that others will not otherwise gain access to the Company's proprietary technology or disclose such technology, or that the Company can meaningfully protect its trade secrets.

     The Company requires its employees and consultants to execute appropriate confidentiality and proprietary information agreements upon the commencement of employment or consulting relationship with the Company. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company; however, certain of the Company's agreements with consultants, who typically are employed on a full-time basis by academic institutions or hospitals, do not contain assignment of invention provisions. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company in the event of unauthorized use, transfer or disclosure of such information or inventions.

     The Company holds several registered trademarks in the U.S. and a number of foreign countries and vigorously pursues the protection of its trademarks and service marks, whether registered or not.

GOVERNMENT REGULATION

     The Company's manufacturing activities and most products sold in the U.S. are subject to extensive and rigorous regulations by the FDA and by comparable agencies in certain other countries where these products are manufactured and/or distributed. The FDA regulates the manufacture, clinical research and sale of medical devices, including labeling, advertising and recordkeeping. Before a new device can be introduced into the market, generally the manufacturer must obtain FDA approval of a PMA or clearance of a 510(k) notification submission. A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a Class III device for which the FDA has called for PMAs. The PMA application must contain the results of clinical trials, the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. The FDA's review of a PMA application generally takes one to two years from the date the PMA is accepted for filing, but it may take significantly longer. The review time is often significantly extended by FDA requests for additional information or clarification of information already provided in the submission. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

     If human clinical trials of a device are required in order to obtain adequate safety, performance and/or efficacy data, and the device presents a "significant risk" to the patient, the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an Investigational Device Exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and the study protocol is approved by one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. Sponsors of U.S. clinical trials are permitted to sell investigational devices distributed in the course of the study provided that compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted and approved by the FDA and appropriate IRB(s) before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not called for PMAs. The FDA recently has been requiring more rigorous demonstration of substantial equivalence than in the past, including, in some cases, requiring submission of clinical trial data. The FDA may determine that the proposed device is not substantially equivalent to a predicate device, or that additional information is needed before it is deemed substantially equivalent to a predicate device or that additional information is needed before a substantial equivalence determination can be made.

     The majority of the Company's products are classified as Class III medical devices, which require pre-market approval from the FDA. All of the Company's products described in "Business and Properties of the Company After the Spinoff -- Products," other than Hylaform gel, have been approved or cleared for sale in the U.S. Refinity skin solutions are regulated as cosmetic products in the U.S. Products for which medical market applications have not yet been approved by the FDA may only be exported from the U.S. with the appropriate regulatory approval(s). There can be no assurance that the FDA will choose to designate future products as medical devices or cosmetics rather than drugs, biologics or combination products. Any such change in FDA designation would potentially lengthen and increase the cost and complexity of the approval process.

     The Company's clinical research program for medical devices has been and remains subject to the IDE regulations of the FDA. These regulations govern many important aspects of the clinical investigation of medical products, including obtaining informed consent from clinical subjects, securing the approval of an IRB and maintaining required documentation relating to the conduct of the investigational study. In addition, these regulations may require that the Company obtain approval from the FDA prior to the commencement of clinical investigations of new products or of expanded applications of commercially available products.

     Compliance with the current Quality Systems Regulations ("QSR"), formerly Good Manufacturing Practices, is necessary to receive FDA approval to market new products and to continue to market current products. Manufacturers of medical devices for marketing in the U.S. are required to adhere to applicable regulations setting forth detailed QSR requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a company report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, would be likely to cause or contribute to death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     The Company is registered with the FDA as a manufacturer of medical devices. The Company is subject to routine inspection by the FDA and certain state agencies for compliance with QSR requirements, MDR requirements and other applicable regulations. The Company's facilities and manufacturing processes have been inspected periodically by the State of California and other agencies, and remain subject to audit from time to time. The Company believes that it is in substantial compliance with all applicable federal and state regulations. Nevertheless, there can be no assurance that the FDA or a state agency will agree with the Company's position, or that its QSR compliance will not be challenged at some subsequent point in time. Enforcement of QSR has increased significantly in the last several years and the FDA has stated publicly that compliance will be scrutinized more strictly. In the event that the Company is determined to be in noncompliance with FDA regulations, to the extent that the Company is unable to convince the FDA or state agency of the adequacy of its compliance, the FDA or state agency has the power to assert penalties or remedies, including injunction or temporary suspension of shipment until compliance is achieved. Noncompliance may also lead to a recall of product. Such penalties or remedies could have a materially adverse effect on the Company's business, financial condition and results of operations.

     The continuing trend of more stringent FDA oversight in product clearance and enforcement activities has caused medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk and higher expenses. Failure to obtain, or delays in obtaining, the required regulatory approvals for new products, could adversely affect the Company, as could product recalls. In addition, there can be no assurance that the FDA will give approval to the Company to market its current products for broader or different applications, or that it will grant approval with respect to separate product applications which represent extensions of the basic collagen technology, or that existing approvals will not be withdrawn.

     In the U.S., health care providers that purchase medical devices, such as Contigen implant, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans to reimburse all or part of the cost of the procedure in which the device is used. Such reimbursement is typically made at a fixed rate. Changes in reimbursement policies could have an economic impact on the purchase and use of medical devices. Although the Company's aesthetic products are not generally subject to reimbursement, a material decrease in current reimbursement levels for treatment of ISD could have a material adverse effect on sales of Contigen implant and on the Company's business.

     Sales of medical devices outside the U.S. are subject to regulatory requirements that vary widely from country to country. The time required to obtain clearance required by countries may be longer or shorter than that required for FDA clearance, and requirements for such clearances may differ significantly from FDA requirements. Some countries have historically permitted human studies earlier in the product development cycle than regulations in the U.S. permit. Other countries, such as Japan, have requirements similar to those of the U.S. This disparity in the regulation of medical devices may result in more rapid product clearance in certain countries than in others.

     The primary regulatory environment in Europe is that of the EC which consists of more than 15 countries encompassing most of the major countries in Europe. Certain other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EC with respect to medical devices. The EC has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directives prescribing the laws and regulations pertaining to medical devices in the EC are found in the European Medical Devices Directive, 93/42/EC.

     Devices that comply with requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directive and, accordingly, can be commercially distributed throughout the EC. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a Notified Body. This third-party assessment may consist of an audit of the manufacturer's quality system, review of a technical file and specific testing of the manufacturer's products. An assessment by a Notified Body in one country within the EC is required in order for a manufacturer to commercially distribute the product throughout the EC. Medical products must obtain by mid-1998 the right to affix CE Mark. Failure to obtain the right to affix CE Mark may prohibit the Company from selling its products in member countries in the EC. There can be no assurance that the Company will be successful in meeting the European quality standards or other certification requirements. The Company's Zyderm implants and Zyplast implant received CE Mark on June 23, 1995, Contigen implant received CE Mark on October 26, 1995, Hylaform gel received CE Mark on November 2, 1995 and SoftForm received CE Mark in September 1997.

     While no additional pre-market approvals for individual EC countries are required prior to the marketing of a device bearing CE Mark, practical complications with respect to market introduction may occur. For example differences among countries have arisen with regard to labeling requirements.

     Unapproved devices subject to the PMA requirements generally must receive prior FDA export approval unless they are approved for use by any member country of the EC and certain other countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported to any country without prior FDA approval upon meeting certain requirements. Exports of products subject to the 510(k) notification requirements, but not yet cleared to market, are permitted without FDA export approval provided certain requirements are met. However, the Company must, among other things, notify the FDA and meet the importing country's requirements. There can be no assurance that the Company will receive FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Failure of the Company to receive import approval from other countries, or to obtain Certificates for Products for Export when required, or to meet FDA's export requirements or to obtain FDA export approval when required to do so, could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of March 31, 1998, the Company employed 350 employees, of whom 35 were engaged in research and development, 25 of whom were engaged in medical affairs and regulatory affairs, 107 of whom were engaged in sales and marketing, 96 of whom were involved in production and quality control and 87 of whom were engaged in finance and administration. None of the Company's employees is covered by a collective bargaining agreement. The Company also has a Board of Scientific Advisors which currently consists of five scientists, each of whom is prominent in his or her field. The Company has a consulting agreement with each scientific advisor which ranges from two to three years.

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company as of March 31, 1998:

                  NAME                    AGE                 POSITION(S)
                  ----                    ---                 -----------
Gary S. Petersmeyer.....................  51    President, Chief Executive Officer and
                                                Director
Deborah Webster*........................  38    Vice President, Human Resources and
                                                Administrative Services
Jean-Pierre Capdevielle.................  47    Vice President and Managing Director,
                                                International
David J. Foster*........................  40    Senior Vice President and General
                                                Manager, Collagen Technologies Group
Charlene Andros Friedman................  40    Vice President, General Counsel
Norman L. Halleen.......................  45    Vice President, Finance and Chief
                                                Financial Officer
Reinhard Koenig, M.D....................  37    Vice President, Medical Affairs,
                                                Worldwide
Rebecca A. Stirn........................  45    Vice President, North American Marketing
                                                Strategy
Jane A. Moffitt***......................  44    Vice President, Worldwide Regulatory
                                                Affairs
Anne L. Bakar...........................  40    Director
John R. Daniels, M.D.**.................  59    Director
William G. Davis........................  65    Director
Reid W. Dennis**........................  71    Director
Craig W. Johnson**......................  50    Director

---------------
  * Resigning as an executive officer of the Company following the Spinoff.

 ** Resigning from the Company's Board following the Spinoff.

*** Ms. Moffit resigned from the Company effective April 1, 1998.

     Mr. Petersmeyer joined the Company as President, Chief Operating Officer and a director of the Company in February 1995. In February 1997, Mr. Petersmeyer became the Company's Chief Executive Officer. Prior to joining the Company, Mr. Petersmeyer was employed by Syntex Corporation, a manufacturer of pharmaceutical products, from 1991 to January 1995, where he served as Vice President of Managed Health Care from March 1993 to January 1995, as well as serving at various times as National Sales Director and Director of Corporate Development. From 1986 to 1990, he served as President and Chief Executive Officer of Beta Phase, Inc., a medical device manufacturer, and from 1982 to 1986, he was the Executive Vice President and General Manager, Ophthalmic Products Division, of CooperVision, Inc., a manufacturer and distributor of ophthalmic products. Following the Spinoff, Mr. Petersmeyer will continue as President, Chief Executive Officer and a director of the Company.

     Ms. Webster joined the Company as a member of the finance staff in February 1982 and served in various Human Resource positions. In 1991, Ms. Webster was promoted to Vice President, Human Resources and Administrative Services of the Company. In December 1997, Ms. Webster was appointed Vice President and Chief Administrative Officer of Cohesion, with responsibility for Administration, Finance, Information

Technology and Human Resources. Following the Spinoff, Ms. Webster will continue as Vice President and Chief Administrative Officer of Cohesion.

     Mr. Capdevielle joined the Company as Vice President and Managing Director, International in February 1997. Prior to joining the Company, Mr. Capdevielle was employed by Sofamor Danek Group, a medical device company, from March 1993 to February 1997, where he served as Executive Vice President for International Operations. From 1989 to February 1993, Mr. Capdevielle served as Director of Continental Europe and President of German, French and Spanish operations for Smith & Nephew Richards, a medical device company. Following the Spinoff, Mr. Capdevielle will continue as Vice President and Managing Director, International of the Company.

     Mr. Foster joined the Company as Financial Analyst in November 1984 and served in various positions in the Company. In 1992, Mr. Foster was appointed Chief Financial Officer. In February 1997, Mr. Foster was appointed Senior Vice President and General Manager, Collagen Technologies Group. In December 1997, Mr. Foster was appointed Chief Executive Officer and director of Cohesion. From 1979 to 1984, Mr. Foster was employed by Brown, Vence and Associates, an energy and environmental consulting firm, as Engineering Project Manager. Mr. Foster serves on the Board of Directors of Pharming, CollOptics, Inc. and Innovasive, and previously served on the Board of Prograft Medical Inc. Following the Spinoff, Mr. Foster will resign as an executive officer of the Company, and will continue as Chief Executive Officer and as a director of Cohesion.

     Ms. Friedman joined the Company as General Counsel and Assistant Secretary in February 1996. In November 1997, Ms. Friedman was promoted to Vice President, General Counsel. Prior to joining the Company, Ms. Friedman practiced law for thirteen years, representing corporate and individual clients in the litigation of product liability, commercial and general liability cases. From October 1995 to January 1996, Ms. Friedman was employed by the law firm of Lillick and Charles in San Francisco, California. From July 1993 to May 1995, she practiced with Warner & Stackpole in Boston, Massachusetts. From September 1983 through July 1993, Ms. Friedman practiced at Murphy, DeMarco & O'Neill, Boston. She is a member of the California and Massachusetts bars. Following the Spinoff, Ms. Friedman will continue as Vice President, General Counsel and Assistant Secretary of the Company.

     Mr. Halleen joined the Company as Vice President, Finance and Chief Financial Officer in February 1997. From July 1989 to January 1997, Mr. Halleen ran his own business as a finance consultant in Hong Kong. In addition, from October 1993 through June 1996, he served as Chief Financial Officer of the Dutra Group, a privately held company in the construction/marine dredging business. Subsequent to Mr. Halleen leaving the Dutra Group, the Dutra Group filed an application for reorganization under Chapter 11 under the U.S. Bankruptcy Court, Northern District of California in January 1997. Prior to July 1989, he was employed for 10 years with Syntex Corporation, serving in various positions, including Regional Director of Finance for the Asia/Pacific region. Following the Spinoff, Mr. Halleen will continue as Vice President, Finance and Chief Financial Officer of the Company.

     Dr. Koenig joined the Company as Vice President, Medical Affairs, Worldwide in October 1996. From May 1995 until October 1996, he was employed by Genentech, Inc., a manufacturer of biotechnology products as the Director, Medical Information and Drug Experience. From January 1989 until May 1995, Dr. Koenig was employed by Boehringer Mannheim Therapeutics in Germany and the U.S. in various positions in medical affairs and clinical research, including the position of Director, Medical Affairs. Following the Spinoff, Dr. Koenig will continue as Vice President, Medical Affairs, Worldwide of the Company.

     Ms. Stirn joined the Company as Vice President, Global Marketing Strategy in January 1996. In January 1998, Ms. Stirn became Vice President, North American Marketing Strategy. Prior to joining the Company, Ms. Stirn provided consulting services to the Company from March 1995 to December 1995. From January 1988 to February 1995, Ms. Stirn consulted and served on the board of directors for several non-profit institutions. From September 1986 to December 1987, Ms. Stirn served as Vice President of Marketing at CEMAX, Inc., a company engaged in three-dimensional medical imaging and computer-aided design of custom implants. From June 1981 to October 1985, Ms. Stirn was employed by CooperVision, Inc. While employed by CooperVision, Inc., Ms. Stirn served as Vice President of Marketing, Optics Division and in various other marketing positions. Following the Spinoff, Ms. Stirn will continue as Vice President, North American Marketing Strategy of the Company.

     Ms. Moffitt joined the Company as Vice President, Regulatory Affairs, Worldwide in January 1997. From August 1996 to January 1997, Ms. Moffitt consulted for several corporations. Prior to joining the Company, she was employed by Amsco International as Vice President Regulatory Affairs/Quality Assurance from January 1993 through July 1996. From October 1982 to December 1992, Ms. Moffitt was employed at Allergan, Inc. where she held the positions of Assistant General Counsel and Director, Regulatory Affairs-Allergan Pharmaceuticals. Ms. Moffitt resigned from the Company effective April 1, 1998.

     Ms. Bakar has been a director of the Company since 1993. Ms. Bakar has been President and Chief Executive Officer of Telecare Corporation, the largest private provider of psychiatric services in the state of California, since 1987. Previously, Ms. Bakar spent seven years in the investment banking industry. Following the Spinoff, Ms. Bakar will continue as a director of the Company.

     Dr. Daniels is Associate Professor of Medicine/Oncology at the University of Southern California. Dr. Daniels was a Vice President of the Company from September 1975 to September 1979. Dr. Daniels is Chairman of the Board and Chief Financial Officer of Balance Pharmaceuticals, Inc., a developer of pharmaceutical products, and has served on the Company's Board since 1977. He served as President of Target Therapeutics, Inc. from June 1985 to April 1989, and as a director from June 1985 to May 1990. Dr. Daniels is also the President, Chief Executive Officer and a director of Regional Therapeutics, Inc., a developer of collagen-based medical products. Dr. Daniels was a cofounder of Collagen Corporation, Balance Pharmaceuticals and Target Therapeutics, Inc. Dr. Daniels is currently Chairman of the Cohesion Board and will continue to serve on the Cohesion Board following the Spinoff.

     Mr. Davis has been a director of the Company since 1984. Mr. Davis was associated with Eli Lilly and Company from 1957 to 1984, where he served as Executive Vice President, Eli Lilly International Corporation, from 1972 to 1975, Executive Vice President, Pharmaceutical Division, from 1975 to 1982 and President, Medical Instrument Systems Division, from 1982 until his retirement in 1984. Mr. Davis is also a director of Alza Corporation, CardioVascular Dynamics, Inc. and Endosonics, Inc. Following the Spinoff, Mr. Davis will continue as a director of the Company.

     Mr. Dennis has been a director of the Company since 1975. Mr. Dennis served as President of the Company from February 1976 to March 1978, as Chairman of the Company's Board from March 1978 to February 1995, and has served as Chairman Emeritus of the Company's Board since February 1995. Mr. Dennis is the General Partner of various partnerships associated with Institutional Venture Partners (venture capital partnerships). Mr. Dennis will is currently a director of Cohesion and will continue to serve on the Cohesion Board following the Spinoff.

     Mr. Johnson has been a director of the Company since 1991. Mr. Johnson has been a Director of Venture Law Group, A Professional Corporation, principal outside counsel to the Company, and a partner of its predecessor partnership since February 1993. From 1980 to February 1993, Mr. Johnson was a member of the law firm of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, principal outside counsel to the Company during such period. He was appointed Secretary of the Company in August 1986. Mr. Johnson served as Assistant Secretary of the Company for ten years prior to his appointment as Secretary. Mr. Johnson is also a director of Retix. Mr. Johnson is currently a director of Cohesion and will continue to serve on the Cohesion Board following the Spinoff.

     The Company currently has authorized six directors. The Company's Bylaws provide that the number of directors of the Company may be changed by an action of the Company's Board or the stockholders. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. The executive officers serve at the discretion of the Company's Board. There are no family relationships among any of the directors and/or executive officers of the Company.

DIRECTOR COMPENSATION

     The Company currently pays each director who is not an employee (currently five persons) a monthly retainer of $1,000, ($1,500 in the case of the Chairman Emeritus), a fee of $1,000 ($1,500 in the case of the Chairman Emeritus) for each meeting of the Board attended by such director, a fee of $250 for each telephonic meeting of the Board in which such director participates and a fee of $500 for each committee meeting attended by such director on a date not coinciding with a meeting of the Board. Each nonemployee director participates in the Company's 1990 Directors' Stock Option Plan, pursuant to which nonemployee directors are automatically granted options to purchase shares of Company Common Stock on the terms and conditions set forth in such plan. On July 1, 1997, each of the Company's nonemployee directors on such date were granted an option to purchase 3,000 shares of Company Common Stock at an exercise price of $19.25 per share, all pursuant to the terms of the Company's 1990 Directors' Stock Option Plan. The 1990 Directors' Stock Option Plan will be terminated on the Distribution Date, when the 1998 Directors' Stock Option Plan becomes effective.

BOARD COMMITTEES

     In October 1981, the Board established the Audit Committee and Human Resources Committee (formerly, the Compensation Committee). The Audit Committee recommends engagement of the Company's independent auditors, reviews the scope of the audit, considers comments made by the independent auditors with respect to the Company's internal control structure, including systems, procedures and internal accounting controls and the consideration given thereto by management, and reviews the Company's internal control structure, including systems, procedures and internal accounting controls, with the Company's financial and accounting staff. The Board's Audit Committee currently consists of directors Bakar and Johnson. The Human Resources Committee provides guidance and commentary for all corporate compensation, benefits, perquisite and employee (and director) equity programs. It reviews and makes recommendations to the Board regarding such matters as the Company's compensation of its officers, all employee equity plans and individual equity grants and bonus plans and bonus payments. The Human Resources Committee currently consists of directors Davis (Chairman), Bakar and Dennis.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Human Resources Committee of the Company's Board are currently directors Davis (Chairman), Bakar and Dennis. None of the members of the Human Resources Committee has at any time been an officer or employee of the Company or any subsidiary of the Company.

EXECUTIVE COMPENSATION

     The following Company Summary Compensation Table shows the compensation received by (i) the two individuals who served as Chief Executive Officer of the Company during the fiscal year ended June 30, 1997 and (ii) the four other most highly compensated executive officers of the Company (the "Company Named Executive Officers") serving at the end of the fiscal year ended June 30, 1997, and the compensation received by each such individual for the Company's two prior fiscal years. Each of such executives will continue as a senior executive of the Company following the Spinoff, with the exception of David J. Foster who will serve as Chief Executive Officer of Cohesion, Deborah Webster who will serve as Vice President and Chief Administrative Officer of Cohesion, and Michael I. Levitt and Howard D. Palefsky, who have resigned as officers.

                       COMPANY SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION              AWARDS
                                          ----------------------------------   ------------
                                                                                SECURITIES        ALL
                                                                OTHER ANNUAL    UNDERLYING       OTHER
                                 FISCAL                         COMPENSATION     OPTIONS      COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS        ($)(1)         (#)(2)          (3)
  ---------------------------    ------   --------   --------   ------------   ------------   ------------
Gary S. Petersmeyer(4).........   1997    $262,777   $108,000        --          150,000        $  2,238
  President, Chief Executive      1996    $213,956   $ 29,025        --           25,000        $ 36,301
  Officer and director            1995    $ 83,335         --        --           60,000        $    508
Deborah Webster(5).............   1997    $148,187   $ 41,620        --            6,000        $  4,608
  Vice President, Human           1996    $139,600   $ 18,842        --            8,000        $    301
  Resources and                   1995    $135,650   $ 18,293        --               --        $    291
  Administrative Services
David J. Foster(6).............   1997    $160,263   $ 47,600        --            6,000        $    453
  Senior Vice President and       1996    $144,306   $ 24,575        --           10,000        $    314
  General Manager,                1995    $136,650   $ 18,227        --               --        $    288
  Collagen Technologies Group
Michael I. Levitt(7)...........   1997    $163,248   $ 57,313        --            6,000        $ 19,243
  Vice President, Operations      1996    $153,878   $ 20,757        --            6,000        $ 20,084
                                  1995    $143,750   $ 20,250        --           30,000        $139,876
Rebecca A. Stirn(8)............   1997    $149,484   $ 42,014        --            3,000        $    505
  Vice President,                 1996    $ 95,053   $  8,550        --           25,000        $ 74,990
  Global Marketing Strategy       1995          --         --        --               --        $  3,000
Howard D. Palefsky(9)..........   1997    $231,819   $650,000        --           15,000        $  1,769
  Former Chairman and             1996    $309,103   $ 41,817        --           20,000        $  1,935
  Chief Executive Officer         1995    $294,270   $ 39,826        --               --        $  1,862

---------------
(1) The value of perquisites or personal benefits is not included in the amounts disclosed if, in the aggregate for any named individual, they did not exceed the lesser of either $50,000 or ten percent of total salary and bonus reported for such individual in the Summary Compensation Table.

(2) This table does not reflect options granted subsequent to the close of fiscal 1997, which may represent grants partially in recognition of fiscal 1997 performance.

(3) Stated amounts represent (a) a hiring bonus to Mr. Petersmeyer, (b) a 15-year service award to Ms. Webster, (c) a mortgage assistance payment, a goods and services allowance and a discretionary bonus paid to Mr. Levitt in fiscal 1997, a mortgage assistance payment to Mr. Levitt in fiscal 1996 and payments for a hiring bonus, mortgage assistance and the reimbursement of relocation expenses to Mr. Levitt in fiscal 1995 and (d) fees for consulting services provided by Ms. Stirn in fiscal 1996 and fiscal 1995, prior to her commencement of employment with the Company. Remaining amounts represent insurance premiums paid by the Company for term life insurance under the Company's group life insurance employee benefit.

(4) Mr. Petersmeyer commenced employment with the Company in February 1995. Following the Spinoff, Mr. Petersmeyer will continue as President, Chief Executive Officer of the Company, and member of the Company's Board.

(5) Following the Spinoff, Ms. Webster will continue to serve as Vice President and Chief Administrative Officer of Cohesion.

(6) Following the Spinoff, Mr. Foster will continue to serve as Chief Executive Officer and member of the Cohesion Board.

(7) Mr. Levitt resigned as Vice President, Operations of the Company in November 1997.

(8) Ms. Stirn commenced employment with the Company in January 1996. Following the Spinoff, Ms. Stirn will continue as Vice President, North American Marketing Strategy of the Company.

(9) Mr. Palefsky resigned as Chief Executive Officer of the Company in February 1997 and as a director of the Company in June 1997.

     The following table sets forth information for the Company Named Executive Officers with respect to grants to purchase Company Common Stock made during the fiscal year ended June 30, 1997. As a result of the Spinoff, each option granted to the Company Named Executive Officers listed below will be replaced with either a new option to purchase shares of Company Common Stock, a new option to purchase shares of Cohesion Common Stock or new options to purchase shares of both Company Common Stock and Cohesion Common Stock, as provided in the Benefits Agreement and, as a result, their value may depend, in part, on the future value of Company Common Stock as well as the future value of Cohesion Common Stock. See "Relationship Between the Company and Cohesion After the Spinoff -- Benefits Agreement."

                COMPANY STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)                          POTENTIAL
                            --------------------------------------------------      REALIZABLE VALUE AT
                                         % OF TOTAL                                    ASSUMED ANNUAL
                            NUMBER OF     OPTIONS                                   RATES OF STOCK PRICE
                            SECURITIES   GRANTED TO                                   APPRECIATION FOR
                            UNDERLYING   EMPLOYEES     EXERCISE                  10-YEAR OPTION TERM($)(3)
                             OPTIONS     IN FISCAL      PRICE       EXPIRATION   --------------------------
       GRANTEE NAME         GRANTED(#)    YEAR(2)       $/SH.          DATE          5%            10%
       ------------         ----------   ----------    --------     ----------   -----------   ------------
Gary S. Petersmeyer.......    20,000        4.62%       $16.75       08/09/06    $  210,680    $   533,904
                             130,000       30.04%       $19.50       02/07/07    $1,594,248    $ 4,040,137
Deborah Webster...........     6,000        1.39%       $16.75       08/09/06    $   63,204    $   160,171
David J. Foster...........     6,000        1.39%       $16.75       08/09/06    $   63,204    $   160,171
Michael I. Levitt(4)......     6,000        1.39%       $16.75       08/09/06    $   63,204    $   160,171
Rebecca A. Stirn..........     3,000        0.69%       $16.75       08/09/06    $   31,602    $    80,086
Howard D. Palefsky........    15,000        3.47%       $16.75       08/09/06    $  158,010    $   400,428
All Employee Optionees....   432,750         100%       $18.39(5)          (5)   $5,004,915    $12,683,437

---------------
(1) Consists of stock options granted pursuant to the Company's stock option plans, which generally become exercisable at a rate of two percent of the shares subject to the option per month for 50 months as long as the optionee remains an employee with, consultant to or director of the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date.

(2) Out of a total of 432,750 options granted during the last fiscal year to purchase Company Common Stock.

(3) These amounts represent certain assumed rates of appreciation for a given exercise price only. Actual gains, if any, on stock option exercises and Company Common Stock holdings are dependent on the future performance of the Company Common Stock. There is no assurance that the amounts reflected will be realized.

(4) Mr. Levitt resigned as Vice President, Operations of the Company in November, 1997.

(5) Represents the weighted average exercise price of options granted during fiscal 1997. Options granted during fiscal 1997 will generally expire on the date in fiscal 2007 equal to ten years from the date of grant.

     The following table sets forth information for the Company Named Executive Officers with respect to exercises of options to purchase Company Common Stock in the fiscal year ended June 30, 1997. As a result of the Spinoff, each option granted to the Company Named Executive Officers listed below will be replaced with either a new option to purchase shares of Company Common Stock, a new option to purchase shares of Cohesion Common Stock or new options to purchase shares of both Company Common Stock and Cohesion Common Stock, as provided in the Benefits Agreement (as defined hereafter) and, as a result, their value may, in part, depend on the future value of Company Common Stock as well as the future value of Cohesion Common Stock. See "Relationship Between the Company and Cohesion After the Spinoff -- Benefits Agreement."

            AGGREGATED COMPANY OPTION EXERCISES IN LAST FISCAL YEAR
                   AND COMPANY OPTION VALUES ON JUNE 30, 1997

                                                                  NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT FISCAL       AT FISCAL YEAR-END
                                       SHARES                         YEAR-END(#)                ($)(1)
                                     ACQUIRED ON      VALUE          (EXERCISABLE/           (EXERCISABLE/
               NAME                  EXERCISE(#)   REALIZED($)       UNEXERCISABLE)          UNEXERCISABLE)
               ----                  -----------   -----------   ----------------------   --------------------
Gary S. Petersmeyer................        --             --         57,800/177,200         $  8,500/$19,000
Deborah Webster....................        41       $    400          41,610/11,340         $ 44,491/ $5,840
David J. Foster....................        --             --          36,340/12,460         $  3,100/ $6,400
Michael I. Levitt..................        --             --          24,240/17,760         $  2,220/ $5,280
Rebecca A. Stirn...................        --             --           8,600/19,400         $    450/ $1,800
Howard D. Palefsky.................    54,000       $535,250         169,300/28,700         $688,400/$14,600

---------------
(1) The fair market value of the Company Common Stock at the close of business on June 30, 1997 was $17.50 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1992, the Company purchased 800,000 shares of preferred stock of CollOptics, Inc. ("CollOptics") for an aggregate of $500,000. In addition, the Company granted to CollOptics a license to use the Company's technology in the field of refractive surgery for long-term vision correction and entered into certain other technology-related agreements with CollOptics. In September 1995, the Company purchased an additional 1,000,000 shares of CollOptics preferred stock for an aggregate of $500,000. During fiscal 1997, CollOptics made certain payments to the Company, primarily for research and development services and the reimbursement of expenses paid by the Company, totaling $500,000. As of June 30, 1997, CollOptics owed the Company $769,981 for research and development services and the reimbursement of expenses paid by the Company. David J. Foster, Chief Executive Officer of Cohesion and Dr. Frank DeLustro, President and Chief Operating Officer of Cohesion, are directors of CollOptics. As of June 30, 1997, the Company held a 47% equity interest in CollOptics. In connection with the Spinoff, all outstanding shares of CollOptics owned by the Company and all agreements between the Company and CollOptics were transferred to Cohesion effective January 1, 1998.

     In November 1993, the Company purchased from Cohesion Corp., for approximately $65,000, 50,000 shares of Preferred Stock ("Cohesion Corp. Preferred Stock") and 200,000 shares of Common Stock ("Cohesion Corp. Common Stock"). In April 1994, the Company purchased 95,238 shares of Cohesion Corp. Preferred Stock for approximately $86,000, and in July 1994, the Company purchased 104,762 shares of Cohesion Corp. Preferred Stock for approximately $94,000. Cohesion Corp. was formerly known as Otogen Corporation ("Otogen") and Dr. Rodney Perkins, a director of the Company at that time, was the majority stockholder, Chairman and President. In addition to the purchase of shares, the Company granted to Cohesion Corp. a license to use the Company's technology in the fields of otology and neurosurgical applications, in return for which the Company was granted an additional 50,000 shares of Cohesion Corp. Common Stock. Between April 1994 and May 1996, the Company made an additional equity investment in Cohesion Corp. of $180,000 and loaned to Cohesion Corp. an aggregate of approximately $1,540,000. In May 1996, the

Company purchased an additional aggregate of 875,000 shares of Cohesion Corp. Common Stock and Cohesion Corp. Preferred Stock from Cohesion Corp. for an aggregate of approximately $5.1 million (including conversion of Cohesion Corp.'s outstanding indebtedness to the Company) and purchased 275,000 shares of Cohesion Corp. Common Stock and Cohesion Corp. Preferred Stock from Dr. Perkins for an aggregate of $1,452,500. The Company also granted to Cohesion Corp. a license to use certain of the Company's technology in the fields of tissue adhesion and anti-adhesion technology, excluding ophthalmic applications, in return for which the Company was granted an additional 75,000 shares of Cohesion Corp. Preferred Stock. In addition, the Company agreed to loan Cohesion Corp. up to $5,000,000 in the form of convertible debt, which loan, drawn upon at the direction of the President of Cohesion Corp., bore interest at an annual rate of the greater of the prime lending rate or 10% and will be due and payable five years after the date of the first disbursement, subject to acceleration under certain circumstances. In connection with the loan transaction, Dr. Perkins granted the Company an option to purchase up to 125,000 additional shares of Cohesion Corp. Common Stock held by Dr. Perkins, which option becomes exercisable as to 25,000 shares for each $1,000,000 of the loan commitment that is disbursed. In each of May 1997, August 1997 and October 1997 the Company loaned $1,000,000 to Cohesion Corp. under the loan commitment and purchased 25,000 shares of Cohesion Corp. Common Stock from Dr. Perkins. In addition, in connection with this transaction, the Company agreed to grant Dr. Perkins an option to purchase up to 77,500 shares of the Company's Common Stock in connection with his continued participation on the Cohesion Corp. Board of Directors. In connection with the May 1996 stock purchase transactions, Craig W. Johnson, a director and Secretary of the Company, and an investment partnership in which he holds a beneficial interest purchased an aggregate of 25,000 shares of Cohesion Corp. Common Stock and Cohesion Corp. Preferred Stock for an aggregate of $127,750. In June 1996, Dr. John R. Daniels, a director of the Company, was appointed to Cohesion Corp.'s Board of Directors. As of June 30, 1997, the Company held an 81% equity interest in Cohesion Corp. and in December 1997 increased its ownership position to 99%. Effective January 1, 1998, the Company contributed all of its holdings of the Cohesion Corp. capital stock and its research and development programs for sealant and adhesion barriers to Cohesion.

     In October 1995, Ross Erickson, then an executive officer of the Company and currently an executive officer of Cohesion and Cohesion Corp., borrowed $120,000 from the Company pursuant to a secured promissory note. This debt was secured by real property purchased by Mr. Erickson and all shares of the Company's stock issued to Mr. Erickson pursuant to the exercise of stock options. In May 1997, all amounts due to the Company under such loan were repaid through the assumption of the loan by Cohesion Corp. In October 1997 and December 1997 Ross Erickson repaid to Cohesion Corp. all amounts owing on such promissory note.

     In October 1995, the Company purchased 844,000 shares of preferred stock of Innovasive for $4,100,000. In connection with this investment, the Company entered into Research and Development, Distribution and Manufacturing and Supply Agreements with Innovasive with respect to tissue fixation devices manufactured from collagen-based materials using the Company's proprietary technology. Shortly following its investment in Innovasive, the Company purchased from Howard D. Palefsky, the former Chairman and Chief Executive Officer of the Company, all of his holdings of Innovasive capital stock (30,303 shares) for an aggregate of $63,552. During fiscal 1997, pursuant to the terms of the Research and Development Agreement, Innovasive made payments to the Company totaling $698,665 for research and development services and reimbursement of expenses paid by the Company. As of June 30, 1997, Innovasive owed the Company $289,243 for research and development services and the reimbursement of expenses paid by the Company. The Company is entitled to elect one member of Innovasive's Board of Directors so long as it holds five percent of Innovasive's capital stock on a fully diluted basis. Mr. Foster is the Company's current designee on the Innovasive Board of Directors. As of December 31, 1997, the Company held approximately nine percent of Innovasive's outstanding capital stock. In connection with the Spinoff, all outstanding shares of Innovasive owned by the Company and all agreements between the Company and Innovasive were transferred to Cohesion.

     Since February 1993, the Company has retained as its principal outside legal counsel Venture Law Group, A Professional Corporation, a law firm of which Craig W. Johnson, a director of the Company, is a director. Prior to such time, the Company had retained Wilson, Sonsini, Goodrich & Rosati, Professional

Corporation ("WSG&R"), as its principal outside legal counsel since 1977. From 1980 until February 1993, Mr. Johnson was a member of WSG&R. In connection with the Spinoff, Mr. Johnson, who has been elected to the Cohesion Board, will resign from the Company's Board.

     In August 1994, June 1995 and December 1995, Mr. Palefsky borrowed an aggregate of $475,000 from the Company pursuant to promissory notes secured by all shares of the Company's capital stock held by Mr. Palefsky while such debt is outstanding, and bearing an annual interest rate equal to the lesser of 10% or the prime rate at the close of each quarter for which interest accrues. In February 1996, Mr. Palefsky borrowed an additional $1,080,000 from the Company on an unsecured basis pursuant to a promissory note bearing an annual interest rate equal to the lesser of 10% or the prime rate at the close of each quarter for which interest accrues.

     In March 1997, Mr. Palefsky entered into an agreement with the Company in connection with the severance of his employment relationship with the Company. At the same time, Mr. Palefsky entered into a consulting relationship with the Company, which has been assigned to Cohesion pursuant to the Separation and Distribution Agreement. Under the consulting agreement, the Company agreed to pay Mr. Palefsky a consulting fee of $29,167 during each of the first 24 months of his consultancy. As additional compensation for services during his consultancy and for Mr. Palefsky's execution and adherence to a noncompetition agreement with the Company, the Company agreed to: (i) pay Mr. Palefsky a bonus of $650,000, (ii) conditioned on completion of the first year of his consultancy and noncompetition, pay Mr. Palefsky a bonus of $225,000 on the first anniversary date of the agreement and forgive $425,000 of the principal and any accrued interest thereon of outstanding loans totaling $475,000 in principal amount, made to Mr. Palefsky by the Company and (iii) conditioned on completion of the second year of Mr. Palefsky's consultancy, the Company agreed to forgive the balance of the principal and any accrued interest thereon of the above loans and also to forgive the entire principal balance and any accrued interest thereon of the loan in the principal amount of $1,080,000 made by the Company in February 1996 to Mr. Palefsky. During his consultancy, Mr. Palefsky is also entitled to reimbursement for his reasonable expenses incurred in connection with rendering consulting services to the Company. Mr. Palefsky's options to purchase stock of the Company shall continue to vest during his period of consultancy and shall, in any event, be fully vested on conclusion of the consultancy.

     In July 1996, Reid W. Dennis, Chairman Emeritus and a director of the Company, borrowed $1,000,000 from the Company on an unsecured basis pursuant to a promissory note bearing an annual interest rate of 8.25%. Mr. Dennis repaid the entire balance of principal and accrued interest on this note on September 11, 1996.

     In February 1997, the Company entered into an employment agreement with Gary S. Petersmeyer, the Company's President and Chief Executive Officer, containing arrangements pursuant to which Mr. Petersmeyer is entitled to receive, in the event of his involuntary termination (other than for cause) by the Company (apart from a change of control), a lump sum payment of 12 months base salary, a lump sum payment equal to Mr. Petersmeyer's scheduled bonus, and accelerated vesting of any options previously granted to and held by Mr. Petersmeyer as of the termination date, to the extent that such options would have vested during the 12 months following the termination date. In the event of his involuntary termination (other than for cause) by the Company within 24 months following a "change of control," Mr. Petersmeyer is entitled to a lump sum payment of 24 months base salary, a lump sum payment equal to two times Mr. Petersmeyer's scheduled bonus, and accelerated vesting of any options previously granted to and held by Mr. Petersmeyer as of the termination date, to the extent that such options would have vested during the 24 months following the termination date.

     In December 1997, Charles Williams, Vice President, Operations of Cohesion, borrowed $150,000 from Cohesion Corp., pursuant to a promissory note bearing an annual interest rate of 8.5%, secured by certain real property owned by Mr. Williams and all shares of Cohesion Corp. Common Stock issued to Mr. Williams upon exercise of stock options currently held or acquired following the date of the loan by Mr. Williams while the loan amount is outstanding.

     The Company and Cohesion entered into certain "change of control" agreements with certain of their respective officers pursuant to which all options granted to such executive officers to purchase Company Common Stock shall immediately vest to the extent that such options would have vested during the 24 months following the termination date, and all options granted to such executive officers to purchase Cohesion Corp. Common Stock, shall immediately vest to the extent that such options would have vested during the 24 months following a "change of control," in the event that such officer's employment is involuntarily terminated without cause within a specified period of time following a change of control of the Company or Cohesion. Events constituting a change of control include (i) any person acquiring 50% or more of the total voting power represented by the Company's or Cohesion's then outstanding voting securities without the approval of the Company's Board or the Cohesion Board, respectively; (ii) any person acquiring 50% or more of the total voting power represented by the Company's or Cohesion's then outstanding voting securities without the approval of the Company's Board or the Cohesion Board, respectively;
(iii) any merger, sale of assets or liquidation of the Company or Cohesion in which the Company's or Cohesion's outstanding voting securities prior to the transaction cease to represent at least 50% of the total voting power represented by the voting securities of the Company or Cohesion, respectively or of the surviving entity after the transaction; or (iv) replacing a majority of the Company's Board or the Cohesion Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMPANY COMMON STOCK

  By Management

     Information is set forth below regarding beneficial ownership of Company Common Stock by (1) each person who is a director of the Company; (2) each Company Named Executive Officer; (3) each known beneficial owner of more than 5% of Company Common Stock and (4) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of March 31, 1998.

                                                                SHARES BENEFICIALLY
                                                                     OWNED(1)
                 5% STOCKHOLDERS, DIRECTORS                   -----------------------
            COMPANY NAMED EXECUTIVE OFFICERS AND                           PERCENT OF
        DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP            NUMBER       TOTAL(2)
        -------------------------------------------           ---------    ----------
Wellington Management Company(3)............................  1,195,500       13.4%
  75 State Street
  Boston, MA 02109
Heartland Advisors, Inc.(4).................................  1,079,800       12.1%
  790 North Milwaukee Street
  Milwaukee, WI 53202
T. Rowe Price Associates, Inc.(5)...........................    727,400        8.1%
  100 East Pratt Street
  Baltimore, MD 21202
Dimensional Fund Advisers, Inc.(6)..........................    504,050       5.63%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Reid W. Dennis(7)...........................................    700,043        7.8%
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Anne L. Bakar(8)............................................     24,000          *
John R. Daniels, M.D.(8)....................................    143,327        1.6%
William G. Davis(8).........................................     31,000          *
Craig W. Johnson(8).........................................     83,000          *
Gary S. Petersmeyer(8)......................................    115,988        1.3%
Deborah Webster(8)..........................................     51,356          *
David J. Foster(8)..........................................     52,170          *
Rebecca A. Stirn(8).........................................     17,428          *
All directors and executive officers as a group (14
  persons)(8)...............................................  1,264,267       13.5%

---------------
  * Less than 1 percent.

(1) The persons named in this table have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table.

(2) As of March 31, 1998, 8,951,227 shares were issued and outstanding, exclusive of shares held by the Company as treasury stock.

(3) Wellington Management Company ("WMI") is an investment advisor registered with the Commission under the Investment Advisors Act of 1940, as amended. WMI may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to its various investment advisory clients. Of such amount, WMI may be deemed to have shared voting power with respect to 594,400 shares and shared dispositive power with respect to 1,195,500 shares. The information presented is based upon information filed with the Commission on Schedule 13G by the stockholder.

(4) Heartland Advisors, Inc., America's Value Investor(R) ("Heartland Advisors") is an investment advisor registered with the Commission under the Investment Advisors Act of 1940, as amended. Heartland Advisors may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to its various investment advisory clients. Of such amount, Heartland Advisors may be deemed to have sole voting power with respect to 1,069,300 shares and sole dispositive power with respect to 1,079,800 shares. The information presented is based upon information filed with the Commission on Schedule 13G by the stockholder.

(5) T. Rowe Price Associates, Inc. may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to its various investment advisory clients. Of such amount, T. Rowe Price Associates, Inc. may be deemed to have sole voting power with respect to 253,300 shares and sole dispositive power with respect to 727,400 shares. The information presented is based upon information filed with the Commission on Schedule 13G by the stockholder.

(6) Dimensional Fund Advisors, Inc. ("DFA") is an investment advisor registered under the Investment Advisors Act of 1940. DFA may be deemed to beneficially own the stated shares by virtue of its status as a registered investment advisor to its various investment advisory clients. Of such amount, DFA may be deemed to have sole voting power with respect to 339,650 shares and sole dispositive power with respect to 504,050 shares. The information presented is based upon information filed with the Commission on Schedule 13G by the stockholder.

(7) Includes 27,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998; excludes 1,500 shares held by Mr. Dennis as trustee for Suzanna Weaver Dennis, in which he disclaims any beneficial ownership.

(8) Includes the following number of shares issuable upon exercise of options exercisable within 60 days of March 31, 1998: Ms. Bakar 24,000; Dr. Daniels 27,000; Mr. Davis 27,000; Mr. Johnson 33,000; Mr. Petersmeyer 113,400; Ms.
    Webster 44,310; Mr. Foster 43,550; Ms. Stirn 15,240; all directors and officers as a group 400,230.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following financial information is provided to assist you in your consideration of the proposed Spinoff and includes selected historical and unaudited pro forma financial data for each of the Company and Cohesion. The unaudited pro forma financial data for the Company assumes Cohesion's business had been spun-off prior to July 1, 1996 for purposes of the statement of operations data, and on December 31, 1997 for purposes of the balance sheet data. The unaudited pro forma financial data for Cohesion presents Cohesion as though it had already become a separate company prior to July 1, 1996 for purposes of the statement of operations data, and on December 31, 1997 for purposes of the balance sheet data. The unaudited pro forma financial data includes certain additions and adjustments to the historical results related to
(i) transfer price arrangements under Cohesion's supply agreements with the Company, and (ii) research and development expenses associated with the reimbursement of costs under Cohesion's development arrangements with the Company. You should not rely on the unaudited pro forma data as being indicative of what the historical results would have been for the Company or Cohesion or as predictive of the future results of either company.

            COHESION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The tables below set forth selected historical financial data of Cohesion. This information has been prepared from the audited consolidated financial statements of Cohesion as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 and the unaudited consolidated financial statements as of December 31, 1997 and for the six months ended December 31, 1996 and 1997 included herein. Financial information as of June 30, 1993, 1994 and 1995 and for each of the two years in the period ended June 30, 1994, has been prepared from unaudited consolidated financial statements not included herein. During these periods, Cohesion has been wholly owned by the Company. The historical financial information may not reflect Cohesion's future performance or the future financial position or results of operations of Cohesion, nor does it provide or reflect data as if Cohesion had actually operated as a separate, stand-alone entity during the periods covered. Per share data has not been presented as no common shares are outstanding and such information would not be meaningful.

     The selected historical financial data should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohesion," included elsewhere in this Proxy Statement. In the opinion of Cohesion's and the Company's management, the unaudited consolidated financial statements as of June 30, 1993, 1994 and 1995 and as of December 31, 1997, for the years ended June 30, 1993 and 1994 and for the six months ended December 31, 1996 and 1997, contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations for these periods.

            SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
                           FINANCIAL DATA (CONTINUED)

      COHESION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (CONTINUED)
                                 (IN THOUSANDS)

                                                                                                           SIX MONTHS ENDED
                                                            YEARS ENDED JUNE 30,                             DECEMBER 31,
                                        -------------------------------------------------------------   -----------------------
                                           1993          1994          1995         1996       1997       1996         1997
                                        -----------   -----------   -----------   --------   --------   --------   ------------
                                               (UNAUDITED)                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue -- product sales..............   $  1,198      $  4,302      $  3,546     $  3,612   $  2,527   $  1,357   $     1,234
Costs and expenses:
  Cost of sales.......................        539         1,991         1,961        2,404      2,105      1,077           692
  Research and development............      2,957         3,284         3,416        4,268      9,627      6,071         7,402
  General and administrative..........      2,627         2,815         2,726        3,120      7,153      1,871         2,591
  Purchased in-process research and
    development.......................         --            --            --        3,000         --         --        10,530
                                         --------      --------      --------     --------   --------   --------   -----------
         Total costs and expenses.....      6,123         8,090         8,103       12,792     18,885      9,019        21,215
                                         --------      --------      --------     --------   --------   --------   -----------
Loss from operations..................     (4,925)       (3,788)       (4,557)      (9,180)   (16,358)    (7,662)      (19,981)
Other income (expense):
  Net gain on investments, principally
    Boston Scientific (Target
    Therapeutics, Inc. ("Target")
    prior to April 1997)..............     20,323            --         5,110       82,093      9,063      9,222         8,775
  Net gain on sale of investment in
    Prograft Medical, Inc.............         --            --            --           --     15,395         --            --
  Equity in earnings of Target(1).....      1,455         1,675         2,417        1,430         --         --            --
  Equity in losses of other
    affiliates........................        (83)         (762)       (1,230)      (1,824)      (813)      (598)           (9)
  Interest income.....................         29            25            25          378        566        343           236
  Interest expense....................     (2,647)       (1,530)       (2,113)      (2,532)      (377)      (188)           --
                                         --------      --------      --------     --------   --------   --------   -----------
Income (loss) before provision for
  income taxes, minority interest and
  cumulative effect of change in
  accounting for income taxes.........     14,152        (4,380)         (348)      70,365      7,476      1,117       (10,979)
Provision for income taxes............      6,004          (475)          553       31,718      3,162        480            --
Minority interest.....................         --            --            --          (27)      (667)      (235)           --
Cumulative effect of change in
  accounting for income taxes.........        959            --            --           --         --         --            --
                                         --------      --------      --------     --------   --------   --------   -----------
Net income (loss).....................   $  7,189      $ (3,905)     $   (901)    $ 38,674   $  4,981   $    872   $   (10,979)
                                         ========      ========      ========     ========   ========   ========   ===========

                                                                  JUNE 30,
                                        -------------------------------------------------------------              DECEMBER 31,
                                           1993          1994          1995         1996       1997                    1997
                                        -----------   -----------   -----------   --------   --------              ------------
                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.........................   $    575      $    497      $    491     $ 11,074   $ 13,798              $     1,832
Working capital (deficiency)..........    (19,803)      (25,802)      (30,530)       8,463     12,033                    2,695
Investment in Boston Scientific
  (Target prior to 1997)(1)(2)........     15,823        17,499        17,570       65,841     83,874                   66,815
Total assets..........................     27,979        30,328        32,915       97,916    114,604                   87,449
Long-term liabilities.................      6,859         7,413         8,206       27,260     35,131                   28,023
Total stockholder's and parent company
  equity (net capital deficiency).....       (750)       (5,732)       (8,560)      59,545     74,005                   55,306

---------------
(1) The first five months in fiscal 1996 and the 1993, 1994 and 1995 financial information is presented with Target accounted for under the equity method.

(2) Includes $11,404 receivable from Cohesion's equity collar investment at December 31, 1997.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    CONSOLIDATED FINANCIAL DATA (CONTINUED)

      COLLAGEN CORPORATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The tables below set forth selected historical financial data of the Company. This information has been prepared from the audited consolidated financial statements of the Company as of and for each of the five years in the period ended June 30, 1997 and the unaudited consolidated financial statements of the Company as of December 31, 1997 and for the six months ended December 31, 1996 and 1997 not included herein. The financial data below includes Cohesion.

     This selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Collagen Corporation Consolidated Financial Statements and related notes in the Company's Annual Report on Form 10-K for the year ended June 30, 1997 and the Company's Quarterly Report on Form 10-Q for the six months ended December 31, 1997. See "Available Information."

     In the opinion of management of the Company, the unaudited consolidated financial statements as of December 31, 1997 and for the six months ended December 31, 1996 and 1997 included in the Company's Quarterly Report on Form 10-Q for the six months ended December 31, 1997, contain all adjustments consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations for these interim periods.

     Financial information for any given period should not be relied upon as indicative of results for future periods.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    CONSOLIDATED FINANCIAL DATA (CONTINUED)

COLLAGEN CORPORATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             SIX MONTHS ENDED
                                                    YEARS ENDED JUNE 30,                       DECEMBER 31,
                                      -------------------------------------------------   ----------------------
                                       1993      1994      1995       1996       1997      1996         1997
                                      -------   -------   -------   --------   --------   -------   ------------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product sales.....................  $49,743   $64,552   $71,560   $ 68,730   $ 71,812   $35,842     $ 42,953
  Other.............................       --     1,000     1,000      2,000         --        --           --
                                      -------   -------   -------   --------   --------   -------     --------
         Total revenue..............   49,743    65,552    72,560     70,730     71,812    35,842       42,953
Costs and expenses:
  Cost of sales.....................   15,659    18,940    18,584     19,312     20,308    10,466       14,037
  Research and development..........    8,767     9,366     9,943     12,170     18,840     8,686       11,493
  Selling, general and
    administrative..................   29,176    28,639    32,179     39,040     43,576    19,328       21,555
  Purchased in-process research and
    development.....................       --        --        --     17,800         --        --       10,530
                                      -------   -------   -------   --------   --------   -------     --------
         Total costs and expenses...   53,602    56,945    60,706     88,322     82,724    38,480       57,615
                                      -------   -------   -------   --------   --------   -------     --------
Income (loss) from operations.......   (3,859)    8,607    11,854    (17,592)   (10,912)   (2,638)     (14,662)
Other income (expense), net.........   22,171       241     4,346     82,047     24,126     9,054        9,129
                                      -------   -------   -------   --------   --------   -------     --------
Income (loss) before provision for
  income taxes, minority interest
  and change in accounting for
  income taxes......................   18,312     8,848    16,200     64,455     13,214     6,416       (5,533)
Provision for income taxes..........    8,580     3,928     7,440     37,985      6,607     3,400          901
Minority interest...................       --        --        --       (182)      (764)     (302)         (27)
Cumulative effect of change in
  accounting for income taxes.......     (989)       --        --         --         --        --           --
                                      -------   -------   -------   --------   --------   -------     --------
Net income (loss)...................  $ 8,743   $ 4,920   $ 8,760   $ 26,652   $  7,371   $ 3,318     $ (6,407)
                                      =======   =======   =======   ========   ========   =======     ========
Basic net income (loss) per
  share(1)..........................  $  0.88   $  0.51   $  0.94   $   2.99   $   0.84   $  0.38     $  (0.72)
Shares used in computing basic net
  income (loss) per share(1)........    9,957     9,592     9,270      8,915      8,804     8,827        8,857
Diluted net income (loss) per
  share(1)..........................  $  0.85   $  0.50   $  0.93   $   2.94   $   0.83   $  0.37     $  (0.72)
Shares used in computing diluted net
  income (loss) per share(1)........   10,267     9,896     9,460      9,075      8,930     8,963        8,857

                                                          JUNE 30,
                                      -------------------------------------------------             DECEMBER 31,
                                       1993      1994      1995       1996       1997                   1997
                                      -------   -------   -------   --------   --------             ------------
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments............  $19,630   $12,736   $ 9,384   $ 25,367   $ 23,598               $ 12,732
Working capital.....................   24,557    16,227    14,396     27,574     32,242                 24,194
Investment in Boston Scientific,
  Inc. (Target Therapeutics, Inc.
  prior to 1997)(2).................   15,823    17,499    17,570     65,841     83,874                 66,815
Total assets........................   76,206    74,505    76,906    163,007    184,911                158,977
Long-term liabilities, excluding
  minority interest.................    8,784     9,507     9,972     31,118     39,243                 29,941
Total stockholders' equity..........   54,936    49,082    47,920    103,001    119,897                103,475

---------------
(1) As restated for the adoption of Financial Accounting Standards Board Statement No. 128, "Earnings Per Share."

(2) Includes $11,404 receivable from the Company's equity collar investment at December 31, 1997.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    CONSOLIDATED FINANCIAL DATA (CONTINUED)

       COHESION SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The tables below set forth selected unaudited pro forma consolidated financial data of Cohesion. The pro forma information presented is theoretical in nature and not necessarily indicative of the future results of operations or financial position of Cohesion or the results of operations and financial position which would have resulted had Cohesion been a stand-alone company during the periods presented. The pro forma financial data reflects the effects of the January 1, 1998 contribution by the Company to Cohesion under the terms of the Distribution Agreement and includes certain additions and adjustments to the historical results related to (i) transfer price arrangements under Cohesion's supply agreements with the Company, and (ii) research and development expenses associated with the reimbursement of costs under Cohesion's development arrangements with the Company. The pro forma statement of operations data assumes that the Spinoff occurred prior to July 1, 1996. The pro forma balance sheet data assumes that the Spinoff occurred on December 31, 1997. This information has been prepared from the unaudited pro forma consolidated financial information of Cohesion included elsewhere in this Proxy Statement.

     The pro forma financial data should be read in conjunction with the unaudited pro forma consolidated financial information and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohesion" included elsewhere in this Proxy Statement.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    CONSOLIDATED FINANCIAL DATA (CONTINUED)

 COHESION SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          SIX MONTHS ENDED
                                               YEAR ENDED JUNE 30, 1997                  DECEMBER 31, 1997
                                         ------------------------------------   ------------------------------------
                                                       PRO FORMA                              PRO FORMA
                                         HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                         ----------   -----------   ---------   ----------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue -- product sales...............   $  2,527      $    --     $  2,527     $  1,234      $    --     $  1,234
Costs and expenses:
  Cost of sales........................      2,105         (589)       1,516          692           48          740
  Research and development.............      9,627       (1,313)       8,314        7,402       (1,015)       6,387
  General and administrative...........      7,153           --        7,153        2,591           --        2,591
  Purchased in-process research and
    development........................         --           --           --       10,530           --       10,530
                                          --------      -------     --------     --------      -------     --------
         Total costs and expenses......     18,885       (1,902)      16,983       21,215         (967)      20,248
                                          --------      -------     --------     --------      -------     --------
Loss from operations...................    (16,358)       1,902      (14,456)     (19,981)         967      (19,014)
Other income (expense):
  Net gain on investments, principally
    Boston Scientific Corporation......      9,063           --        9,063        8,775           --        8,775
  Net gain on sale of investment in
    Prograft Medical, Inc..............     15,395           --       15,395           --           --           --
  Equity in losses of other
    affiliates.........................       (813)          --         (813)          (9)          --           (9)
  Interest income......................        566           --          566          236           --          236
  Interest expense.....................       (377)          --         (377)          --           --           --
                                          --------      -------     --------     --------      -------     --------
Income (loss) before provision for
  income taxes and minority interest...      7,476        1,902        9,378      (10,979)         967      (10,012)
Provision for income taxes.............      3,162          723        3,885           --           --           --
Minority interest......................       (667)          --         (667)          --           --           --
                                          --------      -------     --------     --------      -------     --------
Net income (loss)......................   $  4,981      $ 1,179     $  6,160     $(10,979)     $   967     $(10,012)
                                          ========      =======     ========     ========      =======     ========
Basic net income (loss) per share(1)...                             $   0.70                               $  (1.13)
                                                                    ========                               ========
Diluted net income (loss) per
  share(1).............................                             $   0.69                               $  (1.13)
                                                                    ========                               ========
Shares used in computing basic net
  income (loss) per share(1)...........                                8,804                                  8,857
                                                                    ========                               ========
Shares used in computing diluted net
  income (loss) per share(1)...........                                8,930                                  8,857
                                                                    ========                               ========

                                                              DECEMBER 31, 1997
                    BALANCE SHEET DATA:                       -----------------
Cash, cash equivalents and short-term investments...........       $ 1,832
Working capital.............................................         2,695
Investment in Boston Scientific(2)..........................        66,815
Total assets................................................        87,449
Long-term liabilities.......................................        28,023
Total stockholder's and parent company equity...............        55,306

---------------
(1) See Note 5 of Notes to Unaudited Pro Forma Consolidated Financial Information for a description of the basis of determining net income (loss) per share information.

(2) Includes $11,404 receivable from Cohesion's equity collar investment.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    CONSOLIDATED FINANCIAL DATA (CONTINUED)

 COLLAGEN CORPORATION SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The tables below set forth selected unaudited pro forma consolidated financial data of the Company. The pro forma information presented is theoretical in nature and not necessarily indicative of the future results of operations or financial position of the Company or the results of operations and financial position which would have resulted had Cohesion been spun off prior to the periods presented. The pro forma financial data reflects the effects of the January 1, 1998 contribution by the Company to Cohesion under the terms of the Distribution Agreement, and includes certain additions and adjustments to the historical results related to (i) transfer price arrangements under Cohesion's supply agreements with the Company, and (ii) research and development expenses associated with the reimbursement of costs under Cohesion's development arrangements with the Company. The pro forma statement of operations data assumes that the Spinoff occurred prior to July 1, 1996. The pro forma balance sheet data assumes that the Spinoff occurred on December 31, 1997. You should not rely on the pro forma information as being indicative of the historical results that the Company would have had if the Spinoff had occurred prior to July 1, 1996, or the future results that the Company will experience after the Spinoff. This information has been prepared from the unaudited pro forma consolidated financial information of the Company included elsewhere in this Proxy Statement.

     The pro forma financial data should be read in conjunction with the unaudited pro forma consolidated financial information and related notes included elsewhere in this Proxy Statement. See "Collagen Corporation Unaudited Pro Forma Consolidated Financial Information" as of December 31, 1997 and for the year ended June 30, 1997 and the six months ended December 31, 1997.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEAR ENDED JUNE 30, 1997               SIX MONTHS ENDED DECEMBER 31, 1997
                                    -----------------------------------------   -----------------------------------------
                                      HISTORICAL       PRO FORMA                  HISTORICAL       PRO FORMA
                                    (AFTER SPINOFF)   ADJUSTMENTS   PRO FORMA   (AFTER SPINOFF)   ADJUSTMENTS   PRO FORMA
                                    ---------------   -----------   ---------   ---------------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue -- product sales...........     $69,285         $ 1,516      $70,801        $41,719         $   740      $42,459
Costs and expenses:
  Cost of sales....................      18,203           2,105       20,308         13,345             692       14,037
  Research and development.........       9,213           1,313       10,526          4,091           1,015        5,106
  Selling, general and
    administrative.................      36,423              --       36,423         18,964              --       18,964
                                        -------         -------      -------        -------         -------      -------
         Total costs and
           expenses................      63,839           3,418       67,257         36,400           1,707       38,107
                                        -------         -------      -------        -------         -------      -------
Income from operations.............       5,446          (1,902)       3,544          5,319            (967)       4,352
Other income (expense):
  Equity in losses of other
    affiliates.....................        (157)             --         (157)          (140)             --         (140)
  Interest income..................         545              --          545            301              --          301
  Interest expense.................         (96)             --          (96)           (34)             --          (34)
                                        -------         -------      -------        -------         -------      -------
Income before provision for income
  taxes and minority interest......       5,738          (1,902)       3,836          5,446            (967)       4,479
Provision for income taxes.........       3,445            (723)       2,722            901              --          901
Minority interest..................         (97)             --          (97)           (27)             --          (27)
                                        -------         -------      -------        -------         -------      -------
         Net income................     $ 2,390         $(1,179)     $ 1,211        $ 4,572         $  (967)     $ 3,605
                                        =======         =======      =======        =======         =======      =======
Basic net income per share.........                                  $  0.14                                     $  0.41
                                                                     =======                                     =======
Diluted net income per share.......                                  $  0.14                                     $  0.40
                                                                     =======                                     =======
Shares used in computing basic net
  income per share.................                                    8,804                                       8,857
                                                                     =======                                     =======
Shares used in computing diluted
  net income per share.............                                    8,930                                       8,968
                                                                     =======                                     =======

                                                             DECEMBER 31, 1997
                    BALANCE SHEET DATA:                      -----------------
Cash, cash equivalents and short-term investments...........      $10,900
Working capital.............................................       21,499
Total assets................................................       71,528
Long-term liabilities, excluding minority interest..........        1,918
Total stockholders' equity..................................       48,169

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF COHESION

OVERVIEW

     The following discussion should be read in conjunction with the Consolidated Financial Statements of Cohesion and the related notes and the other information included elsewhere in this Proxy Statement. Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. For a more detailed discussion of these and other business risks, see "Risk Factors."

     Cohesion is focused on developing and commercializing proprietary surgical products, including bioresorbable hemostatic devices and biosealants for tissue repair and regeneration, to increase the effectiveness of and minimize complications following open and minimally invasive surgeries. CoStasis atraumatic hemostat, Cohesion's lead hemostatic product, designed for use initially in cardiothoracic indications, is currently in a multi-site, randomized, pivotal clinical trial in Europe. In 1998, Cohesion expects to complete the trial and file for CE Mark. Cohesion has received an IDE from the FDA and has commenced U.S. pivotal trials targeting cardiac, hepatic, orthopedic and general surgery indications. CoSeal surgical sealant, Cohesion's lead biosealant product designed for sealing organs and other tissues resulting from surgical wounds and incisions, is expected to commence European clinical trials by the end of 1998. Industry experts estimate that the annual potential worldwide market for fibrin sealants and surgical adhesives is $850 million. Industry experts also estimate the annual potential surgical sealant marketplace is $650 million. Cohesion believes its surgical products will provide several distinct advantages over currently available technologies, including ease of preparation and use, novel delivery systems, improved safety profiles and clinical effectiveness. Cohesion also sells Collagraft implant, an orthopedic product, and has research and development programs in other orthopedic areas and in recombinant human collagen and thrombin. Cohesion's products and programs are based on a platform of proprietary technologies centered around collagen and hydrophilic polymers that quickly polymerize in vivo and bind to tissue.

     Prior to the Spinoff, Cohesion has been a wholly-owned subsidiary of the Company. In October 1997, the Company announced that it would proceed to separate its Aesthetic Technologies Group and its Collagen Technologies Group into two independent, publicly-traded companies. The Spinoff is designed to separate two distinct businesses with significant differences in their markets, products, research needs, investment needs, employee retention and compensation plans and plans for growth. The Company's Board believes the separation into two independent companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and create incentives that are more attractive and appropriate for the recruitment and retention of key employees. As a consequence, the Company believes that investors will be able to evaluate better the merits of the two groups of businesses and their future prospects. In December 1997, the Company purchased substantially all of the remaining outstanding shares of Cohesion Corp. Effective January 1, 1998, the Company contributed Cohesion's businesses to Cohesion pursuant to the terms of the Distribution Agreement. A description of the assets and liabilities contributed by the Company to Cohesion is contained in Note 1 of Notes to Consolidated Financial Statements.

     Cohesion's historical financial position and results of operations discussed in this Proxy Statement and the financial statements and related notes included in this Proxy Statement reflect the historical operations of Cohesion's businesses contributed by the Company to Cohesion. Prior to being contributed to Cohesion by the Company, Cohesion's businesses were part of the Collagen Technologies Group. In particular, this Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the historical results of that operating group for all years presented as if the contribution of Cohesion's businesses by the Company to Cohesion had occurred on July 1, 1992. (See Note 1 of Notes to Consolidated Financial Statements).

RESULTS OF OPERATIONS

  Six Months Ended December 31, 1996 and 1997

     Revenues were $1.4 million and $1.2 million for the six months ended December 31, 1996 and 1997, respectively. Sales of Collagraft bone graft products were $1.0 million and $952,000 for the six months ended December 31, 1996 and 1997, respectively. The decreases were attributed to lower sales of Collagraft by Zimmer, and therefore, lower sales from Cohesion to Zimmer. Cohesion expects sales of Collagraft in fiscal 1998 to be at similar levels to fiscal 1997.

     A number of uncertainties exist surrounding the marketing and distribution of Collagraft bone graft products. Cohesion's primary means of distribution for the products is through a third party firm, Zimmer. Cohesion's business and financial results could be adversely affected in the event that Zimmer is unable to market the product effectively, anticipate customer demand accurately, or effectively manage industry-wide pricing and cost containment pressures in health care.

     Cost of sales was 79% and 56% of sales for the six months ended December 31, 1996 and 1997, respectively. The decrease in cost of sales as a percentage of sales primarily was due to lower unit costs.

     Research and development ("R&D") spending represents program-specific costs and other indirect R&D costs related to Cohesion's businesses and allocated to Cohesion. The allocation of indirect costs is based on headcount associated with specific R&D programs and specific identifiable costs. R&D spending was $6.1 million and $7.4 million for the six months ended December 31, 1996 and 1997, respectively. The increase in R&D spending primarily was due to increased activity in the tissue adhesive and biosealant programs, and the recombinant human collagen program. Cohesion expects R&D spending in fiscal 1998 to be at levels higher than fiscal 1997 as a result of increased activities in these programs.

     General and administrative ("G&A) expenses were $1.9 million and $2.6 million for the six months ended December 31, 1996 and 1997, respectively. G&A costs represent an allocation of the Company's expenses to Cohesion derived primarily as a function of headcount and specific identifiable costs. The increase in spending was due to non-recurring costs associated with the Spinoff. Future levels of G&A spending will depend on various factors, including the level of product sales.

     The charge for purchased in-process research and development ("in-process R&D") of $10.5 million in the six months ended December 31, 1997 was a non-recurring charge related to the purchase of substantially all of the remaining shares in Cohesion Corp., including compensation expense associated with the purchase of certain vested employee stock options.

     Gains on sales of investments were $9.2 million and $8.8 million for the six months ended December 31, 1996 and 1997, respectively, primarily resulting from the sale of 330,000 and 157,340 shares of Target Therapeutics, Inc. ("Target") and Boston Scientific common stock, respectively. In April 1997, Target was acquired by Boston Scientific and, as a result, the Company received approximately 1,365,200 shares of Boston Scientific common stock. Cohesion may defer further sales of Boston Scientific common stock over the next few quarters in an effort to optimize tax planning in connection with the Spinoff, although decisions concerning prospective Boston Scientific common stock sales will also be affected by the then-current market price of Boston Scientific common stock.

     Interest income was approximately $343,000 and $236,000 for the six months ended December 31, 1996 and 1997, respectively. The decrease in interest income primarily was due to lower average cash, cash equivalent, and short-term investment balances.

     The effective tax rate for the six months ended December 31, 1996 was 43% which considers the tax effects of nondeductible expenses such as equity losses in affiliates. Cohesion recorded no provision or benefit for income taxes on an $11.0 million loss before taxes for the six months ended December 31, 1997 based upon Cohesion's anticipated pre-tax operating loss for the year and excluding nondeductible expenses, such as equity losses in affiliates and in-process R&D charges related to the increase in ownership of Cohesion Corp.

     Following the Spinoff and approval by Cohesion's Board of Directors, Cohesion anticipates offering to exchange or substitute the outstanding options of Cohesion Corp. for options to acquire approximately

620,000 shares of Cohesion Common Stock. The new options are expected to have an exercise price substantially less than the fair market value of Cohesion's shares at the time of such exchange, based on an assumed exchange ratio of 1.67 to 1 as anticipated and to be determined by the Cohesion Board. Assuming such offers are accepted by the Cohesion Corp. option holders and assuming an expected fair value of $10.00 per share at the date of the exchange, Cohesion expects to record a non-cash compensation expense of approximately $1.5 million at the date of the exchange in connection with vested options and an additional $4.5 million of deferred compensation to be amortized during the next three fiscal years.

  Fiscal Years Ended June 30, 1995, 1996 and 1997

     Revenues were $3.5 million, $3.6 million and $2.5 million for fiscal years 1995, 1996 and 1997, respectively. Sales of Collagraft bone graft products in fiscal 1996 increased $100,000 from fiscal 1995 sales of $3.0 million. Sales of Collagraft in fiscal 1997 were $1.9 million, a decrease of $1.2 million or 39% from fiscal 1996 sales of $3.1 million. The $1.2 million decrease in fiscal 1997 over fiscal 1996 was due to lower sales of Collagraft by Zimmer and the consequent decrease in sales from Cohesion to Zimmer.

     Cost of sales as a percentage of sales was 55%, 67%, and 83% for fiscal years 1995, 1996 and 1997, respectively. The increase in cost of sales as a percentage of sales in fiscal 1996 over 1995 and fiscal 1997 over 1996 was due primarily to higher unit costs.

     R&D expenses increased by $852,000 or 25% in fiscal 1996 over fiscal 1995 primarily due to increased spending in the recombinant human collagen program. R&D spending was $9.6 million in fiscal 1997, compared with $4.3 million in fiscal 1996, an increase of $5.3 million or 126%. This increase was primarily attributable to the inclusion of a full year of R&D expenses for the tissue adhesive and biosealant programs as a result of the Company increasing its ownership percentage in Cohesion Corp. to 81% in May 1996, and, to a lesser extent, efforts in the recombinant human collagen and orthopedic programs in fiscal 1997.

     G&A expenses were $2.7 million, $3.1 million and $7.2 million in fiscal 1995, 1996, and 1997, respectively. G&A expenses increased $394,000 or 14% from fiscal 1995 to fiscal 1996, due primarily to the Matrix Pharmaceuticals, Inc. ("Matrix") lawsuit legal fees and the addition of a Chief Operating Officer. G&A expenses increased $4.1 million or 129%, from fiscal 1996 to fiscal 1997, due primarily to payments made to the Company's former Chief Executive Officer, Howard Palefsky, in accordance with Mr. Palefsky's separation agreement and costs associated with existing loans to Mr. Palefsky, which payments were allocated to Cohesion pursuant to the Distribution Agreement. By agreement, Mr. Palefsky will continue to serve as a consultant to Cohesion during the next two years, and as a result, Cohesion will make cash payments to Mr. Palefsky during fiscal 1998 and 1999 totaling $575,000 and $233,000, respectively. Cohesion has agreed to forgive all indebtedness owed by Mr. Palefsky to the Company (and assigned to Cohesion effective January 1, 1998) subject to certain conditions. (See Note 1 of Notes to Consolidated Financial Statements.) The increase in fiscal 1997 spending was also attributed to legal expenses incurred in connection with a lawsuit with Matrix. In May 1997, the Company settled its lawsuit with Matrix, which had been pending since December 1994. The lawsuit involved the Company's claims of trade secret misappropriation against Matrix and two former Company employees hired by Matrix in 1992, as well as cross-complaints against the Company by Matrix and the two employees for defamation and violation of state unfair competition law. The Company granted Matrix a nonexclusive license to certain intellectual property (which was transferred to Cohesion effective January 1, 1998) for certain nonmonetary consideration. The lawsuit was settled and dismissed with prejudice. All claims by and against all parties have been released. G&A expenses are expected to remain relatively constant in fiscal 1998 due to reductions in costs associated with the Spinoff, and expenses associated with Mr. Palefsky, offset by anticipated increased expenses associated with operating as a public company.

     The charge for purchased in-process R&D of $3.0 million in fiscal 1996 related to the increase in ownership in Cohesion Corp. from approximately 40% to 81%.

     Gains on sales of investments were $5.1 million, $82.1 million and $24.5 million in fiscal 1995, 1996 and 1997, respectively. In fiscal 1995, Cohesion sold 245,000 shares of common stock of Target and recorded a net pre-tax gain on investments of $5.1 million (after the recording of a $925,000 reduction in the carrying value of certain equity investments due to a decline in value determined to be other than temporary.) In fiscal 1996, Cohesion recorded a net pre-tax gain on investments of $82.1 million (after the recording of a $4.0 million reduction in the carrying value of certain equity investments due to a decline in value determined to be other than temporary), resulting primarily from the sale of 1,792,000 shares of Target common stock. In fiscal 1997, Cohesion's net pre-tax gain on investments of $24.5 million, primarily resulted from the sale of 330,000 shares of Target common stock and the sale of Cohesion's holdings in Prograft Medical, Inc. ("Prograft") to W.L. Gore and Associates, Inc.

     Equity in earnings of Target were $1.4 million in fiscal 1996 compared to $2.4 million in fiscal 1995. Equity in Target's earnings decreased in fiscal 1996 over fiscal 1995 due to the Company's ownership percentage falling from approximately 29% at June 30, 1995 to approximately 11% in June 30, 1996. In December 1995, when the Company's ownership interest fell below 20%, the Company changed from the equity to the cost method of accounting for its investment in Target.

     Equity in losses of other affiliate companies were $1.2 million, $1.8 million and $813,000 for fiscal 1995, 1996 and 1997, respectively. Equity losses in other affiliate companies increased in fiscal 1996 over fiscal 1995 due to higher Cohesion Corp. losses. The decrease in equity losses in fiscal 1997 was due to the elimination of equity losses from Cohesion Corp. as a result of the Company increasing its ownership percentage to 81% in May 1996 and such losses being consolidated thereafter.

     Interest income was $25,000, $378,000 and $566,000 in fiscal 1995, 1996 and
1997, respectively. The increases were due primarily to higher average cash, cash equivalent, and short-term investment balances and higher interest rates.

     Interest expense was $2.1 million, $2.5 million, and $377,000 in fiscal 1995, 1996 and 1997, respectively. Interest expense in fiscal 1995 represents interest on parent company borrowings. Interest expense in fiscal 1996 related primarily to borrowings under the Company's $15.0 million revolving credit facility, which was paid in full and canceled in June 1997, and interest on parent company borrowings. Interest expense in fiscal 1997 related only to borrowings under the Company's $15.0 million revolving credit facility. The revolving line of credit was allocated to Cohesion because the credit facility was secured by shares of Target Common Stock, which were also allocated to Cohesion.

     Cohesion recorded an income tax provision of $0.6 million for fiscal 1995 on a pretax loss of $0.3 million. The provision for income taxes relates primarily to equity losses in affiliates which are not deductible for tax purposes. Cohesion's effective income tax rate was approximately 42% for fiscal 1997 compared to 45% for fiscal 1996. The higher effective tax rate in fiscal 1996 primarily was due to the impact of non-deductible items such as equity losses in affiliates and in-process research and development charges related to the increase in ownership of Cohesion Corp.

LIQUIDITY AND CAPITAL RESOURCES

     On January 1, 1998, the Company contributed to Cohesion, cash, cash equivalents and short-term investments of $1.8 million, certain equity investments, including Boston Scientific common stock and Innovasive common stock, as well as the agreement with Zimmer regarding the distribution of Collagraft. Cohesion expects to rely upon proceeds from the sale of these investments, as well as revenues from the sale of Collagraft, for future working capital, capital expenditures and other corporate purposes. Cohesion had a $5.0 million loan outstanding on a $15 million revolving credit facility during fiscal 1996 and 1997, however, the balance was paid in full and canceled in June 1997.

     For the six months ended December 31, 1997, cash used in investing activities primarily related to the acquisition of substantially all of the remaining outstanding shares of Cohesion Corp. totaling $10.5 million, capital expenditures and investments in and loans to affiliates of $866,000, and the purchases of short-term investments of $3.6 million, partially offset by proceeds of $9.4 million (net of taxes paid) from the sale of 157,340 shares of common stock of Boston Scientific, proceeds of $4.6 million received from the sale of short-term investments, and proceeds of approximately $704,000 from the sale of shares in affiliates. Subsequent to

December 31, 1997 and through March 31, 1998, Cohesion sold 90,000 shares of Boston Scientific stock which provided cash proceeds of $5.4 million.

     At June 30, 1997, cash, cash equivalents and short-term investments were $13.8 million compared to $11.1 million at June 30, 1996. Net cash used in operating activities was $6.5 million and $6.1 million for fiscal 1996 and fiscal 1997, respectively.

     For fiscal 1997, the $6.1 million used in operating activities was mainly attributable to a $7.3 million net loss after adjusting for depreciation and amortization expense, equity in losses of affiliate companies, and gain on investments (net of taxes paid), partially offset by a $1.6 million decrease in receivables primarily related to the sales of Target common stock. The principal sources of cash for investing and financing activities in fiscal 1997 were the proceeds of $5.6 million (net of taxes paid) from the sale of 330,000 shares of Target common stock and proceeds of $9.8 million from the sale of holdings in Prograft, partially offset by the repayment of the line of credit of approximately $5.0 million and capital and intangible asset expenditures and additional investments in and loans to affiliates of approximately $1.6 million. Cohesion anticipates capital expenditures, equity investments in, and loans to affiliate companies to be approximately $4.0 million in fiscal 1998.

     Cohesion's principal sources of liquidity include sales of Boston Scientific stock, and its cash, cash equivalents and short-term investments. During fiscal 1995, 1996 and 1997, Cohesion sold an aggregate of 3,312,500 shares of Target common stock (adjusted for a two-for-one stock split) for an aggregate pre-tax gain of approximately $101.1 million ($116.6 million proceeds less cost basis of $15.5 million). As a result of the acquisition of Target by Boston Scientific in April 1997, the Company received approximately 1,365,200 shares of Boston Scientific common stock in exchange for the Company's 1,275,888 shares of Target common stock. Cohesion anticipates that stock sales will be made from time to time, with the objective of generating cash for, among other things, further investments in both current and new affiliate companies. Cohesion may defer further sales of Boston Scientific common stock during fiscal 1998 for tax planning purposes, although decisions concerning prospective Boston Scientific common stock sales will also be affected by the then-current market price of Boston Scientific common stock. As another source of financing, Cohesion may establish a credit facility in the future, although there can be no assurance that a line of credit will be available to Cohesion on acceptable terms, if at all.

     Cohesion's capital requirements will depend on numerous factors, including the progress of Cohesion's clinical research and product development programs, the extent to which Cohesion enters into collaborative relationships with third parties and the scope of Cohesion's obligations in such relationships, the receipt of, and the time required to obtain, regulatory clearances and approvals, the resources required to protect Cohesion's intellectual property and other factors. The timing and amount of such capital requirements cannot be accurately predicted.

     Cohesion believes that its current sources of liquidity should be adequate to fund its anticipated capital requirements through at least the next two years. However, during this period and thereafter, Cohesion may require additional financing. Cohesion does not anticipate significant capital expenditures in the near term, however, it may make investments in businesses and technologies that are necessary to support its objectives. There can be no assurance that additional financing will be available to Cohesion on acceptable terms, if at all.

INVESTMENTS, ACQUISITIONS AND LICENSING AGREEMENTS

     The Company increased its ownership position in Cohesion Corp. from approximately 40% to 81% in May 1996 and from 81% to approximately 99% in December 1997. In connection with the Company's May 1996 and December 1997 investments and purchases of Cohesion Corp. shares, $3.0 million and $10.5 million, respectively, of the purchase prices were allocated to in-process research and development, which was expensed at the time of the purchases, including compensation amounts associated with the purchase of employee stock options in December 1997.

     Cohesion determined the amounts to be allocated to in-process technology for Cohesion Corp. based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. Cohesion concluded that the in-process technology had no alternative future use after taking into

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consideration the potential for both usage of the technology in different products and for resale of the technology. Such studies are still preliminary and are subject to revision.

     Seeking to capitalize on technical success in expressing recombinant collagen in mouse milk, in February 1996, the Company made an additional equity investment of approximately $4.5 million in Pharming B.V. of The Netherlands ("Pharming"), which brought the Company's ownership percentage in Pharming to approximately 12%. At December 31, 1997 the Company's ownership position in Pharming was approximately 10%, which included an additional $500,000 invested during the quarter ended December 31, 1997. Pharming is dedicated to the development and worldwide commercialization of human health care products produced in transgenic animals. Cohesion and Pharming will attempt to produce collagen in the milk of transgenic cattle.

     In October 1995, the Company purchased approximately 844,000 shares of common stock, representing approximately 9% of the outstanding capital stock of Innovasive for $4.1 million and entered into a collaborative product development agreement. Innovasive develops, manufactures and markets tissue and bone reattachment systems that are particularly relevant to the sports medicine and arthroscopy segments of the orthopedic surgery market. Cohesion, pursuant to the Distribution Agreement, assumed the Company's relationship and obligations with Innovasive. Cohesion and Innovasive are collaborating to develop certain resorbable mechanical tissue-fixation devices utilizing collagen-based biomaterials for applications in orthopedic tissue repairs. Cohesion is performing development activities in accordance with a project plan and Innovasive is reimbursing Cohesion for such activities in accordance with the project budget. Accordingly, over the next several years, the collaboration will require Cohesion's expertise with collagen-based biomaterials and a small percentage of Cohesion's R&D expenditures. In the event that marketable products are developed as a result of this collaboration, Cohesion will have the right but not the obligation to manufacture such products.

     In June 1997, Cohesion sold its 21% investment in Prograft, a privately held affiliate, to W.L. Gore and Associates, Inc. and recorded a pre-tax gain of $15.4 million. Prograft was formed in July 1993 by the Company, Target and Celtrix Pharmaceuticals, Inc. to develop vascular prostheses, including stents, grafts, and stent-grafts for the treatment of diseased and damaged blood vessels.

YEAR 2000

     Under the Services Agreement, Cohesion will use the Company's computer systems until June 30, 1999. Subsequent to June 30, 1999, Cohesion may extend the terms of the Services Agreement or elect to purchase its own computer systems. Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar business activity.

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

             BUSINESS AND PROPERTIES OF COHESION AFTER THE SPINOFF

OVERVIEW

     Cohesion is focused on developing and commercializing proprietary surgical products, including bioresorbable hemostatic devices and biosealants for tissue repair and regeneration, which increase the effectiveness of and minimize complications following open and minimally invasive surgeries. CoStasis, Cohesion's lead hemostatic product candidate, designed for use initially in cardiothoracic indications, is currently in a multi-site, randomized, pivotal clinical trial in Europe. In 1998, Cohesion expects to complete the trial and file for CE Mark. Cohesion has received an IDE from the FDA and has commenced U.S. pivotal trials of CoStasis targeting cardiac, hepatic, orthopedic and general surgery indications. CoSeal, Cohesion's lead biosealant product candidate designed for sealing organs and other tissues resulting from surgical wounds and incisions, is expected to commence European clinical trials by the end of 1998. Industry experts estimate that the potential worldwide market for fibrin sealants and surgical adhesives is $850 million annually. Industry experts also estimate that the potential surgical sealant marketplace is $650 million annually. Cohesion believes its surgical products will provide several distinct advantages over currently available technologies, including ease of preparation and use, novel delivery systems, improved safety profiles and clinical effectiveness. Cohesion also sells Collagraft, an orthopedic product, and has research and development programs in other orthopedic areas and in recombinant human collagen and thrombin. Cohesion's products and programs are based on a platform of proprietary technologies centered around collagen and hydrophilic polymers that quickly polymerize in vivo and bind to tissue.

     Cohesion's principal subsidiary, Cohesion Corp. was founded in December 1993, initially under the name Otogen, by Rodney Perkins, M.D. and the Company to focus on the development of medical devices in the fields of otology and neurosurgery. In January 1996, this focus was shifted primarily to the fields of hemostasis, biosealants and adhesion prevention devices, and Otogen's name was changed to Cohesion Corp. In December 1997 the Company increased its interest in Cohesion Corp. to approximately 99%. Effective January 1, 1998, the Company contributed to Cohesion all of its holdings of Cohesion Corp. capital stock, its research and development programs for surgical biomaterials, various orthopedic and recombinant human collagen projects and its Collagraft bone graft matrix products. The Company also contributed to Cohesion its equity interests in Boston Scientific and Innovasive, which had an aggregate market value of $83.9 million at March 31, 1998. Cohesion and the Company entered into the Intercompany Agreements to govern certain ongoing matters between the two entities and provide a mechanism for transitioning license, supply, distribution, research and development, tax, service and other arrangements. See "Relationship Between the Company and Cohesion After the Spinoff."

PRODUCTS AND DEVELOPMENT PROGRAMS

  Hemostatic Devices

     The current U.S. market for hemostatic devices, which are used during surgery to stop diffuse bleeding and seal wounds, is served by a limited range of collagen-based sponge and powder products which, although widely used, have limited effectiveness and can be difficult to apply. Outside of the U.S., a broader range of autologous and homologous fibrin sealant products are used, but are time-consuming to prepare, difficult to use, and provide less effective tissue adherence than needed in diverse clinical settings. Fibrin sealants provide a liquid, atraumatic hemostat which flows across tissue surfaces and provides a fibrin matrix. Cohesion believes that CoStasis, a collagen based hemostatic sealant, can offer distinct advantages over fibrin sealants and currently available products in the U.S., including faster hemostasis, greater mechanical strength, enhanced product safety and improved preparation, handling and performance characteristics. In Europe, Cohesion is conducting a multi-site, randomized, pivotal clinical trial with CoStasis in open heart surgeries with approximately 100 patients. Cohesion plans to complete these trials and file for CE Mark by the end of 1998. Cohesion has received approval for its IDE from the FDA and has commenced U.S. pivotal clinical trials targeting cardiac, hepatic, orthopedic and general surgery indications.

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

  Biosealants

     Biosealants are used to seal organs to prevent leakage of bodily fluids through wounds or incisions from surgery. Predominant applications include sealing the sutured closure (anastomoses) of blood vessels, intestines, and fallopian tubes, as well as organ incisions in cardiovascular surgery, abdominal and pelvic surgery, neurosurgery and urology. Although industry experts estimate the worldwide market for surgical wound closure products to be over $2.0 billion annually, a relatively small number of biosealants are being widely commercialized due to limitations inherent in the underlying technology. Industry experts estimate that 1.5 million surgeries in the U.S. are sealant candidates. Cohesion is also developing CoSeal, a biosealant based on Cohesion's proprietary reactive polyethylene-glycol ("PEG")-polymer technology, which Cohesion believes can offer distinct advantages over current procedures, including complete resorbability, improved elasticity, sealing strength, general tissue adherence and greater ease of application. Cohesion is conducting preclinical studies with CoSeal and has developed a series of prototypes. It plans to commence European clinical trials by the end of 1998.

  Orthopedics

     Cohesion's commercialized Collagraft implant product is a collagen-based bone graft substitute designed to provide a scaffolding around which new bone can grow, thereby eliminating the need for painful autograft procedures. Pursuant to the terms of the Intercompany Agreements, Cohesion has agreed to assume the Company's relationship with the marketing partner for Collagraft, Zimmer. Cohesion is also developing a collagen-based bone anchor product with Innovasive. Additionally, Cohesion is conducting research and development activities in the treatment of osteoarthritis, the most prevalent form of arthritis in the U.S., and completed a European feasibility study involving 30 patients in 1997.

  Other Development Programs

     Cohesion is conducting preclinical studies with an adhesion prevention barrier product, CoStop, based on its proprietary PEG-polymer technology, designed to prevent the formation of debilitating or painful internal tissue adhesions after surgery. According to Medical Data International an estimated
4.5 million U.S. surgeries each year are at risk for adhesion formation, including most abdominal and gynecological surgeries, as well as many cardiothoracic and orthopedic surgeries. Cohesion also is conducting preclinical studies with a resorbable sealant for use in vascular catheterization procedures to prevent post-operative bleeding. Cohesion is also developing recombinant human collagen and thrombin to serve as an alternative to bovine collagen and bovine thrombin in its products in an effort to develop a wider range of innovative surgical products.

OBJECTIVES AND STRATEGY

     Cohesion's objective is to develop, manufacture and commercialize innovative tissue repair and regeneration products, with the initial goal of rapidly exploiting its proprietary technology in the areas of surgical hemostats and sealants. Cohesion's strategy consists of the following key elements:

  Initial Focus on Large Markets

     Cohesion is focusing its near-term resources initially on the commercial development of hemostatic and sealant products for cardiothoracic and other surgical procedures. Cohesion estimates that there are approximately 9.3 million open and minimally invasive cardiovascular, hepatic, orthopedic and general surgeries performed each year in the U.S. in which hemostatic products may be used and approximately 1.4 million such surgeries performed each year in the U.S. in which sealant products may be used. Cohesion believes that hemostatic and sealant products with cardiothoracic and cardiovascular surgery indications will represent the largest segment worldwide.

  Leverage Competitive Advantages

     Cohesion is conducting a 100-patient, multi-center, randomized clinical trial of CoStasis in Europe, controlled against conventional medical practices, including fibrin sealants, and expects to differentiate its

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

products through ease of preparation, novel delivery systems, clinical effectiveness and safety. CoStasis uses autologous plasma (derived from the patient), as opposed to homologous plasma (derived from pooled blood sources), thereby eliminating the potential contamination risks inherent in the use of pooled blood-derived products. Cohesion anticipates finishing its European clinical trial of CoStasis and filing for CE Mark by the end of 1998. Cohesion has received an IDE from the FDA and expects to complete U.S. pivotal trials of CoStasis in cardiac, hepatic, orthopedic and general surgery indications by the end of 1998.

  Rapid Commercialization; Focused Marketing

     Cohesion believes that CoStasis and CoSeal will be classified as medical devices in Europe and the U.S., generally requiring less onerous, less costly and shorter regulatory approval processes than if classified as biological agents or drugs. Initial distribution in Europe is planned through geographically focused, specialty cardiovascular distributors with existing customer relationships and established sales infrastructures. In the U.S., Cohesion plans to target the concentrated cardiovascular surgery segment with a direct sales force to maximize operating margins and plans to consider additional distribution arrangements for other surgical specialties such as general surgery, gynecology and orthopedics.

  Expand into Other Surgical Markets

     Cohesion believes that its technology and initial product formulations may also be applied to additional, non-cardiac, high-volume procedures. Cohesion is developing hemostatic and sealant indications in colon-rectal (e.g., colon resections), hepatic (e.g., liver transplants) and orthopedic (e.g., bone grafts) surgeries, including both open and minimally invasive surgical techniques. Cohesion believes that its technology platform is highly scaleable and will enable it to expand into additional markets over time.

  Capitalize on Intellectual Property Portfolio

     Cohesion believes it has substantial design, manufacturing and applications engineering expertise in the development of biomaterials and delivery systems that, when combined with its intellectual property portfolio, will enable it to expand into additional markets by cost-effectively addressing unmet surgical needs for ease of preparation, ease of use, efficacy and safety.

  Develop and Maintain Close Relationships with Leading Professionals Worldwide

     Cohesion strives to maintain close relationships with leading scientists, surgeons and other healthcare professionals worldwide who are dedicated to expanding the use of biomaterials for hemostatic and sealant applications, and to identify unmet surgical needs. Cohesion plans to actively assist and support educational and training programs to meet customer needs on the use of hemostats and sealants worldwide, as well as research efforts into new products.

                     DESCRIPTION OF COHESION CAPITAL STOCK

     Upon the completion of the Distribution, the authorized capital stock of Cohesion will consist of 15,000,000 shares of Cohesion Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Cohesion Preferred Stock, $0.001 par value. The description set forth below is incomplete and qualified by reference to Cohesion's Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to Cohesion's Registration Statement on Form 10.

COHESION COMMON STOCK

     Upon completion of the Distribution, there will be 8,951,227 shares of Cohesion Common Stock outstanding, held of record by the Company's stockholders. Cohesion anticipates that options to purchase up to approximately 2,477,000 shares of Cohesion Common Stock may be issued under Cohesion's stock option plans on or shortly after the Spinoff, as a result of (i) new option grants to employees (including officers) and directors of Cohesion, (ii) the restructure and exchange of options to purchase Company Common Stock held

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

by former employees (including officers) and directors of the Company and (iii) offers Cohesion may make to exchange options held by former employees and directors of Cohesion Corporation (as defined hereafter) for options to purchase Cohesion Common Stock. See "Treatment of Stock Options Outstanding as of the Distribution Date."

     The holders of Cohesion Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Cohesion stockholders. Subject to preferential rights with respect to any outstanding Cohesion Preferred Stock, holders of Cohesion Common Stock are entitled to receive ratably such dividends as may be declared by the Cohesion Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Cohesion, the holders of Cohesion Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Cohesion Preferred Stock. The Cohesion Common Stock has no preemptive or conversion rights or other subscription rights. The shares of Cohesion Common Stock to be issued upon completion of the Distribution will be fully paid and non-assessable.

COHESION PREFERRED STOCK

     The Cohesion Board is authorized to issue Cohesion Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. There are currently 10 shares of Cohesion Preferred Stock outstanding, all of which will be converted into Cohesion Common Stock prior to the Distribution.

     The issuance of Cohesion Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Cohesion without further action by the stockholders. The issuance of Cohesion Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Cohesion Common Stock, including voting rights, of the holders of Cohesion Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Cohesion Common Stock. Cohesion currently has no plans to issue any additional shares of Cohesion Preferred Stock.

DELAWARE GENERAL CORPORATION LAW AND CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Cohesion's Certificate of Incorporation and its Bylaws after the Distribution will provide, among other things, that any action required to permitted to be taken by the stockholders of Cohesion may be taken only at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of Cohesion may be called only be the Cohesion Board, the Chairman of the Board, the President of Cohesion or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Cohesion Board, of candidates for election as directors.

     Cohesion is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, the statue prohibits a publicly held Delaware corporation from engineering in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or three transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Cohesion Board. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Cohesion.

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

        RELATIONSHIP BETWEEN THE COMPANY AND COHESION AFTER THE SPINOFF

     For the purpose of governing certain of the ongoing relationships between the Company and Cohesion after the Spinoff and to provide mechanisms for an orderly transition, the Company and Cohesion have entered into the Intercompany Agreements described in this section. Certain of the agreements summarized in this section will be included as exhibits to the Proxy Statement, and the following summaries are qualified in their entirety by reference to the agreements as filed.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Distribution Agreement provides for, among other things, the principal corporate transactions required to effect the Spinoff, the allocation of the assets and liabilities of the Company to Cohesion and the Company after the Spinoff and the conditions precedent to the Spinoff.

     Subject to certain exceptions described below, the Distribution Agreement contains provisions designed principally to transfer to Cohesion the assets related to and personnel currently involved in Cohesion's business and financial responsibility for known and contingent or unknown liabilities of Cohesion's business. In addition, certain other assets and liabilities of the Company will be contributed to, or assumed by, Cohesion which include, among others, certain fixed assets, cash and cash equivalents, stock in third party companies, including its security holdings in Boston Scientific, which had an aggregate market value of $75.5 million as of March 31, 1998, accounts receivable, inventories, accounts payable, existing contracts and ongoing and potential litigation.

     Pursuant to the Distribution Agreement, the Company and Cohesion will provide each other general indemnities for claims arising from the activities of the Company prior to the Distribution and the activities of the Company and Cohesion after the Distribution.

     The Distribution may be canceled or certain conditions of the Distribution may be waived at any time prior to the Distribution. Such conditions include, among others, the receipt by the Company of a private letter ruling from the IRS as to the tax-free nature of the Distribution and that no event or development shall have occurred that in the judgment of the Company's Board would result in the Distribution having a material adverse effect on the Company or its stockholders.

SUPPLY AGREEMENTS

     The Supply Agreements provide for the supply by the Company to Cohesion of certain collagen-based products and materials for Cohesion's own use and supply to third parties for a limited time prior to Cohesion developing its own manufacturing facilities or locating an alternate manufacturing source. Pursuant to the Collagraft Supply Agreement, the Company will supply to Cohesion its requirements for Collagraft in order for Cohesion to fulfill its obligations under its agreement with Zimmer until the agreement with Zimmer is terminated. Pursuant to the Supply Agreements, the Company will supply to Cohesion its requirements for certain collagen-based materials and products for its own use and for supply to third parties until at least March 15, 2004.

ASSIGNMENT AND LICENSE AGREEMENT

     The Assignment and License Agreement, among other things, allocates the Company's technology and intellectual property between Cohesion and the Company. Pursuant to the Assignment and License Agreement, all the Company's technology and intellectual property (including patents, copyrights, trademarks, trade secrets), other than technology relating to the breast implant technology, has been assigned to Cohesion, and Cohesion has granted back to the Company an exclusive, worldwide, perpetual, fully-paid up license to such assigned technology and intellectual property that is useful in the Company's business. The Assignment and License Agreement also provides for each of Cohesion and the Company to obtain certain rights to any improvements made by the other company prior to March 15, 2004 solely as such improvements relate to its business. In addition, under the Assignment and License Agreement, each of Cohesion and the Company covenant to not compete in each other's businesses until March 15, 2004.

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

RESEARCH AND DEVELOPMENT AGREEMENT

     The Research and Development Agreement provides for the joint development of human recombinant collagen technology by Cohesion and the Company after the Distribution Date. The Research and Development Agreement allocates the obligations and responsibilities of Cohesion and the Company with respect to research, development and manufacturing development of the recombinant technology and provides for the sharing of development costs. Pursuant to the Research and Development Agreement, the resultant recombinant technology and related intellectual property shall be owned by Cohesion but shall be exclusively licensed to the Company for uses related to the Company's business, subject to the payment of royalties by the Company to Cohesion.

BENEFITS AGREEMENT

     The Company and Cohesion have entered into a benefits agreement (the "Benefits Agreement"), effective January 1, 1998, which sets forth the manner in which assets and liabilities under employee benefit plans and other employment-related liabilities will be divided between them, and ensures a smooth transition for employees' benefits in the Spinoff. In general, Cohesion will be responsible for compensation and employee benefits relating to its employees and former employees who last worked in Cohesion's business; however, the Company will provide, at Cohesion's expense, continuing health, life, disability and other insurance and retirement benefits for Cohesion employees until Cohesion establishes its own benefit plans.

     The Benefits Agreement also provides for the treatment of outstanding options to purchase Company Common Stock. At the time of the Distribution, such options will be canceled and replaced by either options to purchase Cohesion Common Stock, new options to purchase Company Common Stock or a combination of both, in each case, with adjustments to the respective exercise prices for the Distribution. These adjustments will be based upon the relative trading values of Company Common Stock before giving effect to the Distribution, and Cohesion Common Stock or Company Common Stock after giving effect to the Distribution, as the case may be. Cohesion will be responsible for delivering shares of Cohesion Common Stock upon exercise of options to purchase Cohesion Common Stock and the Company will be responsible for the delivery of the shares of Company Common Stock upon exercise of any new options to purchase Company Common Stock. See "Proposal No. 1: The Spinoff -- Background and Reasons for the Spinoff."

TAX ALLOCATION AND INDEMNITY AGREEMENT

     The Company and Cohesion have entered into a tax allocation and indemnity agreement (the "Tax Allocation and Indemnity Agreement"), effective January 1, 1998, which sets forth each party's rights and obligations with respect to payment and refunds, if any, with respect to taxes for periods before and after the Distribution Date and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

     In general, the Company will be responsible for filing consolidated U.S. federal and consolidated, combined or unitary state income and franchise tax returns for periods through the Distribution Date, and for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liability by the applicable taxing authorities). The Tax Allocation and Indemnity Agreement also allocates liability between the Company and Cohesion for certain other taxes arising prior to the Distribution Date and for taxes which may arise in connection with separating Cohesion's business from the Company's business.

     Pursuant to the Tax Allocation and Indemnity Agreement, Cohesion is required to indemnify the Company for any taxes incurred by it as a result of the Spinoff being treated as a taxable event to the Company due to Cohesion engaging in certain transactions for two years following the Distribution Date, unless Cohesion shall first provide the Company with a ruling from the IRS, or an opinion of counsel in a form reasonably acceptable to the Company, that the transaction will not adversely affect the tax consequences of the Spinoff. Transactions subject to the foregoing indemnity obligations include, among other things, acquisition of 50% or more of the stock of Cohesion in a transaction described in Section 355(e)(2) of the Code, certain repurchases or issuances of Cohesion Common Stock, sale, distribution or other disposition of certain assets or stock and the discontinuance of certain businesses. The Company and Cohesion have agreed that, in general, they will indemnify each other against any tax liability resulting from breaches of any covenant or representations made by such party contained in the Tax Allocation and Indemnity Agreement.

     The Tax Allocation and Indemnity Agreement further provides for cooperation with respect to certain tax matters, allocation of certain Company tax liabilities arising prior to the formation of Cohesion, the exchange of information and the retention of records which may affect the income tax liability of either party.

     Though valid as between the parties thereto, the Tax Allocation and Indemnity Agreement is not binding on the IRS and does not affect the several liability of the Company, Cohesion and their respective subsidiaries to the IRS for all U.S. federal taxes of the consolidated group relating to periods prior to the Distribution Date.

SERVICES AGREEMENT

     The Company and Cohesion have entered into a services agreement (the "Services Agreement"), effective January 1, 1998, pursuant to which (1) the Company will provide Cohesion with financial and tax, human resources, legal, administrative, regulatory, quality assurance, medical affairs and manufacturing and related services, and (2) Cohesion will provide the Company with facilities, administrative, equipment, research and development, and clinical and regulatory services (each a "Service" and collectively the "Services"); in each case such Services to be provided until June 30, 1999. The Services Agreement provides that (i) up to and including the last day of the calendar quarter in which the Spinoff is effected, the user of a Service (the "Service User") will pay to the provider of such Service (the "Service Provider") the actual costs for rendering such Service; and (ii) thereafter, the Service User will pay the Service Provider 120% of the salary and related costs for personnel time spent in providing such Service and 100% of all other costs and expenses incurred in providing such Service. Either the Company or Cohesion may terminate the purchase of any Service upon six months prior written notice, and the Services Agreement may be extended with respect to one or more Services by mutual written agreement of the Company and Cohesion. The Services Agreement provides that the Services Agreement shall automatically terminate if, prior to the Spinoff, a person or organization (other than the Company) or series of related persons or organizations acquires more than 20% of the voting securities of Cohesion without the consent of the Company's Board.

                    PROPOSAL NO. 2: THE COMPANY NAME CHANGE
                               (PROXY ITEM NO. 2)

     The Company's Board believes that it is advisable to adopt an amendment to the Company's Certificate of Incorporation to change the Company's name following the Spinoff to Collagen Aesthetics, Inc., and, accordingly, has adopted a resolution proposing that such amendment to the Certificate of Incorporation be presented to the stockholders at the Special Meeting for their approval. If the corporate name change is approved by the stockholders, it is anticipated that the Company Common Stock will be traded under the symbol
"               ."

     The Company desires to change the name of the Company from Collagen Corporation to Collagen Aesthetics, Inc. in order to identify the Company specifically with its primary business focus on cosmetic and reconstructive medical technology products.

     Upon consummation of the proposed change of name it will not be necessary to surrender stock certificates. Instead, when certificates are presented for transfer, new stock certificates bearing the name Collagen Aesthetics, Inc. will be issued.

     If any action, suit, proceeding or claim has been instituted, made or threatened relating to the name change, which makes effectuation of the name change inadvisable in the opinion of the Company's Board or there exists any other circumstance which would make consummation of the name change inadvisable in the opinion of the Company's Board, the proposal to amend the Certificate of Incorporation may be terminated by the Company's Board either before or after approval of the name change by the stockholders.

REQUIRED VOTE

     The affirmative vote of a majority of the shares outstanding on
            , 1998 is required for the approval of the Company Name Change Proposal.

RECOMMENDATION OF THE COMPANY'S BOARD

     THE COMPANY'S BOARD HAS APPROVED THE COMPANY NAME CHANGE PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY NAME CHANGE PROPOSAL.

                                PROPOSAL NO. 3:
                AMENDMENT OF THE COMPANY 1994 STOCK OPTION PLAN
                               (PROXY ITEM NO. 3)

     The Company's Board believes that, in order to attract qualified employees to the Company and to provide incentive to its current employees, it is necessary to grant options or rights to purchase Company Common Stock to such employees pursuant to the 1994 Stock Option Plan. Accordingly, stockholders are being asked to approve an amendment to the 1994 Stock Option Plan at the Special Meeting to reserve an additional 70,000 shares of Common Stock for issuance thereunder.

GENERAL

     The 1994 Stock Option Plan was adopted by the Company's Board in May 1994 to replace the 1984 Incentive Stock Option Plan which expired in accordance with its terms in August 1994. The Company's Board initially reserved 750,000 shares of Company Common Stock for issuance under the 1994 Stock Option Plan. The 1994 Stock Option Plan was approved by the Company's stockholders at the Company's 1994 Annual Meeting of Stockholders held in October 1994. In August 1996, the Company's Board amended the 1994 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 400,000 shares to an aggregate of 1,150,000 shares that have been reserved for issuance from time to time under such Plan. The amendment was approved by the Company's stockholders at the Company's 1996 Annual Meeting held in October 1996.

     Options granted under the 1994 Stock Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code, or nonstatutory stock options at the discretion of the Company's Board and as reflected in the terms of the written option agreement. The Company's Board, at its discretion, may also grant rights to purchase Company Common Stock directly, rather than pursuant to stock options, subject to certain restrictions discussed below.

     The 1994 Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     As of March 31, 1998, options for 887,928 shares were outstanding under the 1994 Stock Option Plan, 24,627 shares had been issued pursuant to the exercise of options granted under such plan and 237,445 shares remained available for future grants. No stock purchase rights have been granted under the 1994 Stock Option Plan. Shares not purchased under an option prior to its expiration will be available for future option grants under the 1994 Stock Option Plan. As of March 31, 1998, the aggregate fair market value of shares subject to outstanding options under the 1994 Stock Option Plan was $198,045,897, based upon the closing price of Company Common Stock as reported on Nasdaq on such date. The actual benefits, if any, to the holders of stock options issued under the 1994 Stock Option Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of Company Common Stock on the date of exercise and the exercise price of a holder's stock option, as set forth below. Grant information with respect to options to purchase Company Common Stock granted in the fiscal year ended June 30, 1997 under the Company's 1994 Stock Option Plan to all employees and the Company Named Executive Officers is set forth under "Business and Properties of the Company After the Spinoff -- Executive Compensation -- Company Stock Option Grants in Last Fiscal Year." Options to purchase 264,000 shares of Company Common Stock were granted during the fiscal year ended June 30, 1997 under the Company's 1994 Stock Option Plan to the Company's executive officers as a group.

PURPOSE

     The purposes of the 1994 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

     The 1994 Stock Option Plan may be administered by the Company's Board or by a committee (or subcommittee in certain instances) of the Company's Board. The 1994 Stock Option Plan is currently being administered by the Company's Board and the Human Resources Committee of the Company's Board. If all members of the Human Resources Committee do not meet the definition of "outside directors" under Code Section 162(m), a subcommittee of the Human Resources Committee consisting of such "outside directors" will have the exclusive authority to grant stock options and purchase rights and otherwise administer the 1994 Stock Option Plan with respect to "covered employees" described in Code Section 162(m) (generally the Company's highest paid executive officers). Members of the Company's Board receive no additional compensation for their services in connection with the administration of the 1994 Stock Option Plan. All questions of interpretation of the 1994 Stock Option Plan are determined by the Company's Board or its committee and its decisions are final and binding upon all participants.

ELIGIBILITY

     The 1994 Stock Option Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company or any of its subsidiaries. In addition, the 1994 Stock Option Plan provides that nonstatutory stock options may be granted to consultants (not including directors who are not compensated for their services or are paid only a director's fee by the Company) of the Company or any of its subsidiaries. The Company's Board or its committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, certain factors are taken into account, including the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors.

     The 1994 Stock Option Plan provides that the maximum number of shares of Company Common Stock which may be granted under options to any one employee during any fiscal year shall be 150,000, subject to adjustment as provided in the 1994 Stock Option Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following additional terms and conditions:

  Exercise of the Option

     The Company's Board or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Company Common Stock to be purchased and by tendering payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Company's Board or its committee and specified in the option agreement, and such form of consideration may vary for each option.

  Exercise Price

     The exercise price under the 1994 Stock Option Plan is determined by the Company's Board or its committee and may not be less than 100 percent of the fair market value of the Company Common Stock on the date the option is granted, or 85 percent in the case of optionees who are not "covered employees" under Code Section 162(m). The fair market value per share is equal to the closing price on Nasdaq of the Company Common Stock on the date of grant. In the case of an option granted to an optionee who owns more than ten percent of the voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price must not be less than 110 percent of the fair market value on the date of grant.

  Termination of Employment

     If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1994 Stock Option Plan may be exercised not later than three months (or such other period of time not exceeding three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option as is determined by the Company's Board or its committee at the time of grant) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

  Disability

     If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Company's Board or its committee at the time of grant) of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term.

  Death

     Under the 1994 Stock Option Plan, if an optionee should die while employed or retained by the Company or during the three month period (or such other period of time not exceeding three months as is determined by the Company's Board or its committee at the time of grant) following termination of the optionee's employment or consulting relationship, options may be exercised within six months after the date of death to the extent the options would have been exercisable (i) on the date of death, in the case of an optionee who dies while employed or retained by the Company, or (ii) on the date of termination of employment or consulting relationship, in the case of an optionee who dies within three months after termination of employment or consulting relationship.

  Termination of Options

     The 1994 Stock Option Plan provides that options granted under the 1994 Stock Option Plan have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

  Option Not Transferable

     An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death.

  Acceleration of Options

     In the event of a merger or consolidation in which the Company is not the surviving entity, the Company's Board is obligated to either accomplish a substitution or assumption of options or give thirty days' notice of the acceleration of the optionee's right to exercise his or her outstanding options as to some or all of the optioned stock at any time within thirty days of such notice.

  Other Provisions

     The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1994 Stock Option Plan as may be determined by the Company's Board or its committee.

RESTRICTED STOCK PURCHASE RIGHTS

     The 1994 Stock Option Plan permits the granting of rights to purchase Company Common Stock either alone, in addition to, or in tandem with other awards made by the Company. Upon the granting of a stock purchase right under the 1994 Stock Option Plan, the offeree is advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Company Common Stock that such person is entitled to purchase, the price to be paid and the period in which such person must accept such offer. The purchase price for stock purchased pursuant to such rights shall not be less than 85 percent of the fair market value of such shares on the date of grant. Stock purchase rights granted to persons subject to Section 16 of the Exchange Act will be subject to any restrictions necessary to comply with Rule 16b-3.

     Unless the Administrator of the 1994 Stock Option Plan determines otherwise, the underlying stock purchase agreement for stock purchased pursuant to a stock purchase right granted under the 1994 Stock Option Plan will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased shall be the higher of the fair market value of the shares at the time of repurchase or the original purchase price paid by the purchaser.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Company Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1994 Stock Option Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Company's Board or its committee.

AMENDMENT AND TERMINATION OF THE PLAN

     The Company's Board may amend the 1994 Stock Option Plan at any time or from time to time or may terminate it without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the 1994 Stock Option Plan that increases the number of shares that may be issued under the 1994 Stock Option Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1994 Stock Option Plan or results in other changes which would require stockholder approval to qualify options granted under the 1994 Stock Option Plan as performance-based compensation under Section 162(m) of the Code, or, so long as the Company has a class of equity securities registered under Section 12 of the Exchange Act, materially increases the benefits to participants that may accrue under the 1994 Stock Option Plan. However, no action by the Company's Board or stockholders may alter or impair any option previously granted under the 1994 Stock Option Plan. The 1994 Stock Option Plan shall terminate in May 2004, provided that any options then outstanding under the 1994 Stock Option Plan shall remain outstanding until they expire by their terms.

TAX INFORMATION

     Options granted under the 1994 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

     If an option granted under the 1994 Stock Option Plan is an incentive stock option, under U.S. tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for U.S. income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain under U.S. tax laws. If these holding periods are not satisfied, the optionee will recognize ordinary income under U.S. tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under U.S. tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. Long-term capital gain is taxed at a maximum rate of 28% if the shares are held for more than one year but not more than 18 months after exercise, and at a maximum rate of 20% if the shares are held for more than 18 months after exercise. Capital losses are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or ten percent stockholder of the Company, the date of taxation under U.S. tax laws may be deferred unless the optionee files an election with the IRS under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     Stock purchases under the 1994 Stock Option Plan will generally be taxed in the same manner as the exercise of a nonstatutory stock option.

REQUIRED VOTE

     The affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and voting on the amendment to the 1994 Stock Option Plan is required for its approval.

RECOMMENDATION OF THE COMPANY'S BOARD

     THE COMPANY'S BOARD HAS APPROVED THE STOCK OPTION PLAN PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE STOCK OPTION PLAN PROPOSAL AND THE RESERVATION OF AN ADDITIONAL 70,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE THEREUNDER.

             PROPOSAL NO. 4: ADOPTION OF THE COMPANY 1998 EMPLOYEE
                              STOCK PURCHASE PLAN
                               (PROXY ITEM NO. 4)

     The Company's Board believes that it is advisable for the Company to adopt the Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") and to reserve 125,000 shares of Company Common Stock for issuance thereunder and, accordingly, has adopted a resolution proposing that such a plan be presented to the stockholders at the Special Meeting for their approval. The following is a summary of principal features of the 1998 Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1998 Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Assistant Secretary of the Company at the Company's principal offices.

GENERAL

     The Company's 1985 Employee Stock Purchase Plan is being terminated one week prior to the Distribution Record Date. The Company's Board believes that, in order to attract qualified employees to the Company and to provide incentives to its current employees, it is necessary to offer its employees the opportunity to purchase Company Common Stock pursuant to the 1998 Purchase Plan. Accordingly, the stockholders are being asked to approve the 1998 Purchase Plan.

     The 1998 Purchase Plan will be implemented by a series of offering periods of twenty-four months duration commencing on January 1 and July 1 of each year, or at such other time or times as may be determined by the Company's Board, with the first day of each offering period being designated an offering date. Each offering period consists of four six-month purchase periods, with the last day of each period being designated a purchase date. The first offering period commences on the later of July 1, 1998 or the Distribution Date. The initial purchase date will occur on December 31, 1998. The 1998 Purchase Plan is intended to qualify under Section 423 of the Code. The 1998 Purchase Plan is further deemed to contain, and options granted thereunder shall contain, and the shares issued upon exercise thereof shall be subject to, any additional conditions and restrictions as may be required by Rule 16b-3 of the Exchange Act to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to 1998 Purchase Plan transactions.

PURPOSE

     The purpose of the 1998 Purchase Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase Company Common Stock through payroll deductions.

ADMINISTRATION

     The 1998 Purchase Plan is to be administered by the Company's Board or a committee appointed by the Company's Board (the "Administrator"). All questions of interpretation or application of the 1998 Purchase Plan are determined by the Administrator.

ELIGIBILITY AND PARTICIPATION

     Employees (including officers and employee directors) who are employed for at least 20 hours per week and more than five months in any calendar year and who are employed by the Company as of the first business day of each offering period of the plan (the "Offering Date") are eligible to participate in an offering under the 1998 Purchase Plan, subject to certain limitations imposed by
Section 423(b) of the Code and limitations on stock ownership as set forth in the 1998 Purchase Plan. No employee shall be granted an option under the 1998 Purchase Plan if (i) immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Company or its subsidiaries, or (ii) such option would permit such employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year in which such option is outstanding at any time.

     Eligible employees become participants in the 1998 Purchase Plan by filing with the Human Resources Department of the Company a subscription agreement authorizing payroll deductions prior to the applicable Offering Date, unless a later time for filing the subscription agreement has been set by the Administrator. Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last day (the "Purchase Date") of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant.

GRANT AND EXERCISE OF OPTION

     At the beginning of an offering period, each participant is granted an option to purchase up to that number of shares determined by dividing such employee's payroll deductions accumulated prior to the end of each purchase period and retained in the participant's account as of the end of each purchase period by the lower of (i) eighty-five percent (85%) of the fair market value of a share of Company Common Stock at the beginning of the offering period or (ii) eighty-five percent (85%) of the fair market value of a share of Company Common Stock on the purchase date; provided that in no event shall a participant be permitted to purchase more than 1,500 shares during each purchase period, and provided further that such purchases shall be subject to the limitations set forth below. The Company may make a pro rata reduction in the number of shares subject to options if the total number of shares which would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the 1998 Purchase Plan. Unless an employee withdraws his or her participation in the 1998 Purchase Plan by giving written notice to the Company of his or her election to withdraw all accumulated payroll deductions prior to the end of an offering period, the employee's option for the purchase of shares will be exercised automatically at the end of each purchase period, and the maximum number of full shares subject to option which are purchasable with the accumulated payroll deductions in his or her account will be purchased at the applicable purchase price determined as provided below.

     During his or her lifetime, a participant's option to purchase shares under the 1998 Purchase Plan is exercisable only by him or her. However, a participant may file a written designation of a beneficiary who is (i) to receive any shares and cash, if any, from the participant's account under the 1998 Purchase Plan in the event of such participant's death subsequent to the end of a purchase period but prior to delivery to him or her of such shares and cash, and (ii) to receive any cash from the participant's account under the 1998 Purchase Plan in the event of such participant's death prior to the purchase date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

PURCHASE PRICE

     The purchase price per share at which shares are sold to participating employees under the 1998 Purchase Plan is the lower of (i) 85% of the fair market value per share of Company Common Stock at the time the option is granted at the commencement of the offering period, and (ii) 85% of the fair market value per share of Company Common Stock at the time the option is exercised on the applicable purchase date. The fair market value of Company Common Stock on a given date shall be determined by the Company's Board and will generally be based upon the closing price of Company Common Stock on Nasdaq.

PAYROLL DEDUCTIONS

     The purchase price of the shares to be acquired under the 1998 Purchase Plan is accumulated by payroll deductions during the offering period. The deductions may not be less than 1% or more than 15% of a participant's aggregate compensation during the offering period. A participant may discontinue his or her participation in the 1998 Purchase Plan or, on one occasion only during an offering period, may decrease his or her rate of payroll deductions. Payroll deductions for a participant shall commence on the first payroll following the offering date and shall continue until his or her participation is terminated as provided in the 1998 Purchase Plan.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during the applicable offering period, cancels his or her option and his or her participation in the 1998 Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the 1998 Purchase Plan.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change is made in the Company's capitalization in the middle of an offering period, such as a stock split, stock dividend, combination or reclassification, that results in an increase or decrease in the number of shares of Company Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the purchase price and in the number of shares subject to options under the 1998 Purchase Plan and in the number of shares authorized for issuance under the 1998 Purchase Plan.

     In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the 1998 Purchase Plan shall be assumed or an equivalent substitute option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator elects to shorten the Offering Period then in progress by setting a new purchase date and notifying the optionees of the change in their purchase date.

AMENDMENT AND TERMINATION OF THE PLAN

     The Company's Board may at any time amend or terminate the 1998 Purchase Plan without the approval of the stockholders, except that such termination cannot affect options previously granted nor may an amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the 1998 Purchase Plan without approval of the stockholders of the Company if such approval is required under applicable law.

     The 1998 Purchase Plan shall expire in 2018 unless sooner terminated by the Administrator, provided that any options then outstanding under the 1998 Purchase Plan shall remain outstanding until they expire by their terms.

TAX INFORMATION

     The 1998 Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions under U.S. tax laws, no income will be taxable to a participant until the shares purchased under the 1998 Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year after the applicable purchase date, the participant will recognize ordinary income under U.S. tax laws measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated under U.S. tax laws as long-term capital gain, taxed at a maximum rate of 28% if the shares are held for more than one year, but not more than 18 months, after the purchase date, and at a maximum rate of 20% if the shares are held for more than 18 months after the purchase date. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income under U.S. tax laws generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, under U.S. tax laws depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant under U.S. tax laws except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of either of the holding period(s) described above.

     The foregoing is only a summary of the effect of U.S. income taxation upon the participant and the Company with respect to the shares purchased under the 1998 Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or other country in which the participant may reside.

REQUIRED VOTE

     The affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and voting on the Employee Stock Purchase Plan Proposal is required for its approval.

RECOMMENDATION OF THE COMPANY'S BOARD

     THE COMPANY'S BOARD HAS APPROVED THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL AND THE RESERVATION OF 125,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE THEREUNDER.

   PROPOSAL NO. 5: ADOPTION OF THE COMPANY 1998 DIRECTORS' STOCK OPTION PLAN
                               (PROXY ITEM NO. 5)

     The Company's Board believes that it is advisable to adopt a 1998 Directors' Stock Option Plan (the "Directors' Plan") and to reserve 250,000 shares of Company Common Stock for issuance thereunder, and, accordingly, has adopted a resolution proposing that such a Directors' Plan be presented to the stockholders at the Special Meeting for their ratification.

     The following is a summary of principal features of the Directors' Plan. The summary, however, does not purport to be a complete description of all the provisions of the Directors' Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Assistant Secretary of the Company at the Company's principal offices.

GENERAL AND PURPOSE

     The Company's 1990 Directors' Stock Option Plan is being terminated upon the effectiveness of the Spinoff. The Directors' Plan will become effective on the Distribution Date. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. It is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Company's Board.

     The purpose of the Directors' Plan is to provide an incentive for directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Company's Board.

GRANT AND EXERCISE OF OPTIONS

     The Directors' Plan provides that on the Distribution Date, each nonemployee director of the Company and of Cohesion shall be automatically granted a "Vested Restructuring Option" to purchase the number of shares equal to the number of shares granted to the director under the Company's 1990 Directors' Stock Option Plan (the "1990 Directors' Plan") that are vested but not exercised as of such date, and each individual who will continue to serve as a nonemployee director of the Company shall be automatically granted an "Unvested Restructuring Option" to purchase the number of shares equal to the number of shares granted to the director under the Company's 1990 Directors' Stock Option Plan that have not vested as of such date. Each person who first becomes a nonemployee director after the effective date of the Directors' Plan shall be automatically granted an "Initial Option" to purchase 10,000 shares of Company Common Stock on the date on which such person first becomes a nonemployee director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy. An "Annual Option" to purchase 5,000 shares shall be automatically granted to each nonemployee director, including nonemployee directors who did not receive an Initial Option, on July 1 of each calendar year, provided that on that date the nonemployee director has served on the Company's Board for at least six months.

     The Directors' Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one nonemployee director, but does provide for the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order as defined by the Code, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     The Directors' Plan provides that the Vested Restructuring Options and the Unvested Restructuring Options shall be exercisable in accordance with the terms under which the vested and unvested options to purchase Company Common Stock were issued pursuant to the 1990 Directors' Plan, provided however that service as a director of the Company or Cohesion shall be equivalent to providing service as a director of the Company. The Directors' Plan further provides that each Initial Option granted thereunder becomes exercisable in installments cumulatively as to 25% of the shares subject to the Initial Option on each of the first, second, third and fourth anniversaries of the date of grant of the Initial Option, and each Annual Option granted thereunder becomes exercisable as to 100% of the shares subject to the Annual Option on the first anniversary of the date of grant of the subsequent option. The options remain exercisable for up to three (3) months following the optionee's termination of service as a director of the Company, unless such termination is a result of death, or total and permanent disability, in which case the options remain exercisable for up to a six-month period.

EXERCISE PRICE AND TERM OF OPTIONS

     The exercise price of the Vested Restructuring Options shall be determined using a formula to preserve the spread between the exercise price of the vested option to purchase Company Common Stock and the fair market value of Company Common Stock prior to the Spinoff, and the exercise price of the Unvested Restructuring Options shall be determined using a formula to preserve the spread between the exercise price of the unvested option to purchase Company Common Stock and the fair market value of Company Common Stock prior to the Spinoff. The exercise price of all other stock options granted under the Directors' Plan shall be equal to the fair market value of a share of Company Common Stock on the date of grant of the option, which is defined to be the closing price of Company Common Stock on Nasdaq on the date of grant. Options granted under the Directors' Plan have a term of ten years.

PLAN BENEFITS

     The following table sets forth information with respect to the stock options granted to the nonemployee directors of the Company (five persons) as of March 31, 1998. As discussed above, the executive officers of the Company and the employees of the Company are not eligible for grants under the Directors' Plan.

                                                        NUMBER OF SHARES SUBJECT TO        WEIGHTED AVERAGE
                                                           OPTIONS GRANTED UNDER            EXERCISE PRICE
                    DIRECTOR                       THE 1990 DIRECTORS' STOCK OPTION PLAN      PER SHARE
                    --------                       -------------------------------------   ----------------
Anne L. Bakar....................................                  27,000                      $  22.40
John R. Daniels, M.D.............................                  30,000                      $  18.45
William G. Davis.................................                  30,000                      $  18.45
Reid W. Dennis...................................                  30,000                      $  18.45
Craig W. Johnson.................................                  36,000                      $  22.39

MERGER OR SALE OF ASSETS

     In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each nonemployee director shall have a reasonable time within which to exercise options granted under the Directors' Plan, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate, or shall receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such dissolution, liquidation, sale, merger, consolidation or reorganization.

AMENDMENT AND TERMINATION OF THE PLAN

     The Company's Board may at any time amend or terminate the Directors' Plan, except that such termination cannot affect options previously granted without the agreement of any optionee so affected.

     If not terminated earlier, the Directors' Plan will expire in 2008.

TAX INFORMATION

     The following is a brief summary of the effect of U.S. income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or other country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the Directors' Plan.

     Options granted under the Directors' Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Because the optionee is a director of the Company, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred unless the optionee files an election with the IRS under Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above will be treated as capital gain (or loss), and will be long-term capital gain if the optionee has held the shares more than one year. Under current law, the maximum U.S. federal income tax rate on long-term capital gains is 28% in the case of shares held more than one year, but not more than 18 months, after exercise and 20% in the case of shares held more than 18 months after exercise, whereas the maximum rate on ordinary income is 39.6%. Capital losses for individual taxpayers are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

REQUIRED VOTE

     The affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and voting on the Directors' Stock Option Plan Proposal is required for its approval.

RECOMMENDATION OF THE COMPANY'S BOARD

     THE COMPANY'S BOARD HAS APPROVED THE DIRECTORS' STOCK OPTION PLAN PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE DIRECTORS' STOCK OPTION PLAN PROPOSAL AND THE RESERVATION OF 250,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE THEREUNDER.

                                   APPENDIX A

                                LEHMAN BROTHERS

                                                                  April 16, 1998

Board of Directors
Collagen Corporation
2500 Faber Place
Palo Alto, California 94303

Members of the Board:

     We understand that Collagen Corporation (the "Company") is proposing to distribute all of the stock of Cohesion Technologies, Inc. ("Cohesion") to the Company's stockholders on a pro rata basis so that stockholders of the Company will receive one share of common stock of Cohesion for each share of common stock of the Company owned by such stockholder (the "Distribution"). The terms and conditions of the Distribution are set forth in more detail in the Company's preliminary proxy statement (the "Proxy Statement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Distribution. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Distribution.

     In arriving at our opinion, we reviewed and analyzed: (1) the specific terms of the Distribution, (2) the Proxy Statement, the Company's annual report on Form 10-K for the year ended June 30, 1997 and such other publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company and Cohesion furnished to us by the Company, (4) a trading history of the Company's common stock and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (6) a comparison of the historical financial results and present financial condition of Cohesion with those of other companies that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the businesses, operations, assets, financial conditions and prospects of the Company (including on a pro forma basis) and Cohesion and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Cohesion, following the Distribution, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and Cohesion and that the Company and Cohesion will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Cohesion and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Cohesion. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the business of Cohesion. We have assumed that the Distribution will be a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes in, among other factors, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of Cohesion will likely be characterized by a period of redistribution among stockholders of the Company who receive such shares in the Distribution, which may temporarily depress the market price of such shares during such period. Accordingly, we express no opinion as to the prices at which shares of common stock of Cohesion or the Company actually will trade following the consummation of the Distribution. This opinion should not be viewed as providing any assurances that the combined market value of the shares of common stock of the Company after consummation of the Distribution and the shares of the common stock of Cohesion to be received by a stockholder of the Company pursuant to the Distribution will be in excess of the market value of the shares of common stock of the Company owned by such stockholder at any time prior to announcement or consummation of the Distribution.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Distribution is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Distribution and will receive a fee for our services which is contingent upon the consummation of the Distribution. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Distribution. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to (i) how such stockholder should vote with respect to the Distribution or (ii) any action or investment decision which may be taken by such stockholders with respect to shares of common stock of the company and Cohesion owned or to be received by them in the Distribution.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By: /s/ Ted Breck

                                            ------------------------------------
                                            Managing Director

                                   APPENDIX B


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              COLLAGEN CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints REID W. DENNIS, WILLIAM G. DAVIS and CRAIG
W. JOHNSON, and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated below, all the stock of COLLAGEN CORPORATION that the undersigned is entitled to vote at the Special Meeting of Stockholders of COLLAGEN CORPORATION to be held on ____________, 1998, at 10:00 a.m. Pacific Time, at Cohesion's principal offices located at 2500 Faber Place, Palo Alto, California 94303, and at any adjournment or postponement thereof, as indicated on the reverse side.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

     If no direction is made, this proxy will be voted in the manner described in the Proxy Statement, FOR the proposal to spinoff Cohesion into a separate company, including the distribution of all of the outstanding shares of Cohesion Common Stock to the Company's stockholders, the ratification of the Cohesion 1998 Stock Option Plan, the ratification of the Cohesion 1998 Employee Stock Purchase Plan, and the ratification of the Cohesion 1998 Directors' Stock Option Plan; FOR the proposal to amend the Company's Certificate of Incorporation as described in the accompanying Proxy Statement to change the Company's name to Collagen Aesthetics, Inc.; FOR the proposal to amend the Company's 1994 Stock Option Plan to increase the number of shares of Company Common Stock reserved for issuance thereunder by 70,000 shares from 1,150,000 to 1,220,000 shares; FOR the proposal to adopt the Company's 1998 Employee Stock Purchase Plan and the reservation of 125,000 shares of Company Common Stock for issuance thereunder; and FOR the proposal to adopt the Company's 1998 Directors' Stock Option Plan and the reservation of 250,000 shares of Company Common Stock for issuance thereunder.

(Continued, and to be dated and signed on the reverse side.)

                                                       COLLAGEN CORPORATION
                                                       P.O. BOX 11042
                                                       NEW YORK, N.Y. 10208-0042

1. PROPOSAL TO SPINOFF COHESION INTO A SEPARATE COMPANY, INCLUDING THE DISTRIBUTION OF ALL OF THE OUTSTANDING SHARES OF COHESION COMMON STOCK TO THE COMPANY'S STOCKHOLDERS; THE RATIFICATION OF THE COHESION 1998 STOCK OPTION PLAN; THE RATIFICATION OF THE COHESION 1998 EMPLOYEE STOCK PURCHASE PLAN; AND THE RATIFICATION OF THE COHESION 1998 DIRECTORS' STOCK OPTION
     PLAN:

            FOR   [ ]        AGAINST     [ ]        ABSTAIN     [ ]


2. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AS DESCRIBED IN THIS PROXY STATEMENT TO CHANGE THE COMPANY'S NAME TO COLLAGEN AESTHETICS, INC.:

            FOR   [ ]        AGAINST     [ ]        ABSTAIN     [ ]


3. PROPOSAL TO AMEND THE COMPANY'S 1994 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 70,000 SHARES FROM 1,150,000 TO 1,220,000 SHARES:

            FOR   [ ]        AGAINST     [ ]        ABSTAIN     [ ]


4. PROPOSAL TO ADOPT THE COMPANY'S 1998 EMPLOYEE STOCK PURCHASE PLAN AND THE RESERVATION OF 125,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE
     THEREUNDER:

            FOR   [ ]        AGAINST     [ ]        ABSTAIN     [ ]


5. PROPOSAL TO ADOPT THE COMPANY'S 1998 DIRECTORS' STOCK OPTION PLAN AND THE RESERVATION OF 250,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE
     THEREUNDER:

            FOR   [ ]        AGAINST     [ ]        ABSTAIN     [ ]

                                                Change of Address and
                                                 or Comments Mark Here    [ ]

                                              Please sign exactly as name
                                              appears to the left.  When shares
                                              are held by joint tenants, both
                                              should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If a
                                              corporation, please sign in full
                                              corporate name by President or
                                              other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.


                                              DATED:                     , 1998
                                                    ---------------------

                                              ---------------------------------
                                                          Signature


                                              ---------------------------------
                                                   Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE        Votes MUST be indicated
PROXY CARD PROMPTLY DURING THE ENCLOSED       ( ) is Black or Blue ink.
ENVELOPE.

                  INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
COHESION TECHNOLOGIES, INC. CONSOLIDATED FINANCIAL
  STATEMENTS:
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of June 30, 1996 and 1997 and
  December 31, 1997.........................................   F-3
Consolidated Statements of Operations for the years ended
  June 30, 1995, 1996 and 1997 and the six months ended
  December 31, 1996 and 1997................................   F-4
Consolidated Statements of Stockholder's and Parent Company
  Equity (Net Capital Deficiency) for the years ended June
  30, 1995, 1996 and 1997 and the six months ended December
  31, 1997..................................................   F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1995, 1996 and 1997 and the six months ended
  December 31, 1996 and 1997................................   F-6
Notes to Consolidated Financial Statements..................   F-7
COHESION TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL INFORMATION:
Description of Unaudited Pro forma Consolidated Financial
  Information...............................................  F-23
Unaudited Pro forma Consolidated Balance Sheet as of
  December 31, 1997.........................................  F-24
Unaudited Pro forma Consolidated Statements of Operations
  for the year ended June 30, 1997 and the six months ended
  December 31, 1997.........................................  F-25
Notes to Unaudited Pro forma Consolidated Financial
  Information...............................................  F-26
COLLAGEN CORPORATION UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL INFORMATION:
Description of Unaudited Pro forma Consolidated Financial
  Information...............................................  F-27
Unaudited Pro forma Consolidated Balance Sheet as of
  December 31, 1997.........................................  F-28
Unaudited Pro forma Consolidated Statements of Operations
  for the year ended June 30, 1997 and the six months ended
  December 31, 1997.........................................  F-29
Notes to Unaudited Pro forma Consolidated Financial
  Information...............................................  F-30

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Cohesion Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Cohesion Technologies, Inc. ("Cohesion"), (a wholly-owned subsidiary of Collagen Corporation), as described in Note 1 to the consolidated financial statements, as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholder's and parent company equity (net capital deficiency) and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of Cohesion's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cohesion at June 30, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Palo Alto, California
March 6, 1998

                          COHESION TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   JUNE 30,
                                                              -------------------    DECEMBER 31,
                                                               1996        1997          1997
                                                              -------    --------    ------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $11,074    $ 13,706      $   500
  Short-term investments....................................       --          92        1,332
  Accounts receivable, less allowance for doubtful accounts
    ($14 at June 30, 1996, $2 at June 30 and December 31,
    1997)...................................................      532          97          311
  Inventories...............................................       56          56           30
  Current deferred taxes....................................    3,618       2,608          875
  Receivable due from sales of Boston Scientific Corporation
    stock...................................................    1,866          --        3,146
  Other current assets......................................    1,840         942          621
                                                              -------    --------      -------
         Total current assets...............................   18,986      17,501        6,815
Property and equipment, net.................................    1,537       1,566        2,045
Intangible assets, net......................................    1,850       1,491        1,404
Investment in Boston Scientific Corporation (Target
  Therapeutics, Inc. in 1996)...............................   65,841      83,874       55,411
Other investments...........................................    7,771      10,041        8,724
Long-term deferred taxes....................................       35          33        1,396
Loans to officers and employees.............................    1,807           9          159
Receivable from equity collar investment....................       --          --       11,404
Other assets................................................       89          89           91
                                                              -------    --------      -------
                                                              $97,916    $114,604      $87,449
                                                              =======    ========      =======
LIABILITIES AND STOCKHOLDER'S AND PARENT COMPANY EQUITY
Current liabilities:
  Accounts payable..........................................  $   586    $    627      $   145
  Accrued compensation......................................      352         625          536
  Accrued liabilities.......................................    2,293       1,516        3,074
  Income taxes payable......................................    2,292       2,700          300
  Notes payable.............................................    5,000          --           --
  Other current liabilities.................................       --          --           65
                                                              -------    --------      -------
         Total current liabilities..........................   10,523       5,468        4,120
Long-term liabilities:
  Deferred income taxes.....................................   27,091      35,052       27,973
  Other long-term liabilities...............................      169          79           50
                                                              -------    --------      -------
         Total long-term liabilities........................   27,260      35,131       28,023
Commitments and contingencies
Minority interest...........................................      588          --           --
Stockholder's and parent company equity:
  Preferred stock, $.001 par value, authorized: 5,000,000
    shares, issued and outstanding: 10 shares at June 30 and
    December 31, 1997 (no shares at June 30, 1996)..........       --          --           --
  Common stock, $.001 par value, authorized: 10,000,000
    shares, issued and outstanding: no shares at June 30,
    1996 and 1997 and December 31, 1997.....................       --          --           --
  Additional paid-in capital................................    9,621       9,621        9,621
  Parent company equity.....................................   15,375      17,315        8,895
  Unrealized gain on available-for-sale investments.........   34,549      47,069       36,790
                                                              -------    --------      -------
         Total stockholder's and parent company equity......   59,545      74,005       55,306
                                                              -------    --------      -------
                                                              $97,916    $114,604      $87,449
                                                              =======    ========      =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                               SIX MONTHS
                                                                                  ENDED
                                              YEARS ENDED JUNE 30,            DECEMBER 31,
                                         ------------------------------    -------------------
                                          1995       1996        1997       1996        1997
                                         -------    -------    --------    -------    --------
                                                                               (UNAUDITED)
Revenue -- product sales...............  $ 3,546    $ 3,612    $  2,527    $ 1,357    $  1,234
Costs and expenses:
  Cost of sales........................    1,961      2,404       2,105      1,077         692
  Research and development.............    3,416      4,268       9,627      6,071       7,402
  General and administrative...........    2,726      3,120       7,153      1,871       2,591
  Purchased in-process research and
     development.......................       --      3,000          --         --      10,530
                                         -------    -------    --------    -------    --------
          Total costs and expenses.....    8,103     12,792      18,885      9,019      21,215
                                         -------    -------    --------    -------    --------
Loss from operations...................   (4,557)    (9,180)    (16,358)    (7,662)    (19,981)
Other income (expense):
  Net gain on investments, principally
     Boston Scientific Corporation
     (Target Therapeutics, Inc. in 1995
     and 1996).........................    5,110     82,093       9,063      9,222       8,775
  Net gain on sale of investment in
     Prograft Medical, Inc.............       --         --      15,395         --          --
  Equity in earnings of Target
     Therapeutics, Inc.................    2,417      1,430          --         --          --
  Equity in losses of other
     affiliates........................   (1,230)    (1,824)       (813)      (598)         (9)
  Interest income......................       25        378         566        343         236
  Interest expense.....................   (2,113)    (2,532)       (377)      (188)         --
                                         -------    -------    --------    -------    --------
Income (loss) before provision for
  income taxes and minority interest...     (348)    70,365       7,476      1,117     (10,979)
Provision for income taxes.............      553     31,718       3,162        480          --
Minority interest......................       --        (27)       (667)      (235)         --
                                         -------    -------    --------    -------    --------
Net income (loss)......................  $  (901)   $38,674    $  4,981    $   872    $(10,979)
                                         =======    =======    ========    =======    ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S AND PARENT COMPANY EQUITY (NET CAPITAL
                                  DEFICIENCY)
                     YEARS ENDED JUNE 30, 1995, 1996, 1997
                     AND SIX MONTHS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                               TOTAL
                                                                                              STOCK-
                                                                            UNREALIZED     HOLDER'S AND
                                                                            GAIN/(LOSS)       PARENT
                                     PREFERRED                                  ON            COMPANY
                                        AND       ADDITIONAL     PARENT     AVAILABLE-        EQUITY
                                      COMMON       PAID-IN      COMPANY      FOR-SALE      (NET CAPITAL
                                       STOCK       CAPITAL       EQUITY     INVESTMENTS     DEFICIENCY)
                                     ---------    ----------    --------    -----------    -------------
Balance at June 30, 1994...........   $   --        $9,621      $(15,353)    $     --        $ (5,732)
Other advances to Collagen
  Corporation......................       --            --        (1,927)          --          (1,927)
Net loss...........................       --            --          (901)          --            (901)
                                      ------        ------      --------     --------        --------
Balance at June 30, 1995...........       --         9,621       (18,181)          --          (8,560)
Other advances to Collagen
  Corporation......................       --            --        (5,118)          --          (5,118)
Unrealized gain on
  available-for-sale securities....       --            --            --       34,549          34,549
Net income.........................       --            --        38,674           --          38,674
                                      ------        ------      --------     --------        --------
Balance at June 30, 1996...........       --         9,621        15,375       34,549          59,545
Other advances to Collagen
  Corporation......................       --            --        (3,041)          --          (3,041)
Unrealized gain on
  available-for-sale securities....       --            --            --       12,520          12,520
Net income.........................       --            --         4,981           --           4,981
                                      ------        ------      --------     --------        --------
Balance at June 30, 1997...........       --         9,621        17,315       47,069          74,005
Other advances from Collagen
  Corporation (unaudited)..........       --            --         2,559           --           2,559
Unrealized loss on
  available-for-sale securities
  (unaudited)......................       --            --            --      (10,279)        (10,279)
Net loss (unaudited)...............       --            --       (10,979)          --         (10,979)
                                      ------        ------      --------     --------        --------
Balance at December 31, 1997
  (unaudited)......................   $   --        $9,621      $  8,895     $ 36,790        $ 55,306
                                      ======        ======      ========     ========        ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                                    YEARS ENDED JUNE 30,           DECEMBER 31,
                                                -----------------------------   ------------------
                                                 1995       1996       1997      1996       1997
                                                -------   --------   --------   -------   --------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................  $  (901)  $ 38,674   $  4,981   $   872   $(10,979)
  Adjustments to reconcile net income (loss)
     to net cash used in operating activities:
     Purchased in-process research
       and development........................       --      3,000         --        --     10,530
     Depreciation and amortization............      568        801        564       635        341
     Equity in (earnings) losses of
       affiliates.............................   (1,188)       393        813       597          9
     Gains on investments, net................   (2,952)   (42,547)   (13,625)   (4,051)    (8,775)
     Deferred income taxes....................      844     (7,508)       326         5        561
     Decrease (increase) in assets:
       Accounts receivable....................      415        188        435       329       (214)
       Inventories............................      (17)       (37)        --        23         26
       Other..................................     (150)    (1,331)     1,166     2,711     (3,002)
     Increase (decrease) in liabilities:
       Accounts payable, accrued liabilities
          and other...........................      577      1,177       (463)   (1,244)     1,051
       Income taxes payable...................      444         78        408    (1,992)    (2,400)
       Other long-term liabilities............       (4)       611       (679)     (237)       (28)
                                                -------   --------   --------   -------   --------
  Total adjustments...........................   (1,463)   (45,175)   (11,055)   (3,224)    (1,901)
                                                -------   --------   --------   -------   --------
     Net cash used in operating activities....   (2,364)    (6,501)    (6,074)   (2,352)   (12,880)
                                                -------   --------   --------   -------   --------
Cash flows from investing activities:
  Net proceeds from sales of Boston Scientific
     Corporation/Target Therapeutics, Inc.
     stock....................................    6,221     57,950      5,578     5,578      9,362
  Net proceeds from sales of other affiliate
     stock....................................       --      1,447      9,771        --        704
  Proceeds from sales and maturities of
     short-term investments...................       --         --         --        --      4,571
  Purchases of short-term investments.........       --         --         --        --     (3,567)
  Expenditures for property and equipment.....   (1,311)      (678)      (532)     (139)      (366)
  Increase in intangible and other assets.....     (416)    (2,042)      (824)      (14)        --
  Equity investments and loans to
     affiliates...............................   (5,737)   (14,337)      (287)     (251)      (500)
  Acquisition of shares of Cohesion
     Corporation, net of cash balances........       --     (1,256)        --        --    (10,530)
                                                -------   --------   --------   -------   --------
     Net cash provided by (used in) investing
       activities.............................   (1,243)    41,084     13,706     5,174       (326)
                                                -------   --------   --------   -------   --------
Cash flows from financing activities:
  Proceeds from (repayments of) bank
     borrowings...............................       --      5,000     (5,000)       --         --
  Proceeds from (repayments of) advances from
     Collagen Corporation.....................    3,600    (29,000)        --        --         --
                                                -------   --------   --------   -------   --------
     Net cash provided by (used in) financing
       activities.............................    3,600    (24,000)    (5,000)       --         --
                                                -------   --------   --------   -------   --------
Net increase (decrease) in cash and
  cash equivalents............................       (7)    10,583      2,632     2,822    (13,206)
Cash and cash equivalents at beginning of
  period......................................      498        491     11,074    11,074     13,706
                                                -------   --------   --------   -------   --------
Cash and cash equivalents at end of period....  $   491   $ 11,074   $ 13,706   $13,896   $    500
                                                =======   ========   ========   =======   ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Cohesion Technologies, Inc. ("Cohesion") was organized as a Delaware corporation and a wholly-owned subsidiary of Collagen Corporation ("Collagen") in June 1997. In October 1997, Collagen announced that it would proceed to separate its Aesthetic Technologies Group and its Collagen Technologies Group ("CTG") into two independent, publicly-traded companies. In connection with the separation, Collagen plans to distribute as a dividend to its stockholders, one share of Cohesion common stock for each share of Collagen common stock outstanding, (the "Spinoff"). The Spinoff is designed to separate two distinct businesses with significant differences in their markets, products, research needs, investment needs, employee retention and compensation plans and plans for growth. Collagen's Board believes the separation into two independent companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and create incentives that are more attractive and appropriate for the recruitment and retention of key employees. As a consequence, Collagen believes that investors will be able to evaluate better the merits of the two groups of businesses and their future prospects.

     In March 1998, the Board of Directors of Collagen approved certain agreements between Cohesion and Collagen which (i) provided for the transfer, effective January 1, 1998, of certain assets and liabilities relating to the businesses previously conducted by Collagen's CTG to Cohesion, and (ii) established contractual arrangements between Collagen and Cohesion described below under Note 2. CTG's business activities focused on the design, development, manufacture and commercialization of innovative resorbable biomaterials, adhesive technologies, and delivery systems in the fields of tissue repair and regeneration.

     The accompanying consolidated financial statements have been prepared using Collagen's historical cost basis of the assets and liabilities of the various division activities that comprise Cohesion. The financial statements of Cohesion include the operating results of Cohesion Corporation, a developer of proprietary products for hemostasis and tissue adhesion, biosealants and adhesion barriers for surgical applications, since the acquisition of Cohesion Corporation by Collagen in fiscal 1996 (see Note 7, "Acquisitions of Cohesion Corporation").

     The consolidated financial statements reflect the results of operations, financial condition and cash flows of Cohesion as a component of Collagen and may not be indicative of the actual results of operations and financial position of Cohesion under separate ownership. The various assets, liabilities, revenues and expenses associated with CTG have been allocated to the historical financial statements of Cohesion in a manner consistent with the Assignment and License Agreement, and related agreements, discussed below. Management believes that the consolidated statements of operations include a reasonable allocation of costs incurred by Collagen which benefit Cohesion. These allocations of corporate expenses include, in aggregate, approximately 30% to 35% of the general and administrative expenses of Collagen for the periods presented with the exception of certain Chief Executive Officer ("CEO") expenses and legal costs related to Collagen's lawsuit with Matrix Pharmaceutical, Inc. ("Matrix"). (See Notes 1, 8 and 9.) The CEO expenses have been allocated to Cohesion based on the CEO's level of involvement in Cohesion during each fiscal year presented. All costs associated with the Matrix lawsuit, which was filed in December 1994 and settled in May 1997, were allocated based on the focus of the lawsuit during fiscal 1995, 1996 and 1997. Costs and expenses associated with cost of sales and research and development were generally allocated to Cohesion on a specific identification basis.

     The consolidated financial statements include an allocation of Collagen corporate debt and interest expense. In connection with the asset transfer discussed above, $10.9 million of cash, cash equivalents and

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) short-term investments remained with Collagen and the remaining cash, cash equivalents and short-term investments were transferred to Cohesion at December 31, 1997. All short-term investments for fiscal years 1997 and prior were allocated to Collagen. Substantially all investments in affiliates, including Boston Scientific Corporation of Natick, Massachusetts ("Boston Scientific") and Innovasive Devices, Inc. of Marlborough, Massachusetts ("Innovasive Devices") were allocated to Cohesion. Trade receivables, notes receivable, loans to officers and employees, fixed assets and employee related liabilities were allocated based on specific identification. All equity accounts, with the exception of the additional-paid-in-capital related to Target Therapeutics, Inc., remained with Collagen. For any assets or liabilities where it was not practical to use the specific identification method, Cohesion was allocated 30% of these assets and liabilities. The 30% allocation was based on a review of the characteristics and activity of these assets and liabilities and business objectives. In those years that Cohesion had negative cash and cash equivalent balances, a note payable due to Collagen was recorded. Accordingly, interest expense was accrued annually at 8% and Cohesion was assumed to have repaid the note payable balance and the accrued interest the following June 30th. The intercompany receivable/payable balances resulting from Cohesion's participation in Collagen's central cash management system, after consideration of the December 31, 1997 contribution of cash, cash equivalents and short-term investments, is a component of parent company's contributed capital on Cohesion's balance sheet. The officer separation agreement with Collagen's former CEO, as described below under Note 8, and the costs associated with the agreement have been allocated to Cohesion.

     Under the terms of the Services and Supply agreements between Cohesion and Collagen discussed below, Collagen will supply certain products to Cohesion for a fee. The cost of sales amounts included in the financial statements are based on historical costs for the periods presented. The intercompany agreements discussed in Note 2 provide for cost to be determined on a defined formula. If such prospective arrangements had been in place during the periods presented, cost of sales would have increased $167,000 in fiscal year 1995, decreased by $237,000 and $589,000 in fiscal years 1996 and 1997, respectively, and would have increased by $280,000 and $48,000 in the six months ended December 31, 1996 and 1997, respectively.

     Under the terms of the Recombinant Technology and Development License Agreement between Cohesion and Collagen discussed below, Cohesion and Collagen will collaborate to develop recombinant human collagen and provide for cost sharing of the project until certain milestones are met. The research and development ("R&D") expenses included in the financial statements are based on historical costs for the periods presented. The intercompany agreements discussed in Note 2 provide for costs to be equally shared. If such prospective arrangements had been in place during the periods presented, R&D expenses, net of reimbursements from Collagen, would have decreased by $273,000, $703,000 and $1.3 million in fiscal years 1995, 1996 and 1997 and $418,000 and $1.0 million in the six months ended December 31, 1996 and 1997, respectively.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Cohesion and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Cohesion operates in one industry segment focusing on the development and sale of medical devices. Investments in unconsolidated subsidiaries, and other equity investments in which Cohesion has a 20% to 50% interest or otherwise has the ability to exercise significant influence, are accounted for under the equity method.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Interim Financial Information

     The financial information at December 31, 1997, and for the six months ended December 31, 1996 and 1997, is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which Cohesion considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods. Results of these periods are not necessarily indicative of results expected for the entire year.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents, Short-term Investments and Other Investments

     Cohesion considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents. Short-term investments consist principally of bankers acceptances, commercial paper and master notes and have maturities greater than 90 days, but not exceeding one year.

     Cohesion invests its excess cash in deposits with major banks and in money market securities of companies with strong credit ratings and from a variety of industries. These securities are typically short-term in nature and, therefore, bear minimal risk. Cohesion has not experienced any losses on its money market investments.

     Cohesion determines the appropriate classification of marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. All of Cohesion's debt and equity securities are classified as available-for-sale. The carrying value of available-for-sale debt securities approximates fair value because of the short-term maturity of these investments. Both realized and unrealized gains and losses on debt securities were immaterial as of June 30, 1995, 1996 and 1997 and December 31, 1997 and for the years ended June 30, 1995, 1996 and 1997 and the six months ended December 31, 1996 and 1997. Unrestricted available-for-sale equity securities in which Cohesion has a less than 20% interest, which includes holdings in Boston Scientific (holdings in Target Therapeutics, Inc. prior to April 1997) and Innovasive Devices are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. Restricted equity securities in which Cohesion has less than a 20% interest are carried at cost or estimated realizable value, if less, and are included in "other investments and assets" in the accompanying balance sheets. In fiscal 1996, the carrying value of certain investments were reduced by $4.0 million to estimated net realizable value. The cost of securities sold is based on the specific identification method.

     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. Interest and dividends on securities classified as available-for-sale are included in interest income.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Inventories

     Inventories, which are purchased from Collagen, are valued at the lower of cost, determined on a standard cost basis which approximates average cost, or market.

  Property and Equipment

     Depreciation and amortization of property and equipment, which is stated at cost, are provided on the straight-line method over estimated useful lives as follows:

Machinery and equipment.....................................    3 - 7 years
Leasehold improvements......................................  Term of lease

  Intangible Assets

     Intangible assets are amortized using the straight-line method. Patents acquired prior to October 1996 are amortized over a seventeen year period beginning with the effective date or over the remainder of such period from the date acquired and patents purchased thereafter are expensed when acquired. Trademarks acquired prior to fiscal 1996 are amortized over a twenty year period beginning with the trademark filing dates and trademarks purchased thereafter are expensed when acquired. The effect of changes in accounting for patents and trademarks were not material to the accompanying financial statements.

  Loans to Officers and Employees

     Principal plus accrued interest due from current and former employees, totaled approximately $161,000, $1.7 million, and $1.8 million at June 30, 1996, and 1997, and December 31, 1997, respectively, prior to reserves. Principal plus accrued interest due from officers totaled approximately $1.6 million, $9,000, and $159,000 at June 30, 1996 and 1997, and December 31, 1997, respectively.

     Included within the amounts due from current and former employees at June 30, 1997 and December 31, 1997, and within the amounts due from officers at June 30, 1996, are four promissory notes totaling $1.6 million, prior to reserves, due from Collagen's former Chairman and Chief Executive Officer, Howard Palefsky. All such notes are subject to interest at the lower of 10% per annum or the prime rate. Two loans totaling $450,000 were forgiven on March 15, 1998 and two loans totaling $1.1 million are to be forgiven on March 15, 1999, but all notes are repayable immediately if Mr. Palefsky discontinues serving as a consultant to Cohesion prior to the loan forgiveness dates. Loans to Mr. Palefsky were fully reserved as of June 30, 1997, and the associated expenses were recognized in fiscal 1997.

  Revenue Recognition

     Revenue from product sales is recognized at time of shipment, net of allowances for estimated future returns.

  Earnings per Share

     Cohesion computes earnings per share in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). Per share data for each of the three years in the period ended June 30, 1997 and the six months ended December 31, 1996 and

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1997 has not been presented as no common shares are outstanding and such information would not be meaningful.

  Concentration of Credit and Other Risk

     Cohesion sells its intermediate products (Vitrogen, Cell Prime, Zygen, Angiostat and other bulk collagen products) to various universities and institutions and its Collagraft(R) bone graft matrix implant and Collagraft(R) bone graft matrix strip ("Collagraft bone graft products") to Zimmer, Inc. ("Zimmer"), Cohesion's marketing partner for Collagraft bone graft products. Cohesion performs ongoing credit evaluations of its customers and generally does not require collateral. Cohesion maintains reserves for potential credit losses and such losses have been within management's expectations.

     Cohesion allows, on occasion, its customers to return product for credit, and also allows customers to return defective or damaged product for credit or replacement. Written authorization from Cohesion is required to return merchandise. Some domestic and foreign customers are subject to extended payment terms. These practices have not had a material effect on Cohesion's working capital.

     As of December 31, 1997, Cohesion held 1,207,860 shares of Boston Scientific common stock, valued at over $55 million (based on a market price of $45.88 per share on such date). The market price of Boston Scientific's common stock is highly volatile and, as a medical device manufacturer, Boston Scientific is subject to a number of the same factors affecting its operations as Cohesion, as well as additional factors not applicable to Cohesion. Any significant downward fluctuation in the market price for Boston Scientific common stock could adversely impact Cohesion's earnings (due to lower returns per share on sales of such stock) as well as the value of Cohesion's total assets as stated on its balance sheet (based on a lower carrying value for the Boston Scientific investment, which as of December 31, 1997, represented approximately 63% of the value of Cohesion's total assets).

     All of Cohesion's research and development activities, its corporate headquarters, and other critical business functions are located near major earthquake faults. In addition, all of Cohesion's products are manufactured and stored at Collagen's manufacturing and warehouse facility with Cohesion currently maintaining only limited amounts of finished product inventory at these facilities. Both facilities are located near major earthquake faults. While Cohesion has some limited protection in the form of disaster recovery programs and basic insurance coverage, Cohesion's operating results and financial condition would be materially adversely affected in the event of a major earthquake, fire or other similar calamity affecting these facilities.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," and Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information," which will be required to be adopted by Cohesion in fiscal 1999. Adoption of these statements is not expected to have a significant impact on Cohesion's consolidated financial position, results of operations or cash flows.

 2. CONTRACTUAL AGREEMENTS WITH COLLAGEN

     Cohesion has entered into supply, services, research and development, benefits, tax allocation, and distribution agreements with Collagen effective January 1, 1998. Under the Collagraft Supply Agreement,

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 2. CONTRACTUAL AGREEMENTS WITH COLLAGEN (CONTINUED)
Collagen will supply Cohesion's requirements of Collagraft necessary for Cohesion to fulfill its obligations under its agreement with Zimmer at a price that is the greater of a percentage of the sales price or a defined multiplier of Collagen's cost. In accordance with the Collagen Supply Agreement, Collagen will supply Cohesion products, intermediates and finished materials at a price equal to a multiplier of Collagen's cost. Under the Services Agreement, which is effective through June 30, 1999, Cohesion shall provide Collagen with services in the following areas: facilities, telephone, library, investor relations, research and development services (to the extent not provided for by the research and development agreement), and clinical and regulatory. Collagen shall provide Cohesion with certain services in the following areas: financial and tax services, health and welfare benefits administration and administration of the 401(k) Savings Plan, administrative, legal, regulatory, quality assurance, medical affairs, and manufacturing services. Under the Services Agreement with Collagen, Cohesion will use Collagen's computer systems until June 30, 1999. Subsequent to June 30, 1999, Cohesion may extend its Services Agreement with Collagen or elect to purchase its own computer systems. In accordance with the Recombinant Technology and Development License Agreement, Cohesion and Collagen will collaborate to develop recombinant human collagen and provide for cost sharing for the project until certain milestones are met. The Benefits Agreement provides for the continuation or replacement of benefits for the employees transferred to Cohesion and employees remaining with Collagen. The Tax Allocation Agreement provides that Collagen will be responsible for all taxes prior to the Spinoff date and Cohesion will be responsible for all of its tax liabilities subsequent to that date. Under the Vitrogen International Distribution Agreement, Collagen International, Inc., a subsidiary of Collagen, shall act as Cohesion's distributor in Germany for Vitrogen.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 3. BALANCE SHEET INFORMATION

                                                           JUNE 30,
                                                       ----------------    DECEMBER 31,
                                                        1996      1997         1997
                                                       ------    ------    ------------
                                                                (IN THOUSANDS)
Other current assets:
  Receivables from affiliates........................  $1,482    $  331       $  353
  Other..............................................     358       611          268
                                                       ------    ------       ------
                                                       $1,840    $  942       $  621
                                                       ======    ======       ======
Property and equipment:
  Machinery and equipment............................  $4,031    $4,733       $4,832
  Leasehold improvements.............................   3,442     2,551        3,147
                                                       ------    ------       ------
                                                        7,473     7,284        7,979
  Less accumulated depreciation and amortization.....  (5,936)   (5,718)      (5,934)
                                                       ------    ------       ------
                                                       $1,537    $1,566       $2,045
                                                       ======    ======       ======
Intangible assets:
  Patents and trademarks.............................  $2,887    $2,464       $2,428
  Less amortization..................................  (1,037)     (973)      (1,024)
                                                       ------    ------       ------
                                                       $1,850    $1,491       $1,404
                                                       ======    ======       ======
Accrued liabilities:
  Accrued liabilities -- research and development,
     general and administrative and other............  $2,001    $1,283       $2,945
  Legal fees.........................................     138        78           --
  Employee related liabilities.......................     154       155          129
                                                       ------    ------       ------
                                                       $2,293    $1,516       $3,074
                                                       ======    ======       ======

 4. SHORT-TERM INVESTMENTS

     Available-for-sale debt securities included short-term corporate obligations of $92,000 and $1.3 million at June 30 and December 31, 1997, respectively. During the six months ended December 31, 1997, Cohesion sold short-term investments with a fair value at the dates of sale of $4.6 million. Both gross realized and unrealized gains and losses on these securities were insignificant. Cohesion uses amortized cost as the basis for recording gains and losses from securities transactions. Contractual maturities of the debt securities do not exceed one year at December 31, 1997.

 5. INVESTMENT IN BOSTON SCIENTIFIC CORPORATION (TARGET THERAPEUTICS, INC.)

     Cohesion's investment in Target Therapeutics, Inc. of Fremont, California ("Target") was accounted for under the equity method through November 1995. During December 1995, Cohesion's ownership interest in Target fell below 20%. Given that Cohesion did not have the ability to exercise significant influence, Cohesion began accounting for its investment in Target under the cost method beginning in December 1995. In fiscal 1996, Cohesion sold 1,792,000 shares of Target common stock for a pre-tax gain of approximately $85.8 million and in fiscal 1997, Cohesion sold 330,000 shares of Target common stock for a pre-tax gain of approximately $9.1 million.

     On January 20, 1997, Boston Scientific and Target jointly announced the signing of a definitive agreement to merge in a tax-free stock-for-stock transaction. On April 8, 1997, the merger was completed and, as a result, Cohesion received 1,365,200 shares of Boston Scientific common stock in exchange for Cohesion's

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 5. INVESTMENT IN BOSTON SCIENTIFIC CORPORATION (TARGET THERAPEUTICS, INC.) (CONTINUED)
1,275,888 shares of Target common stock. Pursuant to the merger agreement, Cohesion was restricted from selling its shares of Boston Scientific common stock until the expiration of applicable pooling-of-interests restrictions, which occurred during the first quarter of fiscal 1998. During the six months ended December 31, 1997, Cohesion sold 157,340 shares of Boston Scientific common stock for a pre-tax gain of approximately $8.8 million.

     Boston Scientific is a leading manufacturer of catheter-based devices that can be inserted through small body openings and are used in heart surgery and other operations. Boston Scientific common stock is quoted on the New York Stock Exchange under the symbol BSX. On December 31, 1997, the closing price of Boston Scientific common stock was $45.88 per share.

     At December 31, 1997, Cohesion's shares of Boston Scientific common stock are classified as available-for-sale and have been recorded at the estimated fair value of $55.4 million. The $50.2 million unrealized gain ($55.4 million estimated fair value less $5.2 million cost) on these available-for-sale securities has been reported as a separate component of stockholder's equity, net of tax.

     In August 1997, Cohesion entered into certain costless collar instruments to hedge a portion (650,000 shares) of the Boston Scientific equity securities against changes in market value. Gains and losses on these instruments are recorded as an adjustment to unrealized gains and losses on marketable securities with a corresponding receivable or payable recorded. A costless collar instrument is a purchased put option and a written call option on a specific equity security such that the cost of the purchased put and the proceeds of the written call offset each other; therefore, there is no initial cost or cash outflow for these instruments.

     The fair value of the purchased puts and the written calls were determined based on quoted market prices at year end. At December 31, 1997, the notional amount of the put and call options were $41.2 million and $64.1 million, respectively. The carrying value, which reflects Cohesion's receivable under these instruments, and the fair value of the equity collars at December 31, 1997 were $11.4 million and $10.6 million, respectively.

 6. INVESTMENT IN INNOVASIVE DEVICES, INC.

     In October 1995, Cohesion purchased approximately 844,000 shares of common stock, representing approximately 9% of the outstanding capital stock of Innovasive Devices for $4.1 million and entered into a collaborative product development agreement (the "Development Agreement"). Innovasive Devices develops, manufactures and markets tissue and bone reattachment systems which are particularly relevant to the sports medicine and arthroscopy segments of the orthopaedic surgery market. Cohesion, pursuant to the intercompany agreements, assumed Collagen's relationship and obligations with Innovasive Devices. Cohesion and Innovasive Devices are collaborating to develop certain resorbable mechanical tissue-fixation devices utilizing collagen-based biomaterials for applications in orthopaedic tissue repairs. Pursuant to the terms of the Development Agreement, Cohesion is performing development activities in accordance with a project plan and Innovasive Devices is reimbursing Cohesion for such activities in accordance with the project budget. Accordingly, over the next several years, the collaboration will require Cohesion's expertise with collagen-based biomaterials and a small percentage of Cohesion's research and development expenditures. In the event that marketable products are developed as a result of this collaboration, Cohesion will have the right (but no obligation) to manufacture such products.

     Prior to October 1996, Cohesion's 844,000 shares of common stock of Innovasive Devices were valued at cost or $4.1 million due to restrictions which prevented the sale of any of Cohesion's shares of common stock

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 6. INVESTMENT IN INNOVASIVE DEVICES, INC. (CONTINUED) of Innovasive Devices. At December 31, 1997, restrictions were no longer applicable on 93,000 shares of the common stock which Cohesion held in Innovasive Devices. Cohesion carries the portion of its investment in Innovasive Devices which can be sold within one year, as an available-for-sale investment at market value, or $848,000 at December 31, 1997, reflecting an unrealized gain of $401,000 ($848,000 estimated fair value less $447,000 cost), which has been included in a separate component of stockholder's equity, net of tax. The remaining 751,000 restricted shares of common stock continue to be valued at cost. The investment in Innovasive is included in "other investments and assets" in the accompanying balance sheets.

     During fiscal 1996 and 1997 and the six months ended December 31, 1997, Cohesion did not sell any of its shares of common stock of Innovasive Devices. Innovasive Devices' common stock is quoted on The Nasdaq Stock Market under the symbol IDEA. The closing price of Innovasive Devices' common stock at December 31, 1997, was $9.13 per share. At December 31, 1997, Cohesion held approximately a 9% ownership position in Innovasive Devices.

 7. ACQUISITIONS OF COHESION CORPORATION

     Collagen increased its ownership position in Cohesion Corporation of Palo Alto, California from approximately 40% to 81% in May 1996 and from 81% to approximately 99% in December 1997. Cohesion Corporation is a privately-held company developing novel biomaterials with superior performance characteristics in the area of hemostats, biosealants, and adhesion prevention barriers for surgical applications. In connection with Collagen's May 1996 and December 1997 investments and purchases of Cohesion Corporation shares, $3.0 million and $10.5 million, respectively, of the purchase price was allocated to in-process research and development, which was expensed at the time of the purchases including compensation amounts associated with the purchase of employee stock options in December 1997.

     Cohesion determined the amounts to be allocated to in-process technology for Cohesion Corporation based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. Cohesion concluded that the in-process technology had no alternative future use after taking into consideration the potential for both usage of the technology in different products and for resale of the technology. Such studies are still preliminary and are subject to revision. At December 31, 1997, there were additional unvested options outstanding providing for the purchase of the remaining shares of Cohesion Corporation common stock. Cohesion is determining the future activity, if any, it will take with respect to these options (see
Note 14, "Subsequent Events").

     The unaudited pro forma results of operations of Cohesion assuming the acquisitions of Cohesion Corporation shares occurred on July 1, 1995, on the basis described above with all material intercompany transactions eliminated, are as follows (in thousands):

                                                                                  SIX MONTHS ENDED
                                                         YEARS ENDED JUNE 30,       DECEMBER 31,
                                                         --------------------     ----------------
                                                           1996        1997       1996       1997
                                                         --------     -------     -----     ------
Net income (loss)......................................  $41,275      $4,314      $637      $(448)

     The unaudited pro forma net income (loss) amounts above do not include the charges for in-process research and development aggregating $13.5 million arising from the acquisitions of shares of Cohesion Corporation. The unaudited pro forma information is not necessarily indicative of the actual results of operations had the transaction occurred at the beginning of the periods indicated, nor should it be used to project Cohesion's results of operations for any future dates or periods.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 8. COMMITMENTS

  Minimum lease payments

     Future minimum lease payments under noncancelable operating leases at June 30, 1997 are as follows (in thousands for years ended June 30):

1998........................................................  $  988
1999........................................................     982
2000........................................................     560
2001........................................................     558
2002........................................................     558
Thereafter..................................................   1,347
                                                              ------
          Total minimum lease payments......................  $4,993
                                                              ======

     Rental expense was $833,000, $948,000, $722,000, $356,000 and $474,000 in
fiscal 1995, 1996, and 1997 and for the six months ended December 31, 1996 and 1997, respectively.

  Revolving Line of Credit Agreement

     In November 1994, Collagen entered into a $7.0 million revolving line of credit with a bank, secured by shares of Target common stock. The terms of this facility contained certain financial covenants. In December 1995, the $7 million revolving line of credit was increased to $15.0 million. During fiscal 1996, $5.0 million was borrowed under this agreement. In June 1997, Collagen repaid the outstanding balance and canceled the revolving line of credit agreement prior to its expiration date of November 15, 1997. Interest associated with this agreement was, at Collagen's option, based on either the prime rate plus 1/2% or the Eurodollar rate plus the lesser of 1 1/4% or the Alternate LIBOR applicable margin. Interest was payable monthly. Additionally, Collagen was required to pay, on a quarterly basis, a commitment fee of 3/8 of 1% per annum of the unused portion. The weighted average interest rate was 8.1% on the outstanding short-term borrowings at June 30, 1996. The revolving line of credit was allocated to Cohesion because the credit facility was secured by shares of Target common stock, which were also allocated to Cohesion.

  Bonus Agreement

     In February 1996, Collagen entered into a cash bonus agreement with Collagen's Chairman and Chief Executive Officer whereby cash bonuses in the amounts of $325,000, $305,000, $285,000, $265,000 and $245,000 would be paid to him on February 13 of each of the following five years beginning in 1997, providing that he continued to serve Collagen on the applicable payment date. On February 10, 1997, Mr. Palefsky resigned as Chief Executive Officer and subsequently resigned as Chairman of the Board of Directors on June 20, 1997, and as a result, the February 13, 1997 payment and future payments were not required to be paid under this bonus agreement. The bonus agreement was replaced by the officer separation agreement. Under the officer separation agreement, Mr. Palefsky will continue to serve as a consultant to Cohesion during the next two years and as a result, Cohesion will make payments to Mr. Palefsky during fiscal 1998 and fiscal 1999 totaling $575,000 and $233,000, respectively.

 9. LEGAL MATTERS

     In May 1997, Collagen settled its lawsuit with Matrix, which had been pending since December 1994. The lawsuit involved Collagen's claims of trade secret misappropriation against Matrix and two former

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

 9. LEGAL MATTERS (CONTINUED)
Collagen employees hired by Matrix in 1992, as well as cross-complaints against Collagen by Matrix and the two employees for defamation and violation of state unfair competition law.

     Collagen granted Matrix a nonexclusive license to certain intellectual property (which was transferred to Cohesion effective January 1, 1998) for certain nonmonetary consideration. The lawsuit was settled and dismissed with prejudice. All claims by and against all parties have been released.

     Cohesion is involved in other legal actions arising in the ordinary course of business. While the outcome of such matters is currently not determinable, it is management's opinion that these matters will not have a material adverse effect on Cohesion's consolidated financial position or results of its operations.

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY

  Preferred Stock

     Cohesion has authorized 5,000,000 shares of preferred stock with a par value of $0.001 per share. Each share of preferred stock is convertible into one share of common stock at the option of the holder. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which Cohesion receives at least $10,000,000 in gross proceeds.

     Preferred stockholders are entitled to noncumulative dividends at an annual rate of $0.10 per share. Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends have been declared as of December 31, 1997.

     Preferred stockholders are entitled to a liquidation preference of $1.00 per share plus all declared and unpaid dividends. If, upon liquidation, the assets of Cohesion are insufficient to permit the payment to the preferred stockholders of the full liquidation preference, the assets of Cohesion will be distributed ratably among the preferred stockholders. If the assets are more than sufficient to pay the full preferences, then, following the payment of the full preferences, the remaining assets of Cohesion shall be distributed ratably to any holders of common stock.

  Stock Options

     Each employee (including officers), consultant, and non-employee director of Collagen or any subsidiary of Collagen who, immediately prior to the Spinoff date, holds a vested Collagen stock option will, in connection with the Spinoff, receive two new options in replacement of the original vested Collagen stock option, one to acquire shares of Collagen's common stock and the other to acquire shares of Cohesion's common stock.

     Each employee (including officers), consultant, and non-employee director of Collagen or any subsidiary of Collagen who, immediately prior to the Spinoff date, holds an unvested Collagen stock option will, in connection with the Spinoff, receive a new option in replacement of the unvested Collagen stock option to acquire shares of common stock of the entity (Collagen or Cohesion) by which such optionee shall be employed or retained as an employee, consultant or non-employee director following the distribution.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY (CONTINUED)
     The exercise price of each new option will be determined in accordance with Emerging Issues Task Force Issue 90-9 as to be agreed upon by Collagen's Board and the Cohesion Board (or any committee thereof), after consultation with legal and accounting advisors. The exercise price of each new option is expected to generally preserve any spread between the exercise price of the replaced option and the fair market value of Collagen's stock on the Spinoff date. The exercise price, as adjusted in light of the above considerations, is not intended to result in any compensation expense to Collagen or Cohesion.

  Stock Purchase Plan

     The Board of Directors of Collagen has designated Cohesion and each of Cohesion's subsidiaries as a designated subsidiary under the Collagen Employee Stock Purchase Plan ("ESPP") as of January 1, 1998. The Collagen ESPP and the offering period that commenced on January 1, 1998 under the Collagen ESPP will terminate one week prior to the record date for the Spinoff and all employee contributions through such date will be used to purchase shares of Collagen common stock. As of that date, Collagen and Cohesion expect to have adopted new employee stock purchase plans having such terms as are approved by the respective Board of Directors, and the initial offering periods under each such plan shall commence on or shortly after the Spinoff date (see Note 14, "Subsequent Events").

  Subsidiary Stock Information

  Stock Options

     In April 1996, the Board of Directors of Cohesion Corporation approved the adoption of the 1996 Cohesion Corporation Stock Option Plan which authorized the issuance of 475,000 shares of Cohesion Corporation common stock under the plan. In May 1997, the Board of Directors of Cohesion Corporation authorized the issuance of an additional 300,000 shares of Cohesion Corporation stock under the plan. The Board of Directors of Cohesion Corporation may grant incentive stock options or non-statutory stock options to officers, directors, key employees and consultants to purchase Cohesion Corporation's common stock. The options are granted at no less than the fair market value at the dates of grant and generally expire after ten years. Incentive stock options have a one-year cliff period, at which time 25% of the options become vested with monthly vesting thereafter, not to exceed a four-year vesting period from the vesting commencement date. Non-statutory stock options become exercisable on a monthly basis over a three-year period from the date of grant. The shares issued under the plan are not convertible into shares of Cohesion, and Cohesion does not have repurchase rights with respect to such shares (see Note 14, "Subsequent Events").

     At December 31, 1997, the total number of shares of common stock reserved for issuance under the Cohesion Corporation Stock Option Plan was 775,000.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY (CONTINUED)
     Stock option activities under the Cohesion Corporation Stock Option Plan were as follows:

                                                                                     WEIGHTED
                                                                                      AVERAGE
                                                                                     EXERCISE      NUMBER
                                                  NUMBER     OPTION EXERCISE PRICE   PRICE PER    OF SHARES
                                                 OF SHARES      RANGE PER SHARE        SHARE     EXERCISABLE
                                                 ---------   ---------------------   ---------   -----------
Outstanding at May 1, and June 30, 1996........   307,000        $0.20 - $0.20         $0.20        39,146
Granted........................................   133,000        0.70 -  0.70           0.70
                                                 --------        ------------          -----
Outstanding at June 30, 1997...................   440,000        0.20 -  0.70           0.35       132,174
Granted........................................   154,000        0.70 -  0.70           0.70
Exercised......................................  (127,410)       0.20 -  0.70           0.25
Forfeitures or expired.........................   (38,437)       0.20 -  0.70           0.57
                                                 --------        ------------          -----
Outstanding at December 31, 1997...............   428,153        $0.20 - $0.70         $0.49       188,457
                                                 ========        ============          =====
Available for grant at December 31, 1997.......   219,437
                                                 ========

  Stock Compensation

     Cohesion and Cohesion Corporation have elected to follow Accounting Principles Board Statement No. 25 ("APB No. 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employees stock options. Under APB No. 25, because the exercise price of the employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is generally recognized.

     Pro forma information regarding net income is required by SFAS 123 and determined as if Cohesion and its subsidiaries had accounted for the Cohesion Corporation employee stock options granted subsequent to Cohesion's acquisition of a majority ownership in Cohesion Corporation in May 1996 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted-average assumptions for 1996 and 1997: risk-free interest rate of 5.38% and 6.05%, respectively; volatility factor of the expected market price of Cohesion Corporation's Common Stock of 0.43 and 0.49, respectively; no dividend payments; and a weighted-average expected life of the options of 5 years and 5.5 years, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

10. STOCKHOLDER'S AND PARENT COMPANY EQUITY (CONTINUED)
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net income over the options' vesting period. Cohesion's pro forma information follows (in thousands):

                                                            YEARS ENDED JUNE 30,
                                                            ---------------------
                                                              1996         1997
                                                            ---------    --------
Pro forma net income......................................   $38,674      $4,973

     Because SFAS 123 is applicable only to options granted subsequent to May 1996, its pro forma effect will not be fully reflected until 1998. In addition, such information does not include the effects of the options of Cohesion to be issued in replacement of existing Collagen stock options in connection with the expected Spinoff of Cohesion.

     The following table summarizes information about Cohesion Corporation stock options outstanding at June 30, 1997:

                    OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
-----------------------------------------------------------   -------------------------------
                                                 WEIGHTED
                                                  AVERAGE         NUMBER
                                  WEIGHTED       REMAINING    EXERCISABLE AS      WEIGHTED
   RANGE OF        NUMBER         AVERAGE       CONTRACTUAL    OF JUNE 30,        AVERAGE
EXERCISE PRICES  OUTSTANDING   EXERCISE PRICE      LIFE            1997        EXERCISE PRICE
---------------  -----------   --------------   -----------   --------------   --------------
          $0.20    307,000         $0.20           8.76          126,896           $0.20
           0.70    133,000          0.70           9.53            5,278            0.70
                   -------         -----           ----          -------           -----
  $0.20 - $0.70    440,000         $0.35           9.00          132,174           $0.22
                   =======         =====           ====          =======           =====

     The weighted-average fair value of options granted during the years ended June 30, 1996 and 1997 were $.10 and $.33 per share, respectively.

11. INTERNATIONAL SALES, MAJOR CUSTOMER, AND PRODUCTS

     Export sales, which were in European countries only, were $25,000 in fiscal 1995, $83,000 in fiscal 1996, $124,000 in fiscal 1997 and $102,000 and $51,000 in the six months ended December 31, 1996 and 1997, respectively.

     During fiscal years 1995, 1996, 1997 and the six months ended December 31, 1996 and 1997, Cohesion realized product sales from its marketing partner, Zimmer, of $3.0 million, $3.1 million, $1.9 million, $1.0 million and $1.0 million, respectively, which represented 85%, 86%, 77%, 74% and 77% of product sales. Zimmer has exclusive marketing rights for Collagraft bone graft products in the United States and Asia.

12. INCOME TAXES

     Cohesion uses the liability method of accounting for income taxes required by SFAS No. 109. The provision was prepared on the basis that Cohesion filed separate tax returns in each year.

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

12. INCOME TAXES (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Cohesion's deferred tax assets and liabilities as of June 30, 1996 and 1997 are presented below (in thousands):

                                                                   JUNE 30,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Deferred tax liabilities:
  Unrealized gain on Boston Scientific (Target) stock.......  $23,860    $32,507
  Investments...............................................    3,154      2,507
  Intangible assets.........................................       64         38
  Property, plant & equipment...............................       13         --
                                                              -------    -------
          Total deferred tax liabilities....................   27,091     35,052
                                                              -------    -------
Deferred tax assets:
  Equity in losses of affiliates............................    3,336      3,190
  State income taxes........................................    2,523      1,306
  Non-deductible accruals...................................    1,000      1,127
  Other.....................................................       95        175
  Valuation allowance.......................................   (3,301)    (3,157)
                                                              -------    -------
          Total deferred tax assets.........................    3,653      2,641
                                                              -------    -------
          Net deferred tax liabilities......................  $23,438    $32,411
                                                              =======    =======

     The valuation allowance increased by $685,000 and $2.1 million in fiscal 1995 and fiscal 1996, respectively and decreased by $144,000 in fiscal 1997. Significant components of the provision for income taxes are as follows (in thousands):

                                                              YEARS ENDED JUNE 30,
                                                           --------------------------
                                                           1995      1996       1997
                                                           -----    -------    ------
Current:
  Federal................................................  $(176)   $31,085    $1,981
  State..................................................    422      8,141       875
                                                           -----    -------    ------
          Total current..................................    246     39,226     2,856
                                                           -----    -------    ------
Deferred:
  Federal................................................     --     (6,732)      203
  State..................................................    307       (776)      103
                                                           -----    -------    ------
          Total deferred.................................    307     (7,508)      306
                                                           -----    -------    ------
                                                           $ 553    $31,718    $3,162
                                                           =====    =======    ======

                          COHESION TECHNOLOGIES, INC.

                                 JUNE 30, 1997
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND
                                     AS OF
                        DECEMBER 31, 1997 IS UNAUDITED)

12. INCOME TAXES (CONTINUED)
     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows (in thousands):

                                                               YEARS ENDED JUNE 30,
                                                            --------------------------
                                                            1995      1996       1997
                                                            -----    -------    ------
Income (loss) before income taxes.........................  $(348)   $70,365    $7,476
                                                            =====    =======    ======
Expected tax at 35% or 34%................................  $(118)   $24,628    $2,617
State income tax, net of federal benefit..................     93      4,002       725
In-process research and development.......................     --      1,050        --
Equity in losses of affiliates............................    728      1,863      (278)
Benefit from favorable tax settlement.....................   (163)        --        --
Other.....................................................     13        175        98
                                                            -----    -------    ------
                                                            $ 553    $31,718    $3,162
                                                            =====    =======    ======

13. STATEMENTS OF CASH FLOWS

     Supplemental disclosure of cash flow information (in thousands):

                                                                          SIX MONTHS ENDED
                                              YEARS ENDED JUNE 30,          DECEMBER 31,
                                           ---------------------------    ----------------
                                            1995      1996       1997      1996      1997
                                           ------    -------    ------    -------    -----
Cash paid during the year for:
  Interest...............................  $2,113    $ 2,532    $  377    $  188      $--
  Income taxes (net of refunds)..........      --     36,763     2,370     2,350       --

14. SUBSEQUENT EVENTS (UNAUDITED)

     In April 1998, Cohesion's Board adopted, and Collagen, as the sole stockholder of Cohesion approved, Cohesion's 1998 Stock Option Plan, the 1998 Employee Stock Purchase Plan and the Directors' Stock Option Plan and reserved 2,607,000 shares, 250,000 shares and 268,000 shares of common stock, respectively, for issuance thereunder.

     Following the Spinoff and approval by Cohesion's Board of Directors, Cohesion anticipates offering to exchange or substitute the outstanding options of Cohesion Corporation for options to acquire approximately 620,000 shares of the common stock of Cohesion. The new options are expected to have an exercise price substantially less than the fair market value of Cohesion's shares at the time of such exchange, based on an assumed exchange ratio of 1.67 to 1 as anticipated and to be determined by the Board of Directors. Assuming such offers are accepted by the Cohesion Corporation option holders and assuming an expected fair value of $10.00 per share at the date of the exchange, Cohesion expects to record a non-cash compensation expense of approximately $1.5 million at the date of the exchange in connection with vested options and an additional $4.5 million of deferred compensation to be amortized during the next three fiscal years.

                          COHESION TECHNOLOGIES, INC.
                       DESCRIPTION OF UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The terms of the Spinoff are described in "Proposal No. 1: The
Spinoff -- Manner of Effecting the Spinoff" included elsewhere in this Proxy Statement.

     The unaudited pro forma balance sheet as of December 31, 1997, and the unaudited pro forma statements of operations for the year ended June 30, 1997, and the six months ended December 31, 1997, and the related explanatory notes are presented to show the effects of the Spinoff and the January 1, 1998 contribution by Collagen under the Separation and Distribution Agreement and activities under the Collagraft Supply Agreement and the Research and Development Agreement on the financial position and results of operations of Cohesion, assuming that the Spinoff has already occurred and that the provisions of these agreements had been in place as of December 31, 1997, for purposes of the balance sheet and as of July 1, 1996, for the purposes of the statements of operations. The pro forma financial information is not necessarily indicative of the actual results that would have occurred had the contribution by Collagen and the Spinoff occurred on these dates or of the future results of operations and financial position of Cohesion.

     The pro forma financial information gives effect to the adjustments set forth in the notes thereto. Management believes that the assumptions used in preparing the pro forma financial information provide a reasonable basis for presenting all of the significant effects of the Spinoff and related agreements, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the pro forma financial information.

     This pro forma financial information should be read in conjunction with the separate historical consolidated financial statements of Cohesion included elsewhere in this Proxy Statement.

                          COHESION TECHNOLOGIES, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
ASSETS
Current Assets:
  Cash and cash equivalents................................   $   500        $    --       $   500
  Short-term investments...................................     1,332             --         1,332
  Accounts receivable, less allowance for doubtful accounts
     of $2.................................................       311             --           311
  Inventories..............................................        30             --            30
  Current deferred taxes...................................       875             --           875
  Receivable due from sales of Boston Scientific
     Corporation stock.....................................     3,146             --         3,146
  Other current assets.....................................       621             --           621
                                                              -------        -------       -------
          Total current assets.............................     6,815             --         6,815
Property and equipment, net................................     2,045             --         2,045
Intangible assets, net.....................................     1,404             --         1,404
Investment in Boston Scientific Corporation................    55,411             --        55,411
Other investments..........................................     8,724             --         8,724
Long-term deferred taxes...................................     1,396             --         1,396
Loans to officers and employees............................       159             --           159
Receivable from equity collar investment...................    11,404             --        11,404
Other assets...............................................        91             --            91
                                                              -------        -------       -------
                                                              $87,449        $    --       $87,449
                                                              =======        =======       =======
LIABILITIES AND STOCKHOLDER'S AND PARENT COMPANY EQUITY
Current liabilities:
  Accounts payable.........................................   $   145        $    --       $   145
  Accrued compensation.....................................       536             --           536
  Accrued liabilities......................................     3,074             --         3,074
  Income taxes payable.....................................       300             --           300
  Other current liabilities................................        65             --            65
                                                              -------        -------       -------
          Total current liabilities........................     4,120             --         4,120
Long-term liabilities:
  Deferred income taxes....................................    27,973             --        27,973
  Other long-term liabilities..............................        50             --            50
                                                              -------        -------       -------
          Total long-term liabilities......................    28,023             --        28,023
Commitments and contingencies
Stockholder's and parent company equity:
  Preferred stock; $0.001 par value; 10 shares outstanding
     historical and no shares outstanding pro forma........        --             --            --
  Common stock; $0.001 par value; no shares outstanding
     historical and 8,962,729 shares outstanding pro
     forma.................................................        --              9(1)          9
  Additional paid-in capital...............................     9,621          8,886(1)     18,507
  Parent company equity....................................     8,895         (8,895)(1)        --
  Unrealized gain on available-for-sale investments........    36,790             --        36,790
                                                              -------        -------       -------
          Total stockholder's and parent company equity....    55,306             --        55,306
                                                              -------        -------       -------
                                                              $87,449        $    --       $87,449
                                                              =======        =======       =======

The accompanying Notes to Unaudited Pro Forma Consolidated Financial Information
                   are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            YEAR ENDED JUNE 30, 1997          SIX MONTHS ENDED DECEMBER 31, 1997
                                      ------------------------------------   -------------------------------------
                                                    PRO FORMA                              PRO FORMA
                                      HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                      ----------   -----------   ---------   ----------   -----------    ---------
Revenue -- product sales............   $  2,527      $    --     $  2,527     $  1,234      $    --      $  1,234
Costs and expenses:
  Cost of sales.....................      2,105         (589)(2)    1,516          692           48(2)        740
  Research and development..........      9,627       (1,313)(3)    8,314        7,402       (1,015)(3)     6,387
  General and administrative........      7,153           --        7,153        2,591           --         2,591
  Purchased in-process research and
     development....................         --           --           --       10,530           --        10,530
                                       --------      -------     --------     --------      -------      --------
     Total costs and expenses.......     18,885       (1,902)      16,983       21,215         (967)       20,248
                                       --------      -------     --------     --------      -------      --------
Loss from operations................    (16,358)       1,902      (14,456)     (19,981)         967       (19,014)
Other income (expense):
  Net gain on investments,
     principally Boston Scientific
     Corporation....................      9,063           --        9,063        8,775           --         8,775
  Net gain on sale of investment in
     Prograft Medical, Inc..........     15,395           --       15,395           --           --            --
  Equity in losses of other
     affiliates.....................       (813)          --         (813)          (9)          --            (9)
  Interest income...................        566           --          566          236           --           236
  Interest expense..................       (377)          --         (377)          --           --            --
                                       --------      -------     --------     --------      -------      --------
Income (loss) before provision for
  income taxes and minority
  interest..........................      7,476        1,902        9,378      (10,979)         967       (10,012)
Provision for income taxes..........      3,162          723(4)     3,885           --           --(4)         --
Minority interest...................       (667)          --         (667)          --           --            --
                                       --------      -------     --------     --------      -------      --------
Net income (loss)...................   $  4,981      $ 1,179     $  6,160     $(10,979)     $   967      $(10,012)
                                       ========      =======     ========     ========      =======      ========
Basic net income (loss) per
  share(5)..........................                             $   0.70                                $  (1.13)
                                                                 ========                                ========
Diluted net income (loss) per
  share(5)..........................                             $   0.69                                $  (1.13)
                                                                 ========                                ========
Shares used in calculating basic net
  income (loss) per share(5)........                                8,804                                   8,857
                                                                 ========                                ========
Shares used in calculating diluted
  net income (loss) per share(5)....                                8,930                                   8,857
                                                                 ========                                ========

The accompanying Notes to Unaudited Pro Forma Consolidated Financial Information
                   are an integral part of these statements.

                          COHESION TECHNOLOGIES, INC.
                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The pro forma information presented is theoretical in nature and not necessarily indicative of the future results of operations or financial position of Cohesion Technologies, Inc. ("Cohesion") or the results of operations and financial position which would have resulted had Cohesion been a stand-alone company during the periods presented. The pro forma financial information reflect the effects of the Spinoff and the January 1, 1998 contribution by Collagen under the Separation and Distribution Agreement, the Collagraft Supply Agreement, and the Research and Development Agreement between Collagen Corporation and Cohesion.

PRO FORMA BALANCE SHEET ADJUSTMENTS

1. STOCKHOLDER'S EQUITY

     These adjustments have been made as if the January 1, 1998 contribution by Collagen Corporation under the Separation and Distribution Agreement and the Spinoff had occurred as of December 31, 1997. The pro forma number of shares outstanding assumes a one-for-one share distribution in connection with the Spinoff.

PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

2. COST OF SALES

     This adjustment has been made to cost of sales to reflect the pricing under the Supply agreements between Cohesion and Collagen as if such prospective arrangements had been in place during the periods presented.

3. RESEARCH AND DEVELOPMENT

     This adjustment has been made to research and development expense to reflect the reimbursement of project costs under the Recombinant Technology and Development License agreement between Cohesion and Collagen as if such prospective arrangements had been in place during the periods presented.

4. INCOME TAXES

     This adjustment reflects the necessary change in the income tax provision that would occur if the Spinoff had occurred on July 1, 1996, considering all pro forma adjustments as described above. Such pro forma change was insignificant for the six months ended December 31, 1997.

5. NET INCOME (LOSS) PER SHARE

     Pro forma share and per share data has been presented for the year ended June 30, 1997 and the six months ended December 31, 1997 assuming the distribution of shares of Cohesion common stock to Collagen's stockholders based on the number of Collagen common shares and common equivalent shares outstanding for those periods, assuming a one-for-one exchange ratio in the Spinoff.

                              COLLAGEN CORPORATION
                DESCRIPTION OF UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

     The terms of the Spinoff are described in "Proposal No. 1: The
Spinoff -- Manner of Effecting the Spinoff" included elsewhere in this Proxy Statement.

     The unaudited pro forma balance sheet as of December 31, 1997, and the unaudited pro forma statements of operations for the year ended June 30, 1997, and the six months ended December 31, 1997, and the related explanatory notes are presented to show the effects of the Spinoff and the January 1, 1998 contribution by Collagen under the Separation and Distribution Agreement and activities under the Collagraft Supply Agreement and the Research and Development Agreement on the financial position and results of operations of Collagen Corporation, assuming that the Spinoff has already occurred and that the provisions of these agreements had been in place as of December 31, 1997, for purposes of the balance sheet and as of July 1, 1996, for the purposes of the statements of operations. The pro forma financial information is not necessarily indicative of the actual results that would have occurred had the contribution by Collagen and the Spinoff occurred on these dates or of the future results of operations and financial position of Collagen Corporation.

     The pro forma financial information gives effect to the adjustments set forth in the notes thereto. Management believes that the assumptions used in preparing the pro forma financial information provide a reasonable basis for presenting all of the significant effects of the Spinoff and related agreements, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the pro forma financial information.

     This pro forma financial information should be read in conjunction with the consolidated financial statements and the related notes in Collagen Corporation's Annual Report on Form 10-K for the year ended June 30, 1997 and Collagen Corporation's Quarterly Report on Form 10-Q for the six months ended December 31, 1997.

                              COLLAGEN CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           HISTORICAL         SPINOFF         HISTORICAL       PRO FORMA      PRO
                                        (BEFORE SPINOFF)    ADJUSTMENTS     (AFTER SPINOFF)   ADJUSTMENTS    FORMA
                                        ----------------   --------------   ---------------   -----------   --------
ASSETS
Current Assets:
  Cash and cash equivalents...........      $  9,076          $   (500)        $  8,576           $--       $  8,576
  Short-term investments..............         3,656            (1,332)           2,324           --           2,324
  Accounts receivable, less allowance
    for doubtful accounts ($462
    historical and $460 after spinoff
    and pro forma adjustments)........        12,671              (311)          12,360           --          12,360
  Inventories.........................        12,687               (30)          12,657           --          12,657
  Current deferred taxes..............         3,412              (875)           2,537           --           2,537
  Other current assets................         8,233            (3,767)           4,466           --           4,466
                                            --------          --------         --------           --        --------
         Total current assets.........        49,735            (6,815)          49,920           --          49,920
Property and equipment, net...........        15,453            (2,045)          13,408           --          13,408
Intangible assets, net................        13,273            (1,404)          11,869           --          11,869
Investment in Boston Scientific
  Corporation.........................        55,411           (55,411)              --           --              --
Other investments.....................         9,831            (8,724)           1,107           --           1,107
Long-term deferred taxes..............         2,948            (1,396)           1,552           --           1,552
Other assets..........................        12,326           (11,654)             672           --             672
                                            --------          --------         --------           --        --------
                                            $158,977          $(87,449)        $ 71,528           $--       $ 71,528
                                            ========          ========         ========           ==        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................      $  1,734          $   (145)        $  1,589           $--       $  1,589
  Accrued compensation................         3,983              (536)           3,447           --           3,447
  Accrued liabilities.................        10,700            (3,074)           7,626           --           7,626
  Income taxes payable................         9,060              (300)           8,760           --           8,760
  Other current liabilities...........            64               (65)              (1)          --              (1)
                                            --------          --------         --------           --        --------
         Total current liabilities....        25,541            (4,120)          21,421           --          21,421
Long-term liabilities:
  Deferred income taxes...............        28,179           (27,973)             206           --             206
  Other long-term liabilities.........         1,762               (50)           1,712           --           1,712
                                            --------          --------         --------           --        --------
         Total long-term
           liabilities................        29,941           (28,023)           1,918           --           1,918
Commitments and contingencies
Minority interest.....................            20                --               20           --              20
Stockholders' Equity:
  Preferred stock, $.01 par value,
    authorized: 5,000,000 shares; none
    issued or outstanding.............            --                --               --           --              --
  Common shares, $.01 par value,
    authorized: 28,950,000 shares,
    issued: 10,910,629 shares,
    outstanding: 8,962,729 shares.....           110                --              110           --             110
  Additional paid-in capital..........        68,659           (18,516) (1)      50,143           --          50,143
  Retained earnings...................        40,699                --           40,699           --          40,699
  Accumulated translation
    adjustment........................        (2,017)               --           (2,017)          --          (2,017)
  Unrealized gain on
    available-for-sale investments....        36,790           (36,790)              --           --              --
  Treasury Stock, at cost, 1,947,900
    shares............................       (40,766)               --          (40,766)          --         (40,766)
                                            --------          --------         --------           --        --------
         Total stockholders' equity...       103,475           (55,306)          48,169           --          48,169
                                            --------          --------         --------           --        --------
                                            $158,977          $(87,449)        $ 71,528           $--       $ 71,528
                                            ========          ========         ========           ==        ========

The accompanying Notes to Unaudited Pro Forma Consolidated Financial Information
                   are an integral part of these statements.

                              COLLAGEN CORPORATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED JUNE 30, 1997
                               ----------------------------------------------------------------------------
                                  HISTORICAL        SPINOFF       HISTORICAL       PRO FORMA
                               (BEFORE SPINOFF)   ADJUSTMENTS   (AFTER SPINOFF)   ADJUSTMENTS     PRO FORMA
                               ----------------   -----------   ---------------   -----------     ---------
Revenue -- product sales......     $ 71,812        $ (2,527)        $69,285       $  1,516(2)      $70,801
Costs and expenses:
  Cost of sales...............       20,308          (2,105)         18,203            2,105(2)     20,308
  Research and development....       18,840          (9,627)          9,213            1,313(3)     10,526
  Selling, general and
    administrative............       43,576          (7,153)         36,423               --        36,423
  Purchased in-process
    research and
    development...............           --              --              --               --            --
                                   --------        --------         -------       ----------       -------
      Total costs and expenses       82,724         (18,885)         63,839            3,418        67,257
                                   --------        --------         -------       ----------       -------
Income (loss) from
  operations..................      (10,912)         16,358           5,446           (1,902)        3,544
Other income (expense):
  Net gain on investments,
    principally Boston
    Scientific Corporation....        9,063          (9,063)             --               --            --
  Net gain on investment in
    Prograft Medical, Inc.....       15,395         (15,395)             --               --            --
  Equity in losses of other
    affiliates................         (970)            813            (157)              --          (157)
  Interest income.............        1,111            (566)            545               --           545
  Interest expense............         (473)            377             (96)              --           (96)
                                   --------        --------         -------       ----------       -------
Income (loss) before provision
  for income taxes and
  minority interest...........       13,214          (7,476)          5,738           (1,902)        3,836
Provision for income taxes....        6,607          (3,162)          3,445             (723)(4)     2,722
Minority interest.............         (764)            667             (97)              --           (97)
                                   --------        --------         -------       ----------       -------
Net income (loss).............     $  7,371        $ (4,981)        $ 2,390       $   (1,179)      $ 1,211
                                   ========        ========         =======       ==========       =======
Basic net income (loss) per
  share.......................     $   0.84                                                        $  0.14
                                   ========                                                        =======
Diluted net income (loss) per
  share.......................     $   0.83                                                        $  0.14
                                   ========                                                        =======
Shares used in calculating
  basic net income (loss) per
  share.......................        8,804                                                          8,804
                                   ========                                                        =======
Shares used in calculating
  diluted net income (loss)
  per share...................        8,930                                                          8,930
                                   ========                                                        =======

                                                     SIX MONTHS ENDED DECEMBER 31, 1997
                                ----------------------------------------------------------------------------
                                   HISTORICAL        SPINOFF       HISTORICAL       PRO FORMA
                                (BEFORE SPINOFF)   ADJUSTMENTS   (AFTER SPINOFF)   ADJUSTMENTS     PRO FORMA
                                ----------------   -----------   ---------------   -----------     ---------
Revenue -- product sales......      $ 42,953        $ (1,234)        $41,719         $   740(2)     $42,459
Costs and expenses:
  Cost of sales...............        14,037            (692)         13,345             692(2)      14,037
  Research and development....        11,493          (7,402)          4,091           1,015(3)       5,106
  Selling, general and
    administrative............        21,555          (2,591)         18,964              --         18,964
  Purchased in-process
    research and
    development...............        10,530         (10,530)             --              --             --
                                    --------        --------         -------         -------        -------
      Total costs and expenses        57,615         (21,215)         36,400           1,707         38,107
                                    --------        --------         -------         -------        -------
Income (loss) from
  operations..................       (14,662)         19,981           5,319            (967)         4,352
Other income (expense):
  Net gain on investments,
    principally Boston
    Scientific Corporation....         8,775          (8,775)             --              --             --
  Net gain on investment in
    Prograft Medical, Inc.....            --              --              --              --             --
  Equity in losses of other
    affiliates................          (149)              9            (140)             --           (140)
  Interest income.............           537            (236)            301              --            301
  Interest expense............           (34)             --             (34)             --            (34)
                                    --------        --------         -------         -------        -------
Income (loss) before provision
  for income taxes and
  minority interest...........        (5,533)         10,979           5,446            (967)         4,479
Provision for income taxes....           901              --             901              --(4)         901
Minority interest.............           (27)             --             (27)             --            (27)
                                    --------        --------         -------         -------        -------
Net income (loss).............      $ (6,407)       $ 10,979         $ 4,572         $  (967)       $ 3,605
                                    ========        ========         =======         =======        =======
Basic net income (loss) per
  share.......................      $  (0.72)                                                       $  0.41
                                    ========                                                        =======
Diluted net income (loss) per
  share.......................      $  (0.72)                                                       $  0.40
                                    ========                                                        =======
Shares used in calculating
  basic net income (loss) per
  share.......................         8,857                                                          8,857
                                    ========                                                        =======
Shares used in calculating
  diluted net income (loss)
  per share...................         8,857                                                          8,968
                                    ========                                                        =======

The accompanying Notes to Unaudited Pro Forma Consolidated Financial Information
                   are an integral part of these statements.

                              COLLAGEN CORPORATION
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

     The pro forma information presented is theoretical in nature and not necessarily indicative of the future results of operations or financial position of Collagen Corporation or the results of operations and financial position which would have resulted had Cohesion Technologies, Inc. ("Cohesion") been a stand-alone company during the periods presented. The pro forma financial information reflects the effects of the January 1, 1998 contribution by Collagen under the Separation and Distribution Agreement and activities under the Collagraft Supply Agreement and the Research and Development Agreement between Collagen Corporation and Cohesion.

     Pro forma Spinoff adjustments under the column "Spinoff Adjustments" reflect the separation of Cohesion and Collagen as if such separation had occurred as of December 31, 1997 for purposes of the balance sheet and as of July 1, 1996 for the purposes of the statements of operations.

PRO FORMA BALANCE SHEET ADJUSTMENTS

1. STOCKHOLDERS' EQUITY

     This adjustment has been made as if the contribution of assets and liabilities to Cohesion and the Spinoff had occurred as of December 31, 1997.

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

2. PRODUCT SALES AND COST OF SALES

     These adjustments have been made to reflect the pricing under the Supply Agreements between Cohesion and Collagen as if such prospective arrangements had been in place during the periods presented.

3. RESEARCH AND DEVELOPMENT

     This adjustment has been made to research and development expense to reflect the reimbursement of project costs under the Recombinant Technology and Development License Agreement between Cohesion and Collagen as if such prospective arrangements had been in place during the periods presented.

4. INCOME TAXES

     This adjustment reflects the necessary change in the income tax provision that would occur if the Spinoff had occurred on July 1, 1996, considering all pro forma adjustments. Such pro forma change was insignificant for the six months ended December 31, 1997.